Exhibit 99.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Endo Pharmaceuticals Holdings Inc. is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. Endo Pharmaceuticals Holdings Inc.’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of its published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Endo Pharmaceuticals Holdings Inc.’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment we believe that, as of December 31, 2010, the Company’s internal control over financial reporting is effective based on those criteria.

On November 30, 2010, the Company completed its acquisition of Generics International (US Parent), Inc. (Qualitest). Due to the close proximity of the completion date of the acquisition of Qualitest to the date of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, management excluded Qualitest from its assessment of internal control over financial reporting. Qualitest, a wholly owned subsidiary of the Company, represents, in the aggregate, 36.6% and 1.8% of consolidated total assets and consolidated total revenues, respectively, of the Company as of and for the year ended December 31, 2010. This acquisition is more fully discussed in Note 5 to our Consolidated Financial Statements for the year ended December 31, 2010.

Endo Pharmaceuticals Holdings Inc.’s independent registered public accounting firm has issued its report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. This report appears on page F-4.

/S/ DAVID P. HOLVECK
David P. Holveck President and Chief Executive Officer

/s/ ALAN G. LEVIN
Alan G. Levin
Executive Vice President, Chief Financial Officer

February 28, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Endo Pharmaceuticals Holdings Inc.

Chadds Ford, Pennsylvania

We have audited the accompanying consolidated balance sheets of Endo Pharmaceuticals Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Endo Pharmaceuticals Holdings Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 28, 2011 (October 14, 2011 as to Note 21)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Endo Pharmaceuticals Holdings Inc.

Chadds Ford, Pennsylvania

We have audited the internal control over financial reporting of Endo Pharmaceuticals Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in the accompanying Management’s Report on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Generics International (US Parent), Inc. (Qualitest), which was acquired on November 30, 2010, and whose financial statements constitute 36.6% and 1.8% of consolidated total assets and consolidated total revenues, respectively, of the consolidated financial statement amounts as of and for the year ended December 31, 2010. Accordingly, our audit did not include the internal control over financial reporting at Generics International (US Parent), Inc. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2010 of the Company and our report dated February 28, 2011 (October 14, 2011 as to Note 21) expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 28, 2011

ENDO PHARMACEUTICALS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

(In thousands, except share and per share data)

	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$466,214	$708,462
Restricted cash	—	1,515
Marketable securities	—	25,275
Accounts receivable, net of allowance of $1,130 and $1,023 at December 31, 2010 and 2009	547,807	323,501
Inventories	178,805	84,893
Prepaid expenses and other current assets	22,841	17,081
Auction-rate securities rights, at fair value	—	15,659
Income taxes receivable	3,143	13,762
Deferred income taxes	140,724	90,433

Total current assets	1,359,534	1,280,581

MARKETABLE SECURITIES	23,509	211,792
PROPERTY AND EQUIPMENT, NET	215,295	47,529
GOODWILL	715,005	302,534
OTHER INTANGIBLES, NET	1,531,760	609,909
OTHER ASSETS	67,286	36,458

TOTAL ASSETS	$3,912,389	$2,488,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$241,114	$176,076
Accrued expenses	469,721	286,606
Current portion of long-term debt	24,993	—
Income taxes payable	—	9,498

Total current liabilities	735,828	472,180

DEFERRED INCOME TAXES	217,334	49,180
ACQUISITION-RELATED CONTINGENT CONSIDERATION	16,050	58,470
LONG-TERM DEBT, LESS CURRENT PORTION, NET	1,045,801	322,534
OTHER LIABILITIES	94,047	89,028
COMMITMENTS AND CONTINGENCIES (NOTE 14)
STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.01 par value; 40,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 350,000,000 shares authorized; 136,309,917 and 134,986,612 shares issued; 116,057,895 and 117,270,309 outstanding at December 31, 2010 and 2009, respectively	1,363	1,350
Additional paid-in capital	860,882	817,467
Retained earnings	1,364,297	1,105,291
Accumulated other comprehensive loss	(1,161)	(1,881)
Treasury stock, 20,252,022 and 17,716,303 shares at December 31, 2010 and December 31, 2009, respectively	(483,790)	(424,816)

Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	1,741,591	1,497,411
Noncontrolling interests	61,738	—
Total stockholders’ equity	1,803,329	1,497,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,912,389	$2,488,803

See notes to consolidated financial statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

(In thousands, except per share data)

	2010	2009	2008
REVENUES:
Net sales	$1,601,192	$1,451,577	$1,260,536
Device, service and other revenues	115,037	9,264	—

TOTAL REVENUES	1,716,229	1,460,841	$1,260,536
COSTS AND EXPENSES:
Cost of revenues	504,757	375,058	267,235
Selling, general and administrative	547,605	534,523	488,063
Research and development	144,525	185,317	110,211
Impairment of other intangible assets	35,000	69,000	8,083
Acquisition-related items	18,976	(93,081)	—
Purchased in-process research and development	—	—	(530)

OPERATING INCOME	465,366	390,024	387,474

INTEREST EXPENSE (INCOME), NET	46,601	37,718	(6,107)
OTHER (INCOME) EXPENSE, NET	(1,933)	(3,329)	1,753
GAIN ON EXTINGUISHMENT OF DEBT, NET	—	(4,025)	—

INCOME BEFORE INCOME TAX	420,698	359,660	391,828
INCOME TAX	133,678	93,324	136,492

CONSOLIDATED NET INCOME	$287,020	$266,336	$255,336
Less: Net income attributable to noncontrolling interests	28,014	—	—

NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$259,006	$266,336	$255,336

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	$2.23	$2.27	$2.07
Diluted	$2.20	$2.27	$2.06
WEIGHTED AVERAGE SHARES:
Basic	116,164	117,112	123,248
Diluted	117,951	117,515	123,720

See notes to consolidated financial statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

(In thousands, except share data)

	Endo Pharmaceuticals Holdings Inc. Shareholders
	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Endo Pharmaceuticals Holdings Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
	Number of Shares	Amount				Number of Shares	Amount
BALANCE, JANUARY 1, 2008	134,144,993	$1,341	$704,305	$583,619	$3,025	—	$—	$1,292,290	$—	$1,292,290
Estimated tax sharing distributions due to Endo Pharma LLC	—	—	14	—	—	—	—	14	—	14
Compensation related to stock-based awards	—	—	16,934	—	—	—	—	16,934	—	16,934
Forfeiture of restricted stock awards	(1,131)	—	—	—	—	—	—	—	—	—
Exercise of options	150,191	2	2,233	—	—	—	—	2,235	—	2,235
Tax benefits of stock awards	—	—	(92)	—	—	—	—	(92)	—	(92)
Common stock issued	7,951	—	185	—	—	—	—	185	—	185
Issuance of Convertible Senior Subordinated Notes due 2015, net of tax of $56,417	—	—	85,782	—	—	—	—	85,782	—	85,782
Sale of common stock warrants	—	—	50,371	—	—	—	—	50,371	—	50,371
Purchase of common stock call options	—	—	(107,607)	—	—	—	—	(107,607)	—	(107,607)
Tax benefit of call options	—	—	41,160	—	—	—	—	41,160	—	41,160
Treasury stock acquired	—	—	—	—	—	(17,716,303)	(424,816)	(424,816)	—	(424,816)
Comprehensive income:
Unrealized gain on securities, net of tax	—	—	—	—	(31,098)	—	—	(31,098)	—	(31,098)
Reclassification due to other-than-temporary impairment	—	—	—	—	26,417	—	—	26,417	—	26,417
Net income	—	—	—	255,336	—	—	—	255,336	—	255,336

Total comprehensive income								$250,655	$—	$250,655

BALANCE, DECEMBER 31, 2008	134,302,004	$1,343	$793,285	$838,955	$(1,656)	(17,716,303)	$(424,816)	$1,207,111	$—	$1,207,111

Compensation related to stock-based awards	—	—	19,593	—	—	—	—	19,593	—	19,593
Forfeiture of restricted stock awards	(1,131)	—	—	—	—	—	—	—	—	—
Exercise of options	554,827	6	8,031	—	—	—	—	8,037	—	8,037
Tax benefits of stock awards	—	—	(3,693)	—	—	—	—	(3,693)	—	(3,693)
Common stock issued	130,912	1	251	—	—	—	—	252	—	252
Treasury stock acquired	—	—	—	—	—	—	—	—	—	—
Comprehensive income:
Unrealized loss on securities, net of tax	—	—	—	—	(225)	—	—	(225)	—	(225)
Net income	—	—	—	266,336	—	—	—	266,336	—	266,336

Total comprehensive income								$266,111	$—	$266,111

BALANCE, DECEMBER 31, 2009	134,986,612	$1,350	$817,467	$1,105,291	$(1,881)	(17,716,303)	$(424,816)	$1,497,411	$—	$1,497,411

ENDO PHARMACEUTICALS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008 – (Continued)

(In thousands, except share data)

	Endo Pharmaceuticals Holdings Inc. Shareholders
	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Endo Pharmaceuticals Holdings Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
	Number of Shares	Amount				Number of Shares	Amount
Compensation related to stock-based awards	—	—	22,909	—	—	—	—	22,909	—	22,909
Exercise of options	965,013	9	20,874	—	—	—	—	20,883	—	20,883
Tax benefits of stock awards	—	—	(805)	—	—	—	—	(805)	—	(805)
Common stock issued	358,292	4	437	—	—	—	—	441	—	441
Treasury stock acquired	—	—	—	—	—	(2,535,719)	(58,974)	(58,974)	—	(58,974)
Noncontrolling interests acquired in business combinations	—	—	—	—	—	—	—	—	63,227	63,227
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(28,870)	(28,870)
Buy-out of noncontrolling interests	—	—	—	—	—	—	—	—	(633)	(633)
Comprehensive income:
Unrealized loss on securities, net of tax	—	—	—	—	720	—	—	720	—	720
Net income	—	—	—	259,006	—	—	—	259,006	28,014	287,020

Total comprehensive income								$259,726	$28,014	$287,740

BALANCE, DECEMBER 31, 2010	136,309,917	$1,363	$860,882	$1,364,297	$(1,161)	(20,252,022)	$(483,790)	$1,741,591	$61,738	$1,803,329

See notes to consolidated financial statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(In thousands)

	2010	2009	2008
OPERATING ACTIVITIES:
Net income	$287,020	$266,336	$255,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,404	80,381	46,445
Stock-based compensation	22,909	19,593	16,934
Amortization of deferred financing/debt issuance costs and premium/discount	22,013	19,503	13,833
Provision for bad debts	855	—	—
Selling, general and administrative expenses paid in shares of common stock	220	251	185
Deferred income taxes	(15,420)	(36,395)	3,082
Loss (gain) on disposal of property and equipment	154	(16)	143
Change in the fair value of acquisition-related contingent consideration	(51,420)	(128,090)	—
Loss (gain) on auction-rate securities rights	15,659	11,662	(27,321)
(Gain) loss on trading securities	(15,420)	(15,222)	4,225
(Gain) on extinguishment of debt, net	—	(4,025)	—
Impairment of long-lived assets	35,000	69,000	12,680
Purchased in-process research and development	—	—	(530)
Other-than-temporary impairment of available-for-sale securities	—	—	26,417
Changes in assets and liabilities which provided (used) cash:
Accounts receivable	(84,659)	(62,584)	3,458
Inventories	13,894	12,920	(11,428)
Prepaid and other assets	(4,003)	13,554	(1,755)
Accounts payable	30,145	12,068	(17,969)
Accrued expenses	93,346	34,112	40,561
Other liabilities	(5,612)	9,653	11,009
Income taxes receivable/payable	561	(7,295)	(19,189)
Note receivable	—	—	(489)

Net cash provided by operating activities	453,646	295,406	355,627

INVESTING ACTIVITIES:
Purchases of property and equipment	(19,891)	(12,415)	(17,428)
Purchases of available-for-sale securities	—	—	(134,211)
Proceeds from sales of trading securities	231,125	23,750	975
Proceeds from sales of available-for-sale securities	—	—	447,111
Proceeds from sale of property and equipment	356	—	27
Principal payments on note receivable	—	—	3,333
License fees	(400)	(4,485)	(85,000)
Acquisitions, net of cash acquired	(1,105,040)	(250,359)	(15,000)
Other investments	(2,473)	(2,000)	(20,000)

Net cash (used in) provided by investing activities	(896,323)	(245,509)	179,807

FINANCING ACTIVITIES:
Capital lease obligations repayments	(313)	(250)	(625)
Tax sharing payments to Endo Pharma LLC	—	—	(671)
Tax benefits of stock awards	1,944	717	307
Deferred financing fees	(13,563)	(5,162)	—
Exercise of Endo Pharmaceuticals Holdings Inc. Stock Options	20,883	8,037	2,235
Principal payments on HealthTronics senior credit facility	(40,000)
Principal payments on Qualitest debt	(406,758)
Principal payments on debt	(61,559)	(120,470)	—
Net proceeds from issuance of debt	786,576	—	370,740
Proceeds from other indebtedness, net	1,696
Purchase of hedge on convertible senior subordinated notes due 2015	—	—	(107,607)
Sale of common stock warrants	—	—	50,371
Purchase of common stock	(58,974)	—	(424,816)
Distributions to noncontrolling interests	(28,870)	—	—
Buy-out of noncontrolling interests, net of contributions	(633)	—	—

Net cash provided by (used in) financing activities	200,429	(117,128)	(110,066)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(242,248)	(67,231)	425,368
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	708,462	775,693	350,325

CASH AND CASH EQUIVALENTS, END OF PERIOD	$466,214	$708,462	$775,693

SUPPLEMENTAL INFORMATION:
Interest paid	$22,187	$19,265	$3,373

Income taxes paid	$143,529	$126,431	$142,660

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment financed by capital leases	$689	$235	$798
Accrual for purchases of property and equipment	$6,793	$2,635	$4,211
Settlement of note receivable	$—	$—	$(46,667)
Acquisition of license rights	$—	$—	$90,657
Transfer of securities from available-for-sale to trading	$—	$—	$228,633

See notes to consolidated financial statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

NOTE 1. DESCRIPTION OF BUSINESS

Endo Pharmaceuticals Holdings Inc., together with its subsidiaries, (the Company or we) is a United States-based, specialty healthcare solutions company focused on high-value branded products and generics as well as devices and services. We aim to partner with healthcare professionals and payment providers to deliver a suite of complementary branded and generic drugs, devices and clinical data to meet the needs of patients in areas such as pain management, urology, oncology and endocrinology. The Company was incorporated on November 18, 1997 under the laws of the State of Delaware.

In the first quarter of 2009, we acquired Indevus Pharmaceuticals (Indevus), a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. On July 2, 2010, we acquired HealthTronics, Inc. a provider of healthcare services and manufacturer of medical devices, primarily for the urology community. On September 20, 2010, we acquired a majority interest in Penwest Pharmaceuticals Co., a drug development company. Additionally, on November 30, 2010, we acquired Qualitest, a privately-held generics company in the U.S.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The Consolidated Financial Statements include the accounts of Endo Pharmaceuticals Holdings Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated.

As a result of the Healthtronics acquisition, we now own interests in various partnerships and limited liability corporations, or LLCs. We consolidate our investments in these partnerships or LLCs, where we, as the general partner or managing member, exercise effective control, even though our ownership is less than 50%. The related governing agreements provide us with broad powers, and the other parties do not participate in the management of the entity and do not have the substantial ability to remove us. We have reviewed each of the underlying agreements and determined we have effective control; however, if it was determined this control did not exist, these investments would be reflected on the equity method of accounting. Although this would change individual line items within our consolidated financial statements, it would have no effect on our net income and/or total stockholders’ equity attributable to Endo Pharmaceuticals Holdings Inc.

Reclassifications— Certain prior period amounts have been reclassified to conform to the current period presentation.

Use of Estimates—Management uses estimates and assumptions in preparing financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the consolidated financial statements.

Customer, Product and Supplier Concentration—We primarily sell our products directly to a limited number of large pharmacy chains and through a limited number of wholesale drug distributors who, in turn, supply products to pharmacies, hospitals, governmental agencies and physicians. Total revenues from customers who accounted for 10% or more of our total revenues during the years ended December 31 are as follows:

	2010	2009	2008
Cardinal Health, Inc.	33%	35%	36%
McKesson Corporation	28%	29%	31%
AmerisourceBergen Corporation.	15%	16%	15%

Revenues from these customers are included within our Branded Pharmaceuticals and Generics segments.

The Company derives a majority of its total revenues from a limited number of products. Products that accounted for 10% or more of our total revenues during the years ended December 31 were as follows:

	2010	2009	2008
Lidoderm®	46%	52%	61%
Opana® ER and Opana®	17%	16%	14%
Percocet®	7%	9%	10%

We have agreements with Novartis Consumer Health, Inc., Novartis AG, Teikoku Seiyaku Co., Ltd., Almac Pharma Services, Sharp Corporation and Noramco Inc. for the manufacture and supply of a substantial portion of our existing pharmaceutical products. Additionally, we utilize UPS Supply Chain Solutions, Inc. for customer service support, warehouse and distribution services (see Note 14 for further details).

Revenue Recognition—

Net sales. Our net sales consist of revenues from sales of our pharmaceutical products, less estimates for chargebacks, rebates, sales incentives and allowances, certain royalties, distribution service fees, returns and allowances, as well as fees for services. We recognize revenue for product sales when title and risk of loss has passed to the customer, which is typically upon delivery to the customer, when estimated provisions for chargebacks, rebates, sales incentives and allowances, certain royalties, distribution service fees, returns and allowances are reasonably determinable, and when collectability is reasonably assured. Revenue from the launch of a new or significantly unique product, for which we are unable to develop the requisite historical data on which to base estimates of returns and allowances, due to the uniqueness of the therapeutic area or delivery technology as compared to other products in our portfolio and in the industry, may be deferred until such time that an estimate can be determined and all of the conditions above are met and when the product has achieved market acceptance, which is typically based on dispensed prescription data and other information obtained during the period following launch.

Devices and services. Our fees for urology and pathology services are recorded when the procedure is performed and are based on contracted rates. Management fees from limited partnerships are recorded monthly when earned. Image guided radiation therapy (IGRT) technical services are billed monthly and the related revenues are recognized as the related services are provided.

Sales Deductions—When we recognize net sales from the sale of our products, we simultaneously record an adjustment to revenue for estimated chargebacks, rebates, sales incentives and allowances, certain royalties, distribution service fees, returns and allowances. These provisions, are estimated based on historical experience, estimated future trends, estimated customer inventory levels, current contract sales terms with our wholesale and indirect customers and other competitive factors. If the assumptions we used to calculate these adjustments do not appropriately reflect future activity, our financial position, results of operations and cash flows could be materially impacted.

Research and Development—Expenditures for research and development are expensed as incurred. Property and equipment that are acquired or constructed for research and development activities and that have alternate future uses are capitalized and depreciated over their estimated useful lives on a straight-line basis. Upfront and milestone payments made to third parties in connection with agreements with third parties are generally expensed as incurred up to the point of regulatory approval, absent any alternative future uses. Payments made to third parties subsequent to regulatory approval are generally capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangibles, net of accumulated amortization.

Cash and Cash Equivalents—The Company considers all highly liquid money market instruments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2010, cash equivalents were deposited in financial institutions and consisted of immediately available fund balances. The Company maintains its cash deposits and cash equivalents with well-known and stable financial institutions.

Marketable Securities—At the time of purchase, we classify our marketable securities as either available-for-sale securities or trading securities, depending on our intent at that time. In rare or unique circumstances, management may determine that a one-time transfer of securities from available-for-sale to a trading classification is appropriate.

Available-for-sale and trading securities are carried at fair value with unrealized holding gains and losses recorded within other comprehensive income or net income, respectively. Fair value is determined based on observable market quotes or valuation models using assessments of counterparty credit worthiness, credit default risk or underlying security and overall capital market liquidity. The Company reviews unrealized losses associated with available-for-sale securities to determine the classification as a “temporary” or “other-than-temporary” impairment. A temporary impairment results in an unrealized loss being recorded in other comprehensive income. An impairment that is viewed as other-than-temporary is recognized in net income. The Company considers various factors in determining the classification, including the length of time and extent to which the fair value has been less than the Company’s cost basis, the financial condition and near-term prospects of the issuer or investee, and the Company’s ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Cost of Revenues—Cost of revenues includes all costs directly related to bringing both purchased and manufactured products to their final selling destination, as well as providing our services to our customers. It includes purchasing and receiving costs, direct and indirect costs to manufacture products, including direct materials, direct labor, and direct overhead expenses necessary to acquire and convert purchased materials and supplies into finished goods. Cost of revenues also includes royalties on certain licensed products, inspection costs, depreciation, amortization of intangible assets, warehousing costs, freight charges, costs to operate our equipment, and other shipping and handling activity.

Generally, the Company classifies marketable securities as current when maturity is less than or equal to twelve months or, if time to maturity is greater than twelve months, when they represent investments of cash that are intended to be used in current operations.

The cost of securities sold is based on the specific identification method. Auction-rate securities that become illiquid as a result of a failed auction are generally classified as non-current assets as the Company cannot predict when future auctions related to these securities will be successful.

Concentrations of Credit Risk— Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash equivalents, marketable debt securities, and accounts receivable. We invest our excess cash in high-quality, liquid money market instruments and auction-rate debt securities maintained by major U.S. banks and financial institutions. We have not experienced any losses on our cash equivalents.

At December 31, 2010, $18.8 million of our marketable securities portfolio is invested in auction-rate securities with underlying ratings of AAA. As explained in Note 3, the fair value of these securities, as determined using a valuation model, was $17.3 million, $1.5 million less than their original par value of approximately $18.8 million. Due to the continuing changes and uncertainty in the credit markets, it is possible that the valuation of auction-rate securities will further fluctuate in the near term.

We perform ongoing credit evaluations of our customers and generally do not require collateral. We have no history of significant losses from uncollectible accounts. Approximately 79% and 80% of our trade accounts receivable balance represent amounts due from three customers at December 31, 2010 and 2009, respectively.

Inventories— Inventories consist of finished goods held for distribution, raw materials and work-in-process. Our inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. We write-down inventories to net realizable value based on forecasted demand and market conditions, which may differ from actual results.

Property and Equipment—Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful life of the related assets, ranging from 1 to 45 years, on a straight-line basis. Leasehold improvements and capital lease assets are depreciated on a straight-line basis over the shorter of their estimated useful lives or the terms of their respective leases.

License Rights—The cost of licenses are either expensed immediately or, if capitalized, are stated at cost, less accumulated amortization and are amortized using the straight-line method over their estimated useful lives ranging from two to twenty years, with a weighted average useful life of approximately 10 years. We determine amortization periods for licenses based on our assessment of various factors impacting estimated useful lives and cash flows of the acquired rights. Such factors include the expected launch date of the product, the strength of the intellectual property protection of the product and various other competitive, developmental and regulatory issues, and contractual terms.

Developed Technology—Acquired developed technology is recorded at fair value upon acquisition and amortized using estimated useful lives ranging from ten to twenty years, with a weighted average useful life of approximately 15 years. We determine amortization periods for developed technology based on our assessment of various factors impacting estimated useful lives and cash flows of the acquired assets. Such factors include the strength of the intellectual property protection of the product and various other competitive and regulatory issues, and contractual terms. Significant changes to any of these factors may result in a reduction in the useful life of the asset and an acceleration of related amortization expense, which could cause our operating income, net income and earnings per share to decrease. The value of these assets is subject to continuing scientific, medical and marketplace uncertainty.

Impairment of Long-Lived Assets—Long-lived assets, which includes property and equipment, and other intangible assets, are assessed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. The impairment testing involves comparing the carrying amount of the asset to the forecasted undiscounted future cash flows generated by that asset. In the event the carrying value of the asset exceeds the undiscounted future cash flows generated by that asset and the carrying value is not considered recoverable, an impairment exists. An impairment loss is measured as the excess of the asset’s carrying value over its fair value, calculated using a discounted future cash flow method. An impairment loss would be recognized in net income in the period that the impairment occurs.

In-Process Research and Development Assets—The fair value of in-process research and development (IPR&D) acquired in a business combination is determined based on the present value of each research project’s projected cash flows using an income approach. Future cash flows are predominately based on the net income forecast of each project, consistent with historical pricing, margins and expense levels of similar products. Revenues are estimated based on relevant market size and growth factors, expected industry trends, individual project life cycles and the life of each research project’s underlying patent. In determining the fair value of each research project, expected cash flows are adjusted for the technical and regulatory risk of completion.

IPR&D acquired after January 1, 2009 is initially capitalized and considered indefinite-lived assets subject to annual impairment reviews or more often upon the occurrence of certain events. The review requires the determination of the fair value of the respective intangible assets. If the fair value of the intangible assets is less than its carrying value, an impairment loss is recognized for the difference. For those compounds that reach commercialization, the assets are amortized over the expected useful lives. Prior to January 1, 2009, amounts allocated to acquired IPR&D were expensed at the date of acquisition.

Goodwill—Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value based test. Goodwill is assessed for impairment on an annual basis as of January 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment model prescribes a two-step method for determining a goodwill impairment. In the first step, we determine the fair value of our six reporting units using a discounted cash flow analysis. If the net book values of our reporting units exceed the fair value, we would then perform the second step of the impairment test which requires allocation of our reporting units’ fair value to all of its assets and liabilities using the acquisition method prescribed under authoritative guidance for business combinations with any residual fair value being allocated to goodwill. An impairment charge will be recognized only when the implied fair value of our reporting unit’s goodwill is less than its carrying amount.

Advertising Costs—Advertising costs are expensed as incurred and included in selling, general and administrative expenses and amounted to $44.3 million, $56.9 million and $50.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Income Taxes—Provisions for income taxes are calculated on reported pre-tax income based on current tax laws, statutory tax rates and available tax incentives and planning opportunities in various jurisdictions in which we operate. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. We recognize deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. Significant judgment is required in determining income tax provisions and evaluating tax positions. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings.

We must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution.

Contingencies— The Company is subject to various patent, product liability, government investigations and other legal proceedings in the ordinary course of business. Legal fees and other expenses related to litigation are expensed as incurred and included in selling, general and administrative expenses. Contingent accruals are recorded when the Company determines that a loss is both probable and reasonably estimable. Due to the fact that legal proceedings and other contingencies are inherently unpredictable, our assessments involve significant judgment regarding future events.

Contingent Consideration—We account for contingent consideration in a purchase business combination in accordance with applicable guidance provided within the business combination rules. As part of our consideration for the Indevus and Qualitest acquisitions, we could be contractually obligated to pay additional purchase price consideration upon the achievement of certain regulatory, commercial or other milestones. Therefore, we are required to update our assumptions each reporting period, based on new developments, and record such amounts at fair value until such consideration is satisfied.

Stock-Based Compensation—Effective January 1, 2006, the Company adopted the fair value recognition provisions for share based compensation using the modified-prospective-transition method. Under that transition method, compensation cost recognized during the years ended December 31, 2010, 2009 and 2008 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value.

Segment Information—As of December 31, 2010, our operations are organized into three reportable segments: Branded Pharmaceuticals, Generics, and Devices and Services. The Generics and Devices and Services segments were established during the year ended December 31, 2010 pursuant to changes in the organization of our business resulting from the acquisitions of Qualitest and HealthTronics, respectively. A summary of our net revenues to external customers and adjusted income (loss) before income tax for each of our segments is found in Note 6 to the Consolidated Financial Statements.

Comprehensive Income—Comprehensive income includes all changes in equity during a period except those that resulted from investments by or distributions to a company’s stockholders. Other comprehensive income or loss refers to revenues, expenses, gains and losses that are included in comprehensive income, but excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity.

Treasury Stock—Treasury stock consists of shares of Endo Pharmaceuticals Holdings Inc. that have been issued but subsequently reacquired. We account for treasury stock purchases under the cost method. In accordance with the cost method, we account for the entire cost of acquiring shares of our stock as treasury stock, which is a contra equity account. If these shares are reissued, we would use an average cost method for determining cost. Proceeds in excess of cost would then be credited to additional paid-in capital. No treasury shares have been reissued as of December 31, 2010.

Convertible Senior Subordinated Notes—We accounted for the issuance of our 1.75% Convertible Senior Subordinated Notes due April 2015 (the Convertible Notes) in accordance with the guidance regarding the accounting for convertible debt instruments that may be settled in cash upon conversion, which among other items, specifies that contracts issued or held by an entity that are both (1) indexed to the entities own common stock and (2) classified in stockholders’ equity in its statement of financial position are not considered to be derivative financial instruments if the appropriate provisions are met. Accordingly, we have recorded the Convertible Notes as long-term debt in the accompanying Consolidated Balance Sheets.

Concurrent with the issuance of the Convertible Notes we entered into privately negotiated common stock call options with affiliates of the initial purchasers. In addition, we sold warrants to affiliates of certain of the initial purchasers. In addition to entering into the convertible note hedge transaction and the warrant transaction, we entered into a privately-negotiated accelerated share repurchase agreement with the same counterparty, as part of our broader share repurchase program described in Note 13. We accounted for the call options, warrants, and accelerated share repurchase agreement in accordance with the guidance regarding the accounting derivative financial instruments indexed to, and potentially settled in, a company’s own stock. The call options, warrants, and accelerated share repurchase agreement meet the requirements to be accounted for as equity instruments. The cost of the call options and the proceeds related to the sale of the warrants are included in additional paid-in capital in the accompanying Consolidated Balance Sheet.

Recently Adopted Accounting Pronouncements

The Company adopted new authoritative guidance on variable interests effective January 1, 2010. The amendments change the process for how an enterprise determines which party consolidates a variable interest entity (a VIE) to a primarily qualitative analysis. The party that consolidates the VIE (the primary beneficiary) is defined as the party with (1) the power to direct activities of the VIE that most significantly affect the VIE’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. Upon adoption, reporting enterprises must reconsider their conclusions on whether an entity should be consolidated and should a change result; the effect on net assets will be recorded as a cumulative effect adjustment to retained earnings. This pronouncement did not have a material impact on the Company’s consolidated financial statements.

The Company elected to adopt early the new authoritative guidance on revenue recognition effective January 1, 2010. The guidance provides greater ability to separate and allocate arrangement consideration in a multiple element revenue arrangement. In addition, it will require the use of estimated selling price to allocate arrangement considerations, therefore eliminating the use of the residual method of accounting. The Company has elected to prospectively adopt these provisions. Our adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

The Company adopted new authoritative guidance on business combinations for acquisitions occurring on or after January 1, 2009. This requires recognition of assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, this pronouncement requires recognition of identifiable assets and liabilities, as well as the noncontrolling interests in the acquiree, at the full amounts of their fair values. This pronouncement also requires the fair value of acquired in-process research and development (referred to as IPR&D) to be recorded as indefinite lived intangibles, contingent consideration to be recorded on the acquisition date, and restructuring and acquisition-related deal costs to be expensed as incurred. In addition, any excess of the fair value of net assets acquired over purchase price and any subsequent changes in estimated contingencies are to be recorded in earnings. See Note 5 for purchase accounting details.

The Company adopted new authoritative guidance on collaborative arrangements which was effective January 1, 2009 and the provisions have been applied retroactively. According to this pronouncement a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Payments to or from collaborators are evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature. The nature and purpose of collaborative arrangements are disclosed along with the accounting policies and the classification of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity are accounted for under other accounting literature; however, required disclosure applies to the entire collaborative agreement. This pronouncement did not have a material impact on the Company’s consolidated financial statements.

The Company adopted new authoritative guidance on the fair value option for financial assets and financial liabilities which became effective for fiscal years beginning after November 15, 2007. The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. This authoritative guidance helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. This Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. Upon adoption, we chose not to elect the fair value option for our existing financial assets and liabilities. Therefore, the adoption did not have any impact on our consolidated financial statements. In November 2008, simultaneously with our execution of the agreement with UBS with respect to certain auction-rate securities in UBS accounts, we elected the fair value option for the auction-rate securities rights (See Note 3).

The Company adopted the new authoritative guidance on convertible debt instruments that may be settled in cash or other assets on conversion as of January 1, 2009. The guidance requires that issuers of convertible debt instruments that may be settled in cash or other assets on conversion to separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized in subsequent periods. Our Convertible Notes are within the scope of this new guidance. Therefore, we are required to separate the debt portion of our Convertible Notes from the equity portion at their fair value retrospective to the date of issuance and amortize the resulting discount into interest expense over the life of the debt. The provisions of the guidance are to be applied retrospectively to all periods presented upon adoption and became effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption results in the recognition of approximately $138.7 million of additional interest expense, on a pre-tax basis, over the life of our Convertible Notes. See Note 18 for further details.

The Company adopted the new authoritative guidance on determining the fair value of a financial asset when the market for that asset is not active for the period ending September 30, 2008. The guidance clarifies the application of fair value measurements when determining the fair value of a financial asset when the market for that asset is not currently active. Additionally, it emphasizes that approaches other than the market approach to determining fair value may be appropriate when it is determined that, as a result of market inactivity, other valuation approaches are more representative of fair value. Other valuation approaches can involve significant assumptions regarding future cash flows. The guidance clarifies that these assumptions must incorporate adjustments for nonperformance and liquidity risks that market participants would consider in valuing the asset in an inactive market. See Note 3 for a further discussion of fair value.

The Company adopted the new authoritative guidance on interim and annual disclosure about fair value of financial instruments which became effective for periods beginning after December 15, 2009. The guidance amends previous authoritative guidance by requiring disclosures with respect to the fair value of financial instruments in interim and annual financial statements. The adoption did not have a material effect on the Company’s consolidated results of operations or financial condition; however it did result in enhanced disclosures about fair value of financial instruments in our interim financial statements. See Note 3, Fair Value Measurements for further discussion.

Accounting Pronouncements Issued But Not Yet Adopted

In December 2010, the FASB issued authoritative guidance for accounting for the annual fee imposed by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act. The new guidance specifies that the liability for the fee should be estimated and recorded in full upon the first qualifying sale with a corresponding deferred cost that is amortized to expense. It is effective on a prospective basis for calendar years beginning after December 31, 2010. We expect this fee will be approximately $11 million in 2011, which will be charged as an operating expense ratably throughout 2011.

In December 2010, the FASB issued authoritative guidance on interim and annual disclosure of pro forma financial information related to business combinations. The new guidance clarifies the acquisition date that should be used for reporting the pro forma financial information comparative financial statements are presented. It is effective on a prospective basis for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We will adopt this guidance beginning with business combinations for which the acquisition date is on or after January 1, 2011.

In April 2010, the FASB issued revised authoritative guidance for milestone revenue recognition. The new guidance recognizes the milestone method as an acceptable revenue recognition method for substantive milestones in research or development transactions. It is effective on a prospective basis to milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. We will adopt this guidance beginning with agreements entered into after January 1, 2011. We are currently evaluating the impact of adoption on our consolidated results of operations and financial position.

NOTE 3. FAIR VALUE MEASUREMENTS

The financial instruments recorded in our Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, marketable securities, auction-rate securities rights, equity and cost method investments, accounts payable, acquisition-related contingent consideration and our debt obligations. Included in cash and cash equivalents are money market funds representing a type of mutual fund required by law to invest in low-risk securities (for example, U.S. government bonds, U.S. Treasury Bills and commercial paper). Money market funds are structured to maintain the fund’s net asset value at $1 per unit, which assists in ensuring adequate liquidity upon demand by the holder. Money market funds pay dividends that generally reflect short-term interest rates. Thus, only the dividend yield fluctuates. Due to their short-term maturity, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values.

The following table presents the carrying amounts and estimated fair values of our other financial instruments for the years ended December 31 (in thousands):

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Current assets:
Auction-rate securities	$—	$—	$25,275	$25,275
Auction-rate securities rights	—	—	15,659	15,659
Long-term assets:
Auction-rate securities	17,332	17,332	207,334	207,334
Equity securities	6,177	6,177	4,458	4,458
Equity and cost method investments	34,677	N/A	30,236	N/A

	$58,186		$282,962

Current liabilities:
Current portion of long-term debt	$(24,993)	$(24,993)	$—	$—
Long-term liabilities:
Acquisition-related contingent consideration	$(16,050)	$(16,050)	$(58,470)	$(58,470)
Term Loan Due 2015, less current portion, net	(377,500)	(380,038)	—	—
7.00% Senior Notes Due 2020, net	(386,716)	(403,308)	—	—
1.75% Convertible Senior Subordinated Notes Due 2015, net	(278,922)	(324,257)	(260,279)	(277,651)
Minimum Voltaren® Gel royalties due to Novartis	(38,922)	(38,922)	(49,996)	(49,996)
Other long-term debt, less current portion	(2,663)	(2,663)	(62,255)	(61,896)

	$(1,125,766)	$(1,190,231)	$(431,000)	$(448,013)

Equity securities consist of publicly traded common stock the value which is based on a quoted market price. These securities are not held to support current operations and are therefore classified as non-current assets. The acquisition-related contingent consideration represents amounts payable to the former Indevus shareholders under contingent cash consideration agreements relating to the development of AveedTM (see Note 5 for further details) as well as contingent cash consideration related to the acquistion of Qualitest, which occurred in November 2010 (see Note 7 for further details). These amounts are required to be measured at fair value on a recurring basis. The fair values of our Term Loan Facility due 2015 and our 7.00% Senior Notes due 2020 (the Senior Notes) were estimated using a discounted cash flow model based on the contractual repayment terms of the respective instruments and discount rates that reflect current market conditions. The fair value of our 1.75% Convertible Senior Subordinated Notes is based on an income approach known as the binomial lattice model which incorporated certain inputs and assumptions, including scheduled coupon and principal payments, the conversion feature inherent in the Convertible Notes, the put feature inherent in the Convertible Notes, and stock price volatility assumptions of 33% in 2010 and 36% in 2009 that were based on historic volatility of the Company’s common stock and other factors. The fair value of our Non-recourse notes at December 31, 2009, included within other long-term debt in the table above, was determined using an income approach (present value technique) consistent with the methodology used as of February 23, 2009.

The minimum Voltaren® Gel royalty due to Novartis AG was recorded at fair value at inception during 2008 using an income approach (present value technique) and is being accreted up to the maximum potential future payment of $60.0 million. The Company is not aware of any events or circumstances that would have a significant effect on the fair value of this Novartis AG liability. We believe the carrying amount of this minimum royalty guarantee at December 31, 2010 represents a reasonable approximation of the price that would be paid to transfer the liability in an orderly transaction between market participants at the measurement date. Accordingly, the carrying value approximates fair value as of December 31, 2010. The fair value of equity method and cost method investments is not readily available nor have we estimated the fair value of these investments and disclosure is not required. The Company is not aware of any identified events or changes in circumstances that would have a significant adverse effect on the carrying value of our $23.6 million of cost method investments.

As of December 31, 2010, the Company held certain assets and liabilities that are required to be measured at fair value on a recurring basis, including money market funds, available-for-sale securities, and acquisition-related contingent consideration. Fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and December 31, 2009, were as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$149,318	$—	$—	$149,318
Auction-rate securities	—	—	17,332	17,332
Equity securities	6,177	—	—	6,177

Total	$155,495	$—	$17,332	$172,827

Liabilities:
Acquisition-related contingent consideration – long-term	—	—	(16,050)	(16,050)

Total	$—	$—	$(16,050)	$(16,050)

	Fair Value Measurements at Reporting Date Using
December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$279,772	$—	$—	$279,772
Auction-rate securities	25,275	—	207,334	232,609
Auction-rate securities rights	—	—	15,659	15,659
Equity securities	4,458	—	—	4,458

Total	$309,505	$—	$222,993	$532,498

Liabilities:
Acquisition-related contingent consideration – long-term	—	—	(58,470)	(58,470)

Total	$—	$—	$(58,470)	$(58,470)

Overview of Auction-Rate Securities

Auction-rate securities are long-term variable rate bonds tied to short-term interest rates. After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals established at the time of issuance (e.g., every seven, twenty-eight, or thirty-five days; every six months; etc.). In an active market, auction-rate securities are bought and sold at each reset date through a competitive bidding process, often referred to as a “Dutch auction”. Auctions are successful when the supply and demand of securities are in balance. Financial institutions brokering the auctions would also participate in the auctions to balance the supply and demand. Beginning in the second half of 2007, auctions began to fail for specific securities and in mid-February 2008 auction failures became common, prompting market participants, including financial institutions, to cease or limit their exposure to the auction-rate market. Given the current negative liquidity conditions in the global credit markets, the auction-rate securities market has become inactive. Consequently, our auction-rate securities are currently illiquid through the normal auction process. As a result of the inactivity in the market, quoted market prices and other observable data are not available or their utility is limited.

At December 31, 2010 and 2009, the Company determined that the market for its auction-rate securities was still inactive. That determination was made considering that there are very few observable transactions for the auction-rate securities or similar securities, the prices for transactions that have occurred are not current, and the observable prices for those transactions – to the extent they exist – vary substantially either over time or among market makers, thus reducing the potential usefulness of those observations. In addition, the current lack of liquidity prevents the Company from comparing our securities directly to securities with quoted market prices.

Our auction-rate securities consist of municipal bonds with an auction reset feature, the underlying assets of which are student loans that are backed substantially by the federal government and have underlying credit ratings of AAA as of December 31, 2010. Further, the issuers have been making interest payments promptly.

Overview of Auction-Rate Securities Rights

In October 2008, UBS AG (UBS) made an offer (the UBS Offer) to the Company and other clients of UBS Securities LLC and UBS Financial Services Inc. (collectively, the UBS Entities), pursuant to which the Company received auction-rate securities rights (the Rights) to sell to UBS all auction-rate securities held by the Company as of February 13, 2008 in a UBS account (the Eligible Auction-Rate Securities). The Rights permitted the Company to require UBS to purchase the Eligible Auction-Rate Securities for a price equal to par value plus any accrued but unpaid dividends or interest beginning on June 30, 2010 and ending on July 2, 2012.

The UBS Offer was made pursuant to agreements in principle entered into by the UBS Entities with the Securities and Exchange Commission, the New York Attorney General, the Texas State Securities Board and other state regulatory agencies represented by North American Securities Administrators Association, and a settlement agreement with the Massachusetts Securities Division to settle investigations brought by each of these agencies against the UBS Entities relating to the sale and marketing of auction-rate securities. The alleged conduct underlying these investigations suggested that the UBS Entities marketed auction-rate securities as cash alternatives but failed to adequately disclose liquidity risk.

On November 10, 2008, the Company accepted the UBS Offer. As a result, the Company granted to the UBS Entities, the sole discretion and right to sell or otherwise dispose of, and/or enter orders in the auction process with respect to the Eligible Auction-Rate Securities on the Company’s behalf until the Expiration Date, without prior notification, so long as the Company receives a payment of par value plus any accrued but unpaid dividends or interest upon any sale or disposition. The fair values of our Term Loan Facility due 2015 and our 7.00% Senior Notes due 2020 (the Senior Notes) were estimated using a discounted cash flow model based on the contractual repayment terms of the respective instruments and discount rates that reflect current market conditions.

Acceptance of the UBS Offer constituted a substantive change in facts and circumstances that altered the Company’s view that it intended to hold the impaired securities until their anticipated recovery. Accordingly, we could no longer assert that we had the intent to hold the auction-rate securities until anticipated recovery. As a result, during the fourth quarter of 2008, we recognized an other-than-temporary impairment charge recorded in earnings. The charge was measured as the difference between the par value and fair value of the auction-rate securities on November 10, 2008. Previously recognized declines in fair value associated with the Eligible Auction-Rate Securities that were determined to be temporary were transferred out of other comprehensive income and charged to earnings as part of the impairment charge.

Acceptance of the UBS Offer created an enforceable legal right by and between the Company and UBS. The UBS Offer was a legally separate contractual agreement and was non-transferable. The Rights were not readily convertible to cash and did not provide for net settlement. Accordingly, the Rights did not meet the definition of a derivative instrument and were treated as a freestanding financial instrument.

Subsequent Accounting for Auction-Rate Securities and Auction-Rate Securities Rights

Acceptance of the UBS Offer constituted a substantive change in facts and circumstances that altered the Company’s view that it intended to hold the illiquid securities until their scheduled maturity date. As a result of the change, we recognized an other than temporary impairment charge as of December 31, 2008 of approximately $26.4 million that is included in Other (income) expense, net in the Consolidated Statements of Operations.

Concurrent with the acceptance of the UBS offer, the Company made a one-time election to re-classify the Eligible Auction-Rate Securities from an available-for-sale security to a trading security. Subsequent changes to the fair value of these trading securities resulted in $15.4 million and $15.2 million of income during the years ended December 31, 2010 and 2009, respectively, and additional expense of $4.2 million during the year ended December 31, 2008, and were recorded in Other (income) expense, net in the Consolidated Statements of Operations.

As a result of our fair value election for our auction-rate securities rights, the fair value of the auction-rate securities rights were re-measured each reporting period with the corresponding changes in fair value reported in earnings. Since the auction-rate securities rights were freestanding financial instruments, they did not affect the separate determination of the fair value of the Eligible Auction-Rate Securities. However, in management’s view, the auction-rate securities rights acted as an economic hedge against further fair value changes in the Eligible Auction-Rate Securities. On June 30, 2010, our auction-rate securities rights were exercised. Accordingly, the related asset was written off with a corresponding charge to earnings of $15.7 million for the year ended December 31, 2010. At December 31, 2009, the fair value of our auction-rate securities rights was $15.7 million. The changes in fair value during 2009 resulted in a loss of $11.7 million during the year ended December 31, 2009. These amounts were recognized in earnings and included in other (income) expense, net in the Consolidated Statements of Operations.

Valuation of the Auction-Rate Securities

The Company determined that an income approach (present value technique) that maximizes the use of observable market inputs is the preferred approach to measuring the fair value of our securities. Specifically, the Company used the discount rate adjustment technique to determine an indication of fair value.

To calculate a price for our auction-rate securities, the Company calculates duration to maturity, coupon rates, market required rates of return (discount rate) and a discount for lack of liquidity in the following manner:

•

The Company identifies the duration to maturity of the auction-rate securities as the time at which principal is available to the investor. This can occur because the auction-rate security is paying a coupon that is above the required rate of return, and the Company treats the security as being called. It can also occur because the market has returned to normal and the Company treats the auctions as having recommenced. Lastly, and most frequently, the Company treats the principal as being returned as prepayment occurs and at the maturity of the security. The life used for each remaining security, representing time to maturity is eight years.

•

The Company calculates coupon rates based on estimated relationships between the maximum coupon rate (the coupon rate in event of a failure) and market interest rates. The representative coupon rate on December 31, 2010 was 5.10% and ranged from 5.37% to 6.12% at December 31, 2009. The Company calculates appropriate discount rates for securities that include base interest rates, index spreads over the base rate, and security-specific spreads. These spreads include the possibility of changes in credit risk over time. The spreads over the base rate for our securities applied to our securities was 218 basis points at December 31, 2010 and ranged from 154 basis points to 410 basis points at December 31, 2009.

•

The Company believes that a market participant would require an adjustment to the required rate of return to adjust for the lack of liquidity. We do not believe it is unreasonable to assume a 150 basis points adjustment to the required rate of return and a term of either three, four or five years to adjust for this lack of liquidity. The increase in the required rate of return decreases the prices of the securities. However, the assumption of a three, four or five-year term shortens the times to maturity and increases the prices of the securities. The Company has evaluated the impact of applying each term and the reasonableness of the range indicated by the results. The Company chose to use a four-year term to adjust for the lack of liquidity as we believe it is the point within the range that is most representative of fair value. The Company’s conclusion is based in part on the fact that the fair values indicated by the results are reasonable in relation to each other given the nature of the securities and current market conditions.

At December 31, 2010, the fair value of our auction-rate securities, as determined by applying the above described discount rate adjustment technique, was approximately $17.3 million, representing an eight percent (8%), or $1.5 million discount from their original purchase price or par value. This compares to approximately $232.6 million, representing a seven percent (7%), or $16.5 million discount from their original purchase price or par value at December 31, 2009. We believe we have appropriately reflected our best estimate of the assumptions that market participants would use in pricing the assets in a current transaction to sell the asset at the measurement date. Accordingly, the carrying value of our auction-rate securities at December 31, 2010 and 2009 were reduced by approximately $1.5 million and $16.5 million, respectively. These adjustments appropriately reflect the changes in fair value, which the Company attributes to liquidity issues rather than credit issues.

The portion of this decline in fair value related to the Eligible Auction-Rate Securities was recorded in earnings as an other-than-temporary impairment charge or as changes in the fair value of trading securities. The Company has assessed the portion of the decline in fair value not associated with the Eligible Auction-Rate Securities to be temporary due to the financial condition and near-term prospects of the underlying issuers, our intent and ability to retain our investment in the issuers for a period of time sufficient to allow for any anticipated recovery in market value and based on the extent to which fair value is less than par. Accordingly, we recorded a $0.4 million loss and a $0.6 million gain in shareholders’ equity in accumulated other comprehensive loss as of December 31, 2010, and 2009, respectively. Securities not subject to the UBS Offer are analyzed each reporting period for other-than-temporary impairment factors. Any future fluctuation in fair value related to these instruments that the Company judges to be temporary, including any recoveries of previous write-downs, would be recorded to other comprehensive income. If the Company determines that any future valuation adjustment was other-than-temporary, it would record a charge to earnings as appropriate. However, there can be no assurance that our current belief that the securities not subject to the UBS Offer will recover their value will not change.

Valuation of the Auction-Rate Securities Rights

The Company has determined that an income approach (present value technique) that maximizes the use of observable market inputs is the preferred approach to measuring the fair value of the auction-rate securities rights. Specifically, the Company used the discount rate adjustment technique to determine an indication of fair value.

The values of the Rights at December 31, 2009 were estimated as the value of a portfolio designed to approximate the cash flows of the UBS Agreement. The portfolio consists of a bond issued by UBS that will mature equal to the face value of the auction-rate securities, a series of payments that will replicate the coupons of the auction-rate securities, and a short position in the callable auction-rate security. If the UBS agreement is in the money on the exercise date, then both the UBS agreement and the replicating portfolio will be worth the difference between the par value of the auction-rate securities and the market value of the auction-rate securities. If the UBS agreement is out of the money on the exercise date, then both the replicating portfolio and the UBS agreement will have no value.

For purposes of valuing the UBS bond, management selected a required rate of return for a UBS obligation based on market factors including relevant credit default spreads. The rate of return for the auction-rate securities is determined as described above under “Valuation of the Auction-Rate Securities” and is used to determine the present value of the coupons of the auction-rate security.

At June 30, 2010, the fair value of our auction-rate securities rights were adjusted to $0 due to the Rights being exercised and the associated UBS securities being sold as of June 30, 2010. For comparable 2009 periods, the Company chose to use a four-year term to adjust for the lack of liquidity on the auction-rate securities as we believe it is the point within the range that is most representative of fair value. Accordingly, the same term was used when valuing the Rights. We believe we have appropriately reflected our best estimate of the assumptions that market participants would use in pricing the asset in a current transaction to sell the asset at the measurement date.

The following table presents changes to the Company’s financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the twelve months ended December 31, 2010 (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Auction-rate Securities	Auction-rate Securities Rights	Total
Balance at January 1, 2010	$207,334	$15,659	$222,993
Securities sold or redeemed	(205,050)	—	(205,050)
Securities purchased or acquired	—	—	—
Transfers in and/or (out) of Level 3	—	—	—
Changes in fair value recorded in earnings	15,420	(15,659)	(239)
Unrealized loss included in other comprehensive loss	(372)	—	(372)

Balance at December 31, 2010	$17,332	$—	$17,332

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Acquisition-related Contingent Consideration
Liabilities:
Balance at January 1, 2010	$(58,470)
Amounts acquired or issued	(9,000)
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	51,420

Balance at December 31, 2010	$(16,050)

The following table presents changes to the Company’s financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the twelve months ended December 31, 2009 (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Auction-rate Securities	Auction-rate Securities Rights	Total
Balance at January 1, 2009	$234,005	$27,321	$261,326
Securities sold or redeemed	(17,250)	—	(17,250)
Securities purchased or acquired	—	—	—
Transfers in and/or (out) of Level 3	(25,275)	—	(25,275)
Changes in fair value recorded in earnings	15,222	(11,662)	3,560
Unrealized gain included in other comprehensive loss	632	—	632

Balance at December 31, 2009	$207,334	$15,659	$222,993

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Acquisition-related Contingent Consideration
Liabilities:
Balance at January 1, 2009	$—
Amounts acquired or issued	(186,560)
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	128,090

Balance at December 31, 2009	$(58,470)

At December 31, 2010 and 2009, the fair value of the Company’s trading securities was $0 and $214.9 million, respectively. The following is a summary of available-for-sale securities held by the Company as of December 31, 2010 and 2009 (in thousands):

	Available-for-sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2010:
Money market funds	$149,318	$—	$—	$149,318

Total included in cash and cash equivalents	$149,318	$—	$—	$149,318
Auction-rate securities	18,800	—	(1,468)	17,332
Equity securities	5,564	613	—	6,177

Long-term available-for-sale securities	$24,364	$613	$(1,468)	$23,509
Total available-for-sale securities	$173,682	$613	$(1,468)	$172,827

	Available-for-sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2009:
Money market funds	$279,772	$—	$—	$279,772

Total included in cash and cash equivalents	$279,772	$—	$—	$279,772
Auction-rate securities	18,800	—	(1,096)	17,704
Equity securities	5,564	—	(1,106)	4,458

Long-term available-for-sale securities	$24,364	$—	$(2,202)	$22,162
Total available-for-sale securities	$304,136	$—	$(2,202)	$301,934

During the year ended December 31, 2010, we sold $230.3 million of auction-rate securities at par value. During the year ended December 31, 2009, we sold $23.8 million of auction-rate securities at par value. There were no realized holding gains and losses resulting from the sales of our auction-rate securities and variable rate demand obligations during the periods ended December 31, 2010 and 2009. The cost of securities sold is based on the specific identification method.

The underlying assets of our auction-rate securities are student loans. Student loans are insured by the Federal Family Education Loan Program, or FFELP.

The following table sets forth the fair value of our long-term auction-rate securities by type of security and underlying credit rating as of December 31, 2010 (in thousands):

	Underlying Credit Rating(1)
	AAA	A	B2	Ba2	Baa3	Total
Underlying security:
Student loans	$17,332	$—	$—	$—	$—	$17,332

Total auction-rate securities included in long-term marketable securities	$17,332	$—	$—	$—	$—	$17,332

(1)	Our auction-rate securities maintain split ratings. For purposes of this table, securities are categorized according to their lowest rating.

The following table sets forth the fair value of our long-term auction-rate securities by type of security and underlying credit rating as of December 31, 2009 (in thousands):

	Underlying Credit Rating(1)
	AAA	A	B2	Ba2	Baa3	Total
Underlying security:
Student loans	$130,861	$51,781	$9,934	$7,201	$7,557	$207,334

Total auction-rate securities included in long-term marketable securities	$130,861	$51,781	$9,934	$7,201	$7,557	$207,334

(1)	Our auction-rate securities maintain split ratings. For purposes of this table, securities are categorized according to their lowest rating.

As of December 31, 2010, the yields on our long-term auction-rate securities ranged from 0.54% to 0.60%. These yields represent the predetermined “maximum” reset rates that occur upon auction failures according to the specific terms within each security’s prospectus. As of December 31, 2010, the weighted average yield for our long-term auction-rate securities was 0.57%. Total interest recognized on our auction-rate securities and variable rate demand obligations during the year ended December 31, 2010, 2009 and 2008 was $0.7 million, $2.4 million, and $15.5 million, respectively. Further, the issuers have been making interest payments promptly.

The amortized cost and estimated fair value of available-for-sale debt and equity securities by contractual maturities are shown below (in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale debt securities:
Due in less than 1 year	$—	$—	$—	$—
Due in 1 to 5 years	—	—	—	—
Due in 5 to 10 years	—	—	—	—
Due after 10 years	18,800	17,332	18,800	17,704
Equity securities	5,564	6,177	5,564	4,458

Total	$24,364	$23,509	$24,364	$22,162

The Company’s financial assets measured at fair value on a nonrecurring basis at December 31, 2010, were as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Loss
Assets:
Pagoclone indefinite-lived intangible asset	$—	$—	$8,000	$(13,000)

Total	$—	$—	$8,000	$(13,000)

The Company’s financial assets measured at fair value on a nonrecurring basis at December 31, 2009, were as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Loss
Assets:
AveedTM indefinite-lived intangible asset	$—	$—	$35,000	$(65,000)

Total	$—	$—	$35,000	$(65,000)

See Note 9 for a discussion of these impairments. As required, we also performed an impairment analysis on all other indefinite-lived intangible assets as of January 1, 2011 and January 1, 2010. None of our other indefinite-lived intangible assets were determined to be impaired.

NOTE 4. INVENTORIES

Inventories are comprised of the following for the years ended December 31 (in thousands):

	2010	2009
Raw materials	$45,957	$8,510
Work-in-process	34,208	25,799
Finished goods	98,640	50,584

Total	$178,805	$84,893

NOTE 5. ACQUISITIONS

Indevus Pharmaceuticals, Inc.

On February 23, 2009 (the Indevus Acquisition Date), the Company completed its initial tender offer (the Offer) for all outstanding shares of common stock of Indevus. Through purchases in subsequent offer periods, the exercise of a top-up option and a subsequent merger (the Merger), the Company completed its acquisition of Indevus on March 23, 2009, at which time Indevus became a wholly-owned subsidiary of the Company. The Indevus Shares were purchased at a price of $4.50 per Indevus Share, net to the seller in cash, plus contractual rights to receive up to an additional $3.00 per Indevus Share in contingent cash consideration payments, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 5, 2009. Accordingly, the Company paid approximately $368 million in aggregate initial cash consideration for the Indevus Shares and entered into the AveedTM Contingent Cash Consideration Agreement and the Octreotide Contingent Cash Consideration Agreement (each as defined in the Merger Agreement), providing for the payment of up to an additional $3.00 per Indevus Share in contingent cash consideration payments, in accordance with the terms of the Offer. The total cost to acquire all outstanding Indevus Shares pursuant to the Offer and the Merger could be up to an additional approximately $267 million, if Endo is obligated to pay the maximum amounts under the AveedTM Contingent Cash Consideration Agreement and the Octreotide Contingent Cash Consideration Agreement.

Indevus was a specialty pharmaceutical company engaged in the acquisition, development, and commercialization of products to treat conditions in urology, endocrinology and oncology. Following the completion of the Merger, Indevus was renamed Endo Pharmaceuticals Solutions Inc.

Approved products assumed in the acquisition included Sanctura® (trospium chloride) and Sanctura XR® (trospium chloride extended release capsules) for the treatment of overactive bladder (OAB); Supprelin® LA (histrelin acetate) for treating central precocious puberty (CPP); Vantas® (histrelin) for the palliative treatment of advanced prostate cancer; Delatestryl® (testosterone enanthate) for the treatment of male hypogonadism; Hydron® Implant utilized as a drug delivery device providing for a sustained release of a broad spectrum of drugs continuously and Valstar® (valrubicin) for therapy of bacillus Calmette-Guerin (BCG)-refractory carcinoma in situ (referred to as CIS) of the bladder.

Primary development products include the following:

•

AveedTM (testosterone undecanoate) is expected to be the first long-acting injectable testosterone preparation available in the U.S. for the treatment of male hypogonadism in the growing market for testosterone replacement therapies. AveedTM had historically been referred to as Nebido® which the Company acquired the U.S. rights to from Schering AG, Germany, in July 2005. On May 6, 2009, we received notice from the FDA that Nebido® was unacceptable as a proprietary name for testosterone undecanoate. In August 2009, we received approval from FDA to use the name AveedTM. The contingent cash consideration agreement relating to the product, which we have historically referred to as the Nebido® Contingent Cash Consideration Agreement, will now be referred to as the AveedTM Contingent Cash Consideration Agreement throughout this Report. On December 2, 2009, we received a complete response letter from the FDA regarding AveedTM in response to our March 2009 complete response submission. In the complete response letter, the FDA has requested information from Endo to address the agency’s concerns regarding very rare but serious adverse events, including post-injection anaphylactic reaction and pulmonary oily microembolism. The letter also specified that the proposed REMS is not sufficient. In 2010, the Company met with the FDA to discuss the existing clinical data provided to the FDA as well as the potential path-forward. The Company is evaluating how best to address the concerns of the FDA and intends to have future dialogue with the agency regarding a possible regulatory pathway. The outcome of future communications with the FDA could have a material impact on (1) management’s assessment of the overall probability of approval, (2) the timing of such approval, (3) the targeted indication or patient population and (4) the likelihood of additional clinical trials.

•

Octreotide, currently in Phase III clinical trials for the treatment of acromegaly, utilizes our patented Hydron® Polymer Technology to deliver six months of octreotide, a long-acting octapeptide that mimics the natural hormone somatostatin to block production of growth hormone (GH). Octreotide is also approved to treat symptoms associated with metastatic carcinoid tumors and vasoactive intestinal peptide secreting adenomas, which are gastrointestinal tumors. In February 2011, the FDA requested additional pre-clinical studies, including a carcinogenicity study, be completed prior to the submission of the NDA for the octreotide implant for the treatment of acromegaly. Although this development causes a delay of up to four years in the timing associated with regulatory approval, the Company intends to continue the development of this product and is encouraged by recent preliminary results from its Phase III study. In addition, the Company recently assessed all of its in-process research and development assets and concluded, separately, to discontinue development of its octreotide implant for the treatment of carcinoid syndrome due to recent market research that indicates certain commercial challenges, including the expected rate of physician acceptance and the expected rate of existing patients willing to switch therapies.

Management believes the Company’s acquisition of Indevus is particularly significant because it reflects our commitment to expand our business beyond pain management into complementary medical areas where we believe we can be innovative and competitive.

The operating results of Indevus from February 23, 2009 to December 31, 2010 are included in the accompanying Consolidated Statements of Operations. The Consolidated Balance Sheets as of December 31, 2010 and December 31, 2009 reflect the acquisition of Indevus, effective February 23, 2009, the date the Company obtained control of Indevus. The acquisition date fair value of the total consideration transferred was $540.9 million, which consisted of the following (in thousands):

Fair Value of Consideration Transferred
Cash	$368,034
Contingent consideration	172,860

Total	$540,894

As of December 31, 2010 and 2009, the fair value of the Indevus contingent consideration is $7.1 million and $58.5 million, respectively.

The contingent consideration relates to the amounts payable under the AveedTM Contingent Cash Consideration Agreement and the Octreotide Contingent Cash Consideration Agreement. In the event that the Company receives an approval letter from the FDA with respect to the AveedTM NDA on or before the third anniversary of the time at which we purchased the Indevus Shares in the Offer, then the Company will, subject to the terms described below, (i) pay an additional $2.00 per Indevus Share to the former stockholders of Indevus, if such approval letter grants the right to market and sell AveedTM immediately and provides labeling for AveedTM that does not contain a “boxed warning” (AveedTM With Label) or alternatively, (ii) pay an additional $1.00 per Indevus Share, if such approval letter grants the right to market and sell AveedTM immediately and provides labeling for AveedTM that contains a “boxed warning” (AveedTM Without Label). In the event that either an AveedTM With Label approval or an AveedTM Without Label approval has not been obtained prior to the third anniversary of the closing of the Offer, then the Company will not pay, and the former Indevus stockholders will not receive, any payments under the AveedTM Contingent Cash Consideration Agreement.

Further, in the event that the AveedTM Without Label approval is received and subsequently, Endo and its subsidiaries publicly report audited financial statements which reflect cumulative net sales of AveedTM of at least $125.0 million for four consecutive calendar quarters on or prior to the fifth anniversary of the date of the first commercial sale of AveedTM (AveedTM Net Sales Event), then the Company will, subject to the terms described below, pay an additional $1.00 per Indevus Share to the former stockholders of Indevus. In the event that the AveedTM Net Sales Event does not occur prior to the fifth anniversary of the date of the first commercial sale of AveedTM then the Company will not pay, and former Indevus stockholders will not receive, any additional amounts under the AveedTM Contingent Cash Consideration Agreement.

The range of the undiscounted amounts the Company could pay under the AveedTM Contingent Cash Consideration Agreement is between $0 and approximately $175.0 million. The fair value of the contractual obligation to pay the AveedTM contingent consideration recognized on the Indevus Acquisition Date was $133.1 million. We determined the fair value of the obligation to pay the AveedTM contingent consideration based on a probability-weighted income approach. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. Under the AveedTM Contingent Cash Consideration Agreement, there are three scenarios that could potentially lead to amounts being paid to the former stockholders of Indevus. These scenarios are (1) obtaining an AveedTM With Label approval, (2) obtaining an AveedTM Without Label approval and (3) achieving the $125.0 million sales milestone on or prior to the fifth anniversary of the date of the first commercial sale of AveedTM should the AveedTM Without Label approval be obtained. The fourth scenario is AveedTM not receiving approval within three years of the closing of the Offer, which would result in no payment to the former stockholders of Indevus. Each scenario was assigned a probability based on the current regulatory status of AveedTM. The resultant probability-weighted cash flows were then discounted using a discount rate of U.S. Prime plus 300 basis points, which the Company believes is appropriate and is representative of a market participant assumption. The fair value of the contractual obligation to pay the AveedTM contingent consideration was $7.1 million and $7.5 million at December 31, 2010 and December 31, 2009, respectively. Future changes in any of our assumptions could result in further volatility to the estimated fair value of the acquisition-related contingent consideration. Such additional changes to fair value could materially impact our results of operations in future periods.

Similarly, in the event that an approval letter from the FDA is received with respect to an octreotide NDA (such approval letter, the Octreotide Approval) on or before the fourth anniversary of the closing of the Offer, then the Company will, subject to the terms described below, pay an additional $1.00 per Indevus Share to the former stockholders of Indevus (such payment, the Octreotide Contingent Cash Consideration Payment). In the event that an Octreotide Approval has not been obtained prior to the fourth anniversary of the closing of the Offer, then the Company will not pay, and the former Indevus stockholders shall not receive, the Octreotide Contingent Cash Consideration Payment.

The range of the undiscounted amounts the Company could pay under the Octreotide Contingent Cash Consideration Agreement is between $0 and approximately $91.0 million. The fair value of the octreotide contractual obligation to pay the contingent consideration recognized on the Indevus Acquisition Date was $39.8 million. We determined the fair value of the contractual obligation to pay the Octreotide Contingent Consideration Payment based on a probability-weighted income approach. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. Under the Octreotide Contingent Cash Consideration Agreement, the two scenarios that require consideration are (1) Octreotide Approval on or before the fourth anniversary of the closing of the Offer or (2) no Octreotide Approval on or before the fourth anniversary of the closing of the Offer. Each scenario was assigned a probability based on the current development stage of octreotide. The resultant probability-weighted cash flows were then discounted using a discount rate of U.S. Prime plus 300 basis points, which the Company believes is appropriate and is representative of a market participant assumption. The fair value of the contractual obligation to pay the octreotide contingent consideration was determined to be $0 at December 31, 2010 compared to $42.5 million at December 31, 2009. Future changes in any of our assumptions could result in further volatility to the estimated fair value of the acquisition-related contingent consideration. Such additional changes to fair value could materially impact our results of operations in future periods.

In addition to the potential contingent payments under the AveedTM Contingent Cash Consideration Agreement and the Octreotide Contingent Cash Consideration Agreement, the Company has assumed a pre-existing contingent consideration obligation relating to Indevus’ acquisition of Valera Pharmaceuticals, Inc. (the Valera Contingent Consideration), which was consummated on April 18, 2007. The Valera Contingent Consideration entitles former Valera shareholders to receive additional Indevus Shares based on an agreed upon conversion factor if FDA approval of the octreotide implant for the treatment for acromegaly is achieved on or before April 18, 2012. Upon Endo’s acquisition of Indevus, each Valera shareholder’s right to receive additional Indevus Shares was converted into the right to receive $4.50 per Indevus Share that such former Valera shareholder would have received plus contractual rights to receive up to an additional $3.00 per Indevus Share that such former Valera shareholder would have received in contingent cash consideration payments under the AveedTM Contingent Cash Consideration Agreement and the Octreotide Contingent Cash Consideration Agreement. These amounts would only be payable to former Valera shareholders if there were Octreotide Approval. The range of the undiscounted amounts the Company could pay with respect to the Valera Contingent Consideration is between $0 and approximately $33.0 million.

The Company is accounting for the Valera Contingent Consideration in the same manner as if it had entered into that arrangement with respect to its acquisition of Indevus. Accordingly, the fair value of the Valera Contingent Consideration recognized on the Indevus Acquisition Date was $13.7 million. Fair value was estimated based on a probability-weighted discounted cash flow model, or income approach. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The fair value of the Valera Contingent Consideration is estimated using the same assumptions used for the AveedTM Contingent Cash Consideration Agreement and Octreotide Contingent Cash Consideration Agreement, except that the probabilities associated with the Valera Contingent Consideration take into account the probability of obtaining the Octreotide Approval on or before the fourth anniversary of the closing of the Offer. This is due to the fact that the Valera Contingent Consideration will not be paid unless Octreotide for the treatment of acromegaly is approved prior to April 18, 2012. The fair value of the contractual obligation to pay the Valera Contingent Consideration was determined to be $0 at December 31, 2010 compared to $8.5 million at December 31, 2009. Future changes in any of our assumptions could result in further volatility to the estimated fair value of the acquisition-related contingent consideration. Such additional changes to fair value could materially impact our results of operations in future periods.

As of December 31, 2010, the fair value of the Indevus acquisition-related contingent consideration decreased by approximately $51.4 million from December 31, 2009, primarily due to management’s current assessment that it will not be obligated to make contingent consideration payments based on the anticipated timeline for the NDA filing and FDA approval of octreotide for the treatment of acromegaly. The decrease in the liability was recorded as a gain and is included in the Acquisition-related items line item in the accompanying Consolidated Statements of Operations.

As of December 31, 2009, the fair value of the Indevus acquisition-related contingent consideration decreased by approximately $128.1 million from the acquisition date, primarily reflecting management’s assessment of the decreased probability that we will be obligated to make contingent consideration payments under the AveedTM Contingent Cash Consideration Agreement within the specified contractual timeframe, as well as the anticipated timeline for the NDA filing and FDA approval of octreotide. The decrease in the liability was recorded as a gain and is included in the Acquisition-related items line item in the accompanying Consolidated Statements of Operations.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the Indevus Acquisition Date (in thousands):

February 23, 2009
Cash and cash equivalents	$117,675
Accounts receivable	14,591
Inventories	17,157
Prepaid and other current assets	8,322
Property, plant and equipment	8,856
Other intangible assets	532,900
Deferred tax assets	167,749
Other non-current assets	1,331

Total identifiable assets	$868,581

Accounts payable	$(5,116)
Accrued expenses	(26,725)
Convertible notes	(72,512)
Non-recourse notes	(115,235)
Deferred tax liabilities	(210,647)
Other non-current liabilities	(18,907)

Total liabilities assumed	(449,142)

Net identifiable assets acquired	$419,439
Goodwill	$121,455

Net assets acquired	$540,894

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Indevus Acquisition Date. As of December 31, 2009, our measurement period adjustments were complete.

Of the $532.9 million of acquired intangible assets, $255.9 million was assigned to in-process research and development. The remaining $277.0 million has been assigned to license rights and is subject to a weighted average useful life of approximately 11 years.

The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in millions)	Amortization Period (in years)
In-Process Research & Development:
Valstar®(1)	$88.0	n/a
Aveed™(2)	100.0	n/a
Octreotide(3)	31.0	n/a
Pagoclone(4)	21.0	n/a
Pro2000(5)	4.0	n/a
Other	11.9	n/a

Total	$255.9	n/a

License Rights:
Hydron® Polymer	$22.0	10
Vantas®	36.0	10
Sanctura® Franchise	94.0	12
Supprelin® LA	124.0	10
Other	1.0	4

Total	$277.0	11

Total other intangible assets	$532.9

(1)

The FDA approved the sNDA for Valstar® subsequent to the Indevus Acquisition Date. Therefore, Valstar® was initially classified as in-process research and development and subsequently transferred to License Rights upon obtaining FDA approval and is being amortized over a 15 year useful life.

(2)	As a result of the FDA’s complete response letter related to our filed NDA, we performed an impairment analysis during the fourth quarter ended December 31, 2009. We concluded there was a decline in the fair value of the indefinite-lived intangible. Accordingly, we recorded a $65.0 million impairment charge.
(3)	As part of our annual review of all in-process research and development assets, we conducted an in-depth review of both octreotide indications. This review covered a number of factors including the market potential of each product given its stage of development, taking into account, among other things, issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the product and its potential profitability. Our review resulted in no impact to the carrying value of our octreotide – acromegaly intangible asset. However, the analysis identified certain commercial challenges with respect to the octreotide – carcinoid syndrome intangible asset including the expected rate of physician acceptance and the expected rate of existing patients willing to switch therapies. Upon analyzing the Company’s R&D priorities, available resources for current and future projects, and the commercial potential for octreotide – carcinoid syndrome, the Company has decided to discontinue development of octreotide for the treatment of carcinoid syndrome. As a result of the above developments, the Company recorded a pre-tax non-cash impairment charge of $22.0 million for the year ended December 31, 2010, to write-off, in its entirety, the octreotide – carcinoid syndrome intangible asset.
(4)	In May 2010, Teva terminated the development and licensing arrangement with us upon the completion of the Phase IIb study. We concluded there was a decline in the fair value of the indefinite-lived intangible asset. Accordingly, we recorded a $13.0 million impairment charge.
(5)	In December 2009, our Phase III clinical trials for Pro2000 provided conclusive results that the drug was not effective. We concluded there was no further value or alternative future uses associated with this indefinite-lived asset. Accordingly, we recorded a $4.0 million impairment charge to write-off the Pro2000 intangible asset in its entirety.

The fair value of the in-process research and development assets and License Rights assets, with the exception of the Hydron® Polymer Technology, were estimated using an income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. Cash flows were generally assumed to extend either through or beyond the patent life of each product, depending on the circumstances particular to each product. The fair value of the Hydron® Polymer Technology was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the technology. The Hydron® Polymer Technology is currently used in the following products: Vantas®, Supprelin® LA and octreotide. Thus, we derived the hypothetical royalty income from the projected revenues of those drugs. The fair value of the Hydron® Polymer Technology also includes an existing royalty payable by the Company to certain third party partners based on the net sales derived from drugs that use the Hydron® Polymer Technology. Discount rates applied to the estimated cash flows for all intangible assets acquired ranged from 13% to 20%, depending on the current stage of development, the overall risk associated with the particular project or product and other market factors. We believe the discount rates used are consistent with those that a market participant would use.

The $121.5 million of goodwill was assigned to our Branded Pharmaceuticals segment. The goodwill recognized is attributable primarily to the potential additional applications for the Hydron® Polymer Technology, expected corporate synergies, the assembled workforce of Indevus and other factors. None of the goodwill is expected to be deductible for income tax purposes.

The deferred tax assets of $167.7 million are related primarily to federal net operating loss and credit carryforwards of Indevus and its subsidiaries. The deferred tax liabilities of $210.6 million are related primarily to the difference between the book basis and tax basis of identifiable intangible assets.

During the years ended December 31, 2010 and 2009, we recorded $51.4 million and $93.1 million in income for Indevus acquisition-related items. These amounts are included Acquisition-related items in the accompanying Consolidated Statements of Operations and are comprised of the following items (in thousands):

	Acquisition-related items
	Year ended December 31, 2010	February 23, 2009 to December 31, 2009
Investment bank fees, includes Endo and Indevus	$—	$13,030
Legal, separation, integration, and other items	—	21,979
Changes in fair value of acquisition-related contingent consideration	(51,420)	(128,090)

Total	$(51,420)	$(93,081)

The amounts of revenue and net loss of Indevus included in the Company’s Consolidated Statements of Operations for the year ended December 31, 2009 are as follows (dollars in thousands, except per share data):

February 23, 2009 to December 31, 2009
Revenue	$66,719
Net loss	$(107,779)
Basic and diluted loss per share	$(0.92)

The following supplemental pro forma information presents the financial results as if the acquisition of Indevus had occurred January 1, 2009 for the year ended December 31, 2009 and on January 1, 2008 for the year ended December 31, 2008. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition of Indevus been completed on January 1, 2009, nor are they indicative of any future results.

	Twelve Months Ended December 31,
	2009	2008
Pro forma consolidated results (in thousands, except per share data):
Revenue	$1,471,141	$1,326,717
Net income	$243,336	$192,826
Basic net income per share	$2.08	$1.56
Diluted net income per share	$2.07	$1.56

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Indevus to reflect a different revenue recognition model, the additional depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant and equipment, intangible assets, unfavorable leases and current and long-term debt, had been applied on January 1, 2009 or 2008, as applicable, together with the consequential tax effects.

HealthTronics, Inc.

On July 2, 2010 (the HealthTronics Acquisition Date), the Company completed its initial tender offer for all outstanding shares of common stock of HealthTronics and obtained effective control of HealthTronics. On July 12, 2010, Endo completed its acquisition of HealthTronics for approximately $214.8 million in aggregate cash consideration for 100% of the outstanding shares, at which time HealthTronics became a wholly-owned subsidiary of the Company. The HealthTronics Shares were purchased at a price of $4.85 per HealthTronics Share. In addition, Endo paid $40 million to retire HealthTronics debt that had been outstanding under its Senior Credit Facility. As a result of the acquisition, the HealthTronics Senior Credit Facility was terminated.

HealthTronics is a provider of healthcare services and manufacturer of medical devices, primarily for the urology community. The HealthTronics business and applicable services include:

Lithotripsy services.

HealthTronics provides lithotripsy services, which is a medical procedure where a device called a lithotripter transmits high energy shockwaves through the body to break up kidney stones. Lithotripsy services are provided principally through limited partnerships and other entities that HealthTronics manages, which use lithotripters. In 2009, physician partners used our lithotripters to perform approximately 50,000 procedures in the U.S. While the physicians render medical services, HealthTronics does not. As the general partner of limited partnerships or the manager of other types of entities, HealthTronics also provide services relating to operating its lithotripters, including scheduling, staffing, training, quality assurance, regulatory compliance, and contracting with payors, hospitals, and surgery centers.

Prostate treatment services.

HealthTronics provides treatments for benign and cancerous conditions of the prostate. In treating benign prostate disease, HealthTronics deploys three technologies in a number of its partnerships above: (1) photo-selective vaporization of the prostate (PVP), (2) trans-urethral needle ablation (TUNA), and (3) trans-urethral microwave therapy (TUMT). All three technologies apply an energy source which reduces the size of the prostate gland. For treating prostate and other cancers, HealthTronics uses a procedure called cryosurgery, a process which uses lethal ice to destroy tissue such as tumors for therapeutic purposes. In April 2008, HealthTronics acquired Advanced Medical Partners, Inc., which significantly expanded its cryosurgery partnership base. In July 2009, HealthTronics acquired Endocare, Inc., which manufactures both the medical devices and related consumables utilized by its cryosurgery operations and also provides cryosurgery treatments. The prostate treatment services are provided principally by using equipment that HealthTronics leases from limited partnerships and other entities that HealthTronics manages. Benign prostate disease and cryosurgery cancer treatment services are billed in the same manner as its lithotripsy services under either retail or wholesale contracts. HealthTronics also provides services relating to operating the equipment, including scheduling, staffing, training, quality assurance, regulatory compliance, and contracting.

Radiation therapy services.

HealthTronics provides image guided radiation therapy (IGRT) technical services for cancer treatment centers. Its IGRT technical services may relate to providing the technical (non-physician) personnel to operate a physician practice group’s IGRT equipment, leasing IGRT equipment to a physician practice group, providing services related to helping a physician practice group establish an IGRT treatment center, or managing an IGRT treatment center.

Anatomical pathology services.

HealthTronics provides anatomical pathology services primarily to the urology community. HealthTronics has one pathology lab located in Georgia, which provides laboratory detection and diagnosis services to urologists throughout the United States. In addition, in July 2008, HealthTronics acquired Uropath LLC, now referred to as HealthTronics Laboratory Solutions, which managed pathology laboratories located at Uropath sites for physician practice groups located in Texas, Florida and Pennsylvania. Through HealthTronics Laboratory Solutions, HealthTronics continues to provide administrative services to in-office pathology labs for practice groups and pathology services to physicians and practice groups with its lab equipment and personnel at the HealthTronics Laboratory Solutions laboratory sites.

Medical products manufacturing, sales and maintenance.

HealthTronics manufactures and sells medical devices focused on minimally invasive technologies for tissue and tumor ablation through cryoablation, which is the use of lethal ice to destroy tissue, such as tumors, for therapeutic purposes. HealthTronics develops and manufactures these devices for the treatment of prostate and renal cancers and our proprietary technologies also have applications across a number of additional markets, including the ablation of tumors in the lung, liver metastases and palliative intervention (treatment of pain associated with metastases). HealthTronics manufactures the related spare parts and consumables for these devices. HealthTronics also sells and maintains lithotripters and related spare parts and consumables.

The acquisition of HealthTronics reflects Endo’s desire to continue expanding our business beyond pain management into complementary medical areas where HealthTronics can be innovative and competitive. We believe this expansion will enable us to be a provider of multiple healthcare solutions and services that fill critical gaps in patient care.

The operating results of HealthTronics from July 2, 2010 are included in the accompanying Consolidated Statements of Operations. The Consolidated Balance Sheet as of December 31, 2010 reflects the acquisition of HealthTronics, effective July 2, 2010, the date the Company obtained control of HealthTronics.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the HealthTronics Acquisition Date (in thousands):

	July 2, 2010 (As initially reported)	Measurement period adjustments	July 2, 2010 (As Adjusted)
Cash and cash equivalents	$6,769	$—	$6,769
Accounts receivable	33,111	677	33,788
Other receivables	1,006	—	1,006
Inventories	12,399	—	12,399
Prepaid expenses and other current assets	5,204	—	5,204
Deferred income taxes	43,737	3,676	47,413
Property and equipment	30,687	—	30,687
Other intangible assets	65,866	8,458	74,324
Other assets	5,210	—	5,210

Total identifiable assets	$203,989	$12,811	$216,800

Accounts payable	$(3,084)	$—	$(3,084)
Accrued expenses	(11,551)	(8,659)	(20,210)
Deferred income taxes	(20,377)	(3,188)	(23,565)
Long-term debt	(44,751)	1,291	(43,460)
Other liabilities	(1,434)	(351)	(1,785)

Total liabilities assumed	$(81,197)	$(10,907)	$(92,104)

Net identifiable assets acquired	$122,792	$1,904	$124,696
Noncontrolling interests	$(60,119)	$(3,108)	$(63,227)
Goodwill	$152,170	$1,204	$153,374

Net assets acquired	$214,843	$—	$214,843

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the HealthTronics Acquisition Date to estimate the fair value of assets acquired and liabilities assumed. The Company believes that information provides a reasonable basis for estimating the fair values but the Company is waiting for additional information necessary to finalize those amounts, particularly with respect to the estimated fair value of noncontrolling interests and deferred income taxes. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the HealthTronics Acquisition Date.

The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in millions)	Amortization Period (in years)
Endocare Developed Technology	$46.3	10
HealthTronics Tradename	14.6	15
Service Contract	13.4	n/a

Total	$74.3	n/a

The fair value of the developed technology assets were estimated using an income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. Cash flows were assumed to extend through the patent life of the purchased technology. The fair value of the HealthTronics Tradename was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the HealthTronics Tradename. Thus, we derived the hypothetical royalty income from the projected revenues of HealthTronics’ services.

HealthTronics has investments in partnerships and limited liability companies (LLCs) where we, as the general partner or managing member, exercise effective control. Accordingly, we consolidate various entities where we do not own 100% of the entity in accordance with the accounting consolidation principles. As a result, we are required to fair value the noncontrolling interests as part of our purchase price allocation. To calculate fair value, the Company used historical transactions which represented level 2 data points within the fair value hierarchy to calculate applicable multiples of each respective noncontrolling interest in the partnerships and LLCs.

The $153.4 million of goodwill was assigned to our Devices and Services segment, which was established in July 2010 pursuant to our acquisition of HealthTronics. The goodwill recognized is attributable primarily to strategic and synergistic opportunities across the HealthTronics network of urology partnerships, expected corporate synergies, the assembled workforce of HealthTronics and other factors. Approximately $33.6 million of goodwill is expected to be deductible for income tax purposes.

The deferred tax assets of $47.4 million are related primarily to federal net operating loss and credit carryforwards of HealthTronics and its subsidiaries. The deferred tax liabilities of $23.6 million are related primarily to the difference between the book basis and tax basis of identifiable intangible assets.

The Company recognized $20.9 million of HealthTronics acquisition-related costs that were expensed for the twelve months ended December 31, 2010. These costs are included in the line item entitled “Acquisition-related items” in the accompanying Consolidated Statements of Operations and are comprised of the following items (in thousands):

Acquisition-related Costs
Twelve Months Ended December 31, 2010
Investment bank fees, includes Endo and HealthTronics	$2,017
Acceleration of outstanding HealthTronics stock-based compensation	7,924
Legal, separation, integration, and other costs	10,988

Total	$20,929

The amounts of revenue and net loss of HealthTronics included in the Company’s Consolidated Statements of Operations from the HealthTronics Acquisition date to December 31, 2010 are as follows (in thousands, except per share data):

Revenue and Losses included in the Consolidated Statements of Operations from July 2, 2010 to December 31, 2010
Revenue	$102,144
Net loss attributable to Endo Pharmaceuticals Holdings Inc.	$(8,098)
Basic and diluted loss per share	$(0.07)

The following supplemental pro forma information presents the financial results as if the acquisition of HealthTronics had occurred on January 1, 2010 for the year ended December 31, 2010 and January 1, 2009 for the year ended December 31, 2009. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2010 or January 1, 2009, nor are they indicative of any future results.

	Twelve Months Ended December 31,
	2010	2009
Pro forma consolidated results (in thousands, except per share data):
Revenue	$1,814,918	$1,646,171
Net income attributable to Endo Pharmaceuticals Holdings Inc	$264,165	$265,282
Basic earnings per share	$2.27	$2.27
Diluted earnings per share	$2.24	$2.26

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of HealthTronics to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments primarily to property, plant and equipment, and intangible assets, had been applied on January 1, 2010 and 2009, as applicable, together with the consequential tax effects.

Penwest Pharmaceuticals Co.

On September 20, 2010 (the Penwest Acquisition Date), the Company completed its tender offer for the outstanding shares of common stock of Penwest, at which time Penwest became a majority-owned subsidiary of the Company. On November 4, 2010, we closed this acquisition immediately following a special meeting of shareholders of Penwest at which they approved the merger. We paid approximately $171.8 million in aggregate cash consideration. Penwest is now our wholly-owned subsidiary.

This transaction contributes to Endo’s core pain management franchise and permits us to maximize the value of our oxymorphone franchise.

The operating results of Penwest from September 20, 2010 are included in the accompanying Consolidated Statements of Operations. The Consolidated Balance Sheet as of December 31, 2010 reflects the acquisition of Penwest, effective September 20, 2010, the date the Company obtained control of Penwest.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Penwest Acquisition Date (in thousands):

	September 20, 2010 (As initially reported)	Measurement period adjustments	September 20, 2010 (As adjusted)
Cash and cash equivalents	$22,343	$—	$22,343
Marketable securities	800	—	800
Accounts receivable	10,885	(19)	10,866
Other receivables	132	(1)	131
Inventories	396	11	407
Prepaid expenses and other current assets	716	(223)	493
Deferred income taxes	27,175	3,003	30,178
Property and equipment	1,115	(200)	915
Other intangible assets	111,200	—	111,200
Other assets	2,104	—	2,104

Total identifiable assets	$176,866	$2,571	$179,437

Accounts payable	$(229)	$—	$(229)
Income taxes payable	(347)	187	(160)
Penwest shareholder liability	(20,815)	20,815	—
Accrued expenses	(1,455)	(87)	(1,542)
Deferred income taxes	(39,951)	(379)	(40,330)
Other liabilities	(4,403)	(118)	(4,521)

Total liabilities assumed	$(67,200)	$20,418	$(46,782)

Net identifiable assets acquired	$109,666	$22,989	$132,655
Goodwill	$37,952	$1,159	$39,111

Net assets acquired	$147,618	$24,148	$171,766

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the Penwest Acquisition Date to estimate the fair value of assets acquired and liabilities assumed. The Company believes that information provides a reasonable basis for estimating the fair values but the Company is waiting for additional information necessary to finalize those amounts, particularly with respect to intangible assets and deferred taxes. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Penwest Acquisition Date.

The valuation of the intangible assets acquired and related amortization periods are as follows (in millions):

	Valuation	Amortization Period (in years)
In Process Research & Development:
Otsuka	$5.5	n/a
A0001	1.6	n/a

Total	$7.1	n/a

Developed Technology:
Opana® ER	$104.1	10

Total	$104.1	10

Total other intangible assets	$111.2	n/a

The fair values of the in-process research and development assets and developed technology asset were estimated using an income approach. To calculate fair value, the Company used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with the asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. Cash flows were assumed to extend through the patent life of our purchased technology.

The $39.1 million of goodwill was assigned to our Branded Pharmaceuticals segment. The goodwill recognized is attributable primarily to the control premium associated with our oxymorphone franchise and other factors. None of the goodwill is expected to be deductible for income tax purposes.

The deferred tax assets of $30.2 million are related primarily to federal net operating loss and credit carryforwards of Penwest. The deferred tax liabilities of $40.3 million are related primarily to the difference between the book basis and tax basis of the identifiable intangible assets.

The Company recognized $10.7 million of Penwest acquisition-related costs that were expensed for the twelve months ended December 31, 2010. These costs are included in the line item entitled “Acquisition-related items” in the accompanying Consolidated Statements of Operations and are comprised of the following items (in thousands):

Acquisition- related Costs
Twelve Months Ended December 31, 2010
Investment bank fees, includes Endo and Penwest	$3,865
Legal, integration, and other costs	6,815

Total	$10,680

Due to the pro forma impacts of eliminating the pre-existing intercompany royalties between Penwest and Endo, which were determined to be at fair value, we have not provided supplemental pro forma information as amounts are not material to the Consolidated Statements of Operations. We have also considered the impacts of Penwest, since the date we obtained a majority interest, on our Consolidated Statement of Operations and concluded amounts were not material.

Qualitest

On November 30, 2010 (the Qualitest Acquisition Date), Endo completed its acquisition of all of the issued and outstanding capital stock of Generics International (US Parent), Inc (Qualitest) from an affiliate of Apax Partners, L.P. for approximately $769.4 million. In addition, Endo paid $406.8 million to retire Qualitest’s outstanding debt and related interest rate swap on November 30, 2010. In connection with the Qualitest acquisition, $108 million of the purchase price was placed into escrow. One of the escrow amounts is for $8 million and will be used to fund any working capital adjustments, as defined in the Qualitest Stock Purchase Agreement. We expect this escrow to be settled in 2011. There is also a $100 million escrow account that will be used to fund all claims arising out of or related to the Qualitest acquisition.

In connection with the $100 million escrow account, to the extent that we are able to realize tax benefits for costs that are funded by the escrow account, we will be required to share these tax benefits with Apax.

Qualitest is a manufacturer and distributor of generic drugs and over-the-counter pharmaceuticals throughout the United States. Qualitest’s product portfolio is comprised of 175 product families in various forms including tablets, capsules, creams, ointments, suppositories, and liquids. This acquisition will enable us to gain critical mass in our generics business while strengthening our pain portfolio through a larger breadth of product offerings.

The operating results of Qualitest from November 30, 2010 to December 31, 2010 are included in the accompanying Consolidated Statements of Operations. The Consolidated Balance Sheet as of December 31, 2010 reflects the acquisition of Qualitest, effective November 30, 2010, the date the Company obtained control of Qualitest.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Qualitest Acquisition Date (in thousands):

November 30, 2010
Cash and cash equivalents	$21,828
Accounts receivable	93,228
Other receivables	1,483
Inventories	95,000
Prepaid expenses and other current assets	2,023
Deferred income taxes	63,509
Property and equipment	135,807
Other intangible assets	843,000

Total identifiable assets	$1,255,878

Accounts payable	$(27,422)
Accrued expenses	(55,210)
Deferred income taxes	(207,733)
Long-term debt	(406,758)
Other liabilities	(9,370)

Total liabilities assumed	$(706,493)

Net identifiable assets acquired	$549,385
Goodwill	$219,986

Net assets acquired	$769,371

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the Qualitest Acquisition Date. The Company believes that information provides a reasonable basis for estimating the fair values but the Company is waiting for additional information necessary to finalize those amounts. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Qualitest Acquisition Date.

The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in millions)	Amortization Period (in years)
Developed Technology:
Hydrocodone and acetaminophen	$119.0	17
Oxycodone and acetaminophen	30.0	17
Promethazine	46.0	16
Isosorbide Mononitrate ER	42.0	16
Multi Vitamins	38.0	16
Trazodone	17.0	16
Butalbital, acetaminophen, and caffeine	25.0	16
Triprevifem	16.0	13
Spironolactone	13.0	17
Hydrocortisone	34.0	16
Hydrochlorothiazide	16.0	16
Controlled Substances	52.0	16
Oral Contraceptives	8.0	13
Others	162.0	17

Total	$618.0	16

In Process Research & Development:
Generics portfolio with anticipated 2011 launch	$63.0	n/a
Generics portfolio with anticipated 2012 launch	30.0	n/a
Generics portfolio with anticipated 2013 launch	17.0	n/a
Generics portfolio with anticipated 2014 launch	88.0	n/a

Total	$198.0	n/a

Tradename:
Qualitest tradename	$27.0	n/a

Total	$27.0	n/a

Total other intangible assets	$843.0	n/a

The fair value of the developed technology assets and in-process research and development assets were estimated using an income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. Cash flows were assumed to extend through the patent life of the purchased technology. The fair value of the Qualitest Tradename was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the Qualitest Tradename. Thus, we derived the hypothetical royalty income from the projected revenues of Qualitest.

The $220.0 million of goodwill was assigned to our Generics segment, which was established in November 2010 pursuant to our acquisition of Qualitest. The goodwill recognized is attributable primarily to expected purchasing, manufacturing and distribution synergies as well as their assembled workforce. Approximately $170.4 million of goodwill is expected to be deductible for income tax purposes.

The deferred tax assets of $63.5 million are related primarily to federal and state net operating loss and credit carryforwards of Qualitest and its subsidiaries. The deferred tax liabilities of $207.7 million are related primarily to the difference between the book basis and tax basis of identifiable intangible assets.

The Company recognized $38.8 million of Qualitest acquisition-related costs that were expensed for the twelve months ended December 31, 2010. These costs are included in the line item entitled “Acquisition-related items” in the accompanying Consolidated Statements of Operations and are comprised of the following items (in thousands):

Acquisition-related Costs
Twelve Months Ended December 31, 2010

Investment bank fees, includes Endo and Qualitest	$14,215
Legal, separation, integration, and other costs	24,572

Total	$38,787

The amounts of revenue and net loss of Qualitest included in the Company’s Consolidated Statements of Operations from the Qualitest Acquisition date to December 31, 2010 are as follows (in thousands, except per share data):

Revenue and Net Loss included in the Consolidated Statements of Operations from November 30, 2010 to December 31, 2010
Revenue	$30,323
Net loss attributable to Endo Pharmaceuticals Holdings Inc.	$(3,056)
Basic and diluted net loss per share	$(0.03)

The following supplemental pro forma information presents the financial results as if the acquisition of Qualitest had occurred on January 1, 2010 for the year ended December 31, 2010 and January 1, 2009 for the year ended December 31, 2009. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2010 or January 1, 2009, nor are they indicative of any future results.

	Twelve Months Ended December 31,
	2010	2009
Pro forma consolidated results (in thousands, except per share data):
Revenue	$2,038,761	$1,767,873
Net income attributable to Endo Pharmaceuticals Holdings Inc	$243,710	$257,511
Basic earnings per share	$2.10	$2.20
Diluted earnings per share	$2.07	$2.19

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Qualitest to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments primarily to property, plant and equipment, and intangible assets, had been applied on January 1, 2010 and 2009, as applicable, together with the consequential tax effects.

NOTE 6. SEGMENT RESULTS

As a result of our recent acquisitions, the Company has realigned its internal management reporting to reflect a total of three reportable segments. These segments reflect the level at which executive management regularly reviews financial information to assess performance and to make decisions about resources to be allocated.

The three reportable business segments in which the Company now operates include: (1) Branded Pharmaceuticals, (2) Generics and (3) Devices and Services. Each segment derives revenue from the sales or licensing of their respective products or services and is discussed below.

Branded Pharmaceuticals

This group of products includes a variety of branded prescription products related to treating and managing pain as well as our urology, endocrinology and oncology products. The established products that are included in this operating segment includes Lidoderm®, Opana® ER and Opana®, Percocet®, Voltaren® Gel, Frova®, Supprelin® LA, Vantas®, and Valstar®.

Generics

This segment is comprised of our legacy Endo non-branded generic portfolio and the portfolio from our newly acquired Qualitest business. Our generics business has historically focused on selective generics related to pain that have one or more barriers to market entry, such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. With the addition of Qualitest, the segment’s product offerings now include products in the pain management, urology, central nervous system (CNS) disorder, immunosuppression, oncology and hypertension markets.

Devices and Services

The Devices and Services operating segment provides urological services, products and support systems to urologists, hospitals, surgery centers and clinics across the United States. These services and products are sold through the following five business lines: Lithotripsy services, Prostate treatment services, Radiation therapy services, Anatomical pathology services, and Medical products manufacturing, sales and maintenance. These business lines are discussed in greater detail within Note 5.

In 2010, the Company began to evaluate segment performance based on each segment’s adjusted income (loss) before tax. We define adjusted income (loss) before tax as income (loss) before tax before certain upfront and milestone payments to partners, acquisition-related items, cost reduction initiatives, asset impairment charges, amortization of commercial intangible assets related to marketed products, inventory step-up recorded as part of our acquisitions, and certain other items that the Company believes do not reflect its core operating performance. Certain corporate general and administrative expenses are not allocated and are therefore included within Corporate unallocated. We calculate consolidated adjusted income (loss) before tax by adding the adjusted income (loss) before tax of each of our reportable segments to corporate unallocated adjusted income (loss) before tax.

The following represents selected information for the Company’s reportable segments for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Twelve Months Ended December 31,
	2010	2009	2008
Net revenues to external customers
Branded Pharmaceuticals	$1,467,572	$1,336,110	$1,168,204
Generics	146,513	124,731	92,332
Devices and Services	102,144	—	—

Total consolidated net revenues to external customers	$1,716,229	$1,460,841	$1,260,536

Adjusted income (loss) before tax
Branded Pharmaceuticals	$757,453	$642,997	$581,152
Generics	24,722	28,557	23,163
Devices and Services	35,538	—	—
Corporate unallocated	(194,459)	(174,994)	(130,539)

Total consolidated adjusted income (loss) before tax	$623,254	$496,560	$473,776

The table below provides reconciliations of our consolidated adjusted income (loss) before income tax to our consolidated operating income and our consolidated income before tax, which are determined in accordance with U.S. generally accepted accounting principles (GAAP), for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Twelve Months Ended December 31,
	2010	2009	2008
Total consolidated adjusted income (loss) before tax	$623,254	$496,560	$473,776
Upfront and milestone payments to partners	(23,850)	(77,099)	(8,910)
Acquisition-related items	(18,976)	93,081	—
Cost reduction initiatives	(17,245)	(2,549)	(16,375)
Asset impairment charges	(35,000)	(69,000)	(12,680)
Amortization of commercial intangible assets related to marketed products	(83,974)	(62,931)	(30,821)
Inventory step-up	(6,289)	(11,268)	—
Purchased in-process research and development	—	—	530
Non-cash interest expense	(16,983)	(14,719)	(10,372)
Other (expense) income	(239)	3,560	(3,320)
Gain on extinguishment of debt	—	4,025	—

Total consolidated income before income tax	$420,698	$359,660	$391,828

The following represents additional selected financial information for our reportable segments (in thousands):

	Twelve Months Ended December 31, 2010
	2010	2009	2008
Depreciation expense:
Branded Pharmaceuticals	$13,259	$13,400	$10,255
Generics	1,676	822	508
Devices and Services	6,000	—	—
Corporate unallocated	2,894	2,628	2,214

Total depreciation expense	$23,829	$16,850	$12,977

Amortization expense:
Branded Pharmaceuticals	$78,647	$63,531	$33,468
Generics	3,068	—	—
Devices and Services	2,860	—	—

Total amortization expense	$84,575	$63,531	$33,468

Asset information is not accounted for at the segment level and consequently is not reviewed or included within our internal management reporting. Therefore, the Company has not disclosed asset information for each reportable segment.

NOTE 7. LICENSE AND COLLABORATION AGREEMENTS

Commercial Products

Novartis AG and Novartis Consumer Health, Inc.

On March 4, 2008, we entered into a License and Supply Agreement (the Voltaren® Gel Agreement) with and among Novartis AG and Novartis Consumer Health, Inc. (Novartis) to obtain the exclusive U.S. marketing rights for the prescription medicine Voltaren® Gel (Voltaren® Gel or Licensed Product). Voltaren® Gel received regulatory approval in October 2007 from the U.S. Food and Drug Administration (the FDA), becoming the first topical prescription treatment for use in treating pain associated with osteoarthritis and the first new product approved in the U.S. for osteoarthritis since 2001. Voltaren® Gel was granted marketing exclusivity in the U.S. as a prescription medicine until October 2010.

Under the terms of the five-year Voltaren® Gel Agreement, Endo made an upfront cash payment of $85 million. Endo has agreed to pay royalties to Novartis on annual Net Sales of the Licensed Product, subject to certain thresholds as defined in the Voltaren® Gel Agreement. In addition, Endo has agreed to make certain guaranteed minimum annual royalty payments of $30 million per year payable in the fourth and fifth year of the Voltaren® Gel Agreement, subject to certain limitations including the launch of a generic to the Licensed Product in the United States. These guaranteed minimum royalties will be creditable against royalty payments on an annual basis such that Endo’s obligation with respect to each year is to pay the greater of (i) royalties payable based on annual net sales of the Licensed Product or (ii) the guaranteed minimum royalty for such Voltaren® Gel Agreement year. No royalty payments were payable to Novartis during 2010 and 2009. Novartis is also eligible to receive a one-time milestone payment of $25 million if annual net sales of Voltaren® Gel exceed $300 million in the U.S. The $85 million upfront payment and the present value of the guaranteed minimum royalties have been capitalized as an intangible asset in the amount of $129 million, representing the fair value of the exclusive license to market Voltaren® Gel. We are amortizing this intangible asset into cost of revenues over its estimated five-year useful life.

Endo is solely responsible to commercialize the Licensed Product during the term of the Voltaren® Gel Agreement. With respect to each year during the term of the Voltaren® Gel Agreement, Endo is required to incur a minimum amount of annual advertising and promotional expenses on the commercialization of the Licensed Product, subject to certain limitations. In addition, Endo is required to perform a minimum number of face-to-face one-on-one discussions with physicians and other healthcare practitioners (details) for the purpose of promoting the Licensed Product within its approved indication during each year of the Voltaren® Gel Agreement Further, during the term of the Voltaren® Gel Agreement, Endo will share in the costs of certain clinical studies and development activities initiated at the request of the FDA or as considered appropriate by Novartis and Endo.

During the term of the Voltaren® Gel Agreement, Endo has agreed to purchase all of its requirements for the Licensed Product from Novartis. The price was fixed for the first year and subject to annual changes based upon changes in the producer price index and raw materials.

Novartis has the exclusive right, at its sole discretion, to effect a switch of the Licensed Product from a prescription product to an over-the-counter (OTC) product in the United States, (an OTC Switch), by filing an amendment or supplement to the Licensed Product New Drug Application or taking any other action necessary or advisable in connection therewith to effect the OTC Switch, and thereafter to commercialize such OTC product. Notwithstanding the foregoing, Novartis shall not launch an OTC equivalent product prior to a time specified in the Voltaren® Gel Agreement, and Novartis shall not take any action that results in the loss of the prescription product status for the Licensed Product prior to such time. Novartis will notify Endo if it submits a filing to the FDA in respect of an OTC equivalent product. In the event that Novartis gains approval of an OTC equivalent product that results in the Licensed Product being declassified as a prescription product, then Novartis will make certain royalty payments to Endo on net sales of such OTC equivalent product in the United States by Novartis, its affiliates and their respective licensees or sublicensees as set forth in the Voltaren® Gel Agreement. As a condition to the payment of any and all such royalties, net sales of the Licensed Product in the United States must have exceeded a certain threshold prior to the launch of the OTC equivalent product by Novartis or its affiliates.

The initial term of the Voltaren® Gel Agreement will expire on June 30, 2013. Endo has the option to extend the Voltaren® Gel Agreement for two successive one year terms. The Voltaren® Gel Agreement will remain in place after the first two renewal terms unless either party provides written notice of non-renewal to the other party at least six months prior to the expiration of any renewal term after the first renewal term or the Voltaren® Gel Agreement is otherwise terminated in accordance with its terms. Among other standard and customary termination rights granted under the Voltaren® Gel Agreement, the Voltaren® Gel Agreement can be terminated by either party upon reasonable written notice, if either party has committed a material breach that has not been remedied within ninety (90) days from the giving of written notice. Endo may terminate the Voltaren® Gel Agreement by written notice upon the occurrence of several events, including the launch in the United States of a generic to the Licensed Product. Novartis may terminate the Voltaren® Gel Agreement upon reasonable written notice (1) if Endo fails to deliver a set percentage of the minimum details in any given six-month period under the Voltaren® Gel Agreement; or (2) on or after the launch in the United States of an OTC equivalent product by Novartis, its affiliates or any third party that does not result in the declassification of the Licensed Product as a prescription product, following which net sales in any six-month period under the Voltaren® Gel Agreement are less than a certain defined dollar amount.

Hind Healthcare Inc.

In November 1998, Endo entered into a license agreement (the Hind License Agreement) with Hind Healthcare Inc., (Hind), for the sole and exclusive right to develop, use, market, promote and sell Lidoderm® in the United States. Under the terms of the Hind License Agreement, Endo paid Hind approximately $10 million based upon the achievement of certain milestones and capitalized this amount as an intangible asset representing the fair value of these exclusive rights. In addition, Endo pays Hind nonrefundable royalties based on net sales of Lidoderm®. Royalties are recorded as a reduction to net sales due to the nature of the license agreement and the characteristics of the license involvement by Hind in Lidoderm®. The royalty rate is 10% of net sales through the shorter of (1) the expiration of the last licensed patent or (2) November 20, 2011, including a minimum royalty of at least $500,000 per year. During 2010, 2009, and 2008, we recorded $86.8 million, $84.9 million, and $84.8 million for these royalties to Hind, respectively, which we recorded as a reduction to net sales. At December 31, 2010 and 2009, $23.0 million and $22.8 million, respectively, is recorded as a royalty payable and included in accounts payable in the accompanying balance sheets. In March 2002, we extended this license with Hind to cover Lidoderm® in Canada and Mexico.

Penwest Pharmaceuticals Co.

In September 1997, we entered into a collaboration agreement with Penwest Pharmaceuticals Co. (Penwest) to exclusively co-develop opioid analgesic products for pain management, using Penwest’s patent-protected proprietary technology, for commercial sale worldwide. On April 2, 2002, we amended and restated this agreement between the parties (the 2002 Agreement) to provide, among other things, that this collaboration would cover only the opioid analgesic product, oxymorphone ER, now known as Opana® ER. In September 2010, we acquired Penwest, which effectively eliminated this third party relationship. See Note 5 for discussion of our Penwest Acquisition. We recorded, in cost of revenues, royalties to Penwest under the 2002 Agreement of $29.8 million, $19.3 million, and $5.0 million during the years ended December 31, 2010, 2009, and 2008, respectively.

Valeant Canada Ltd

In June 2009, the Company entered into a License Agreement with Valeant Canada Ltd (Valeant) granting Valeant a license to market Opana® and Opana® ER in Canada, Australia and New Zealand. Opana® ER, the extended release formulation of oxymorphone, was jointly developed by Penwest and Endo. Prior to Endo’s acquisition of the majority of common stock of Penwest, under the terms of the collaboration agreement between Penwest and Endo, the two companies have shared equally in the proceeds received from Valeant for Opana® ER. The license agreement with Valeant also includes rights to Opana®, the immediate release formulation of oxymorphone developed by Endo. Under the terms of the License Agreement, Valeant made an upfront payment to Endo and may make future payments if certain sales milestones are reached. In addition, Valeant has agreed to pay royalties ranging from 10%-20% on net sales of Opana® ER and Opana® in each of the three countries, subject to royalty reductions upon patent expiry or generic entry.

Vernalis Development Limited

In July 2004, we entered into a License Agreement with Vernalis Development Limited (Vernalis) under which Vernalis agreed to license, exclusively to us, rights to market frovatriptan succinate (Frova®) in North America (the Vernalis License Agreement). Frova® was launched June 2002 in the U.S. and indicated for the acute treatment of migraine headaches in adults. Under the terms of the Vernalis License Agreement, we paid Vernalis an upfront fee of $30 million and annual $15 million payments each in 2005 and 2006. We capitalized the $30 million up-front payment and the present value of the two $15 million anniversary payments. We are amortizing this intangible asset into cost of revenues on a straight-line basis over its estimated life of twelve and one-half years.

Under the terms of the License Agreement we would have been required to make a $40 million milestone payment upon FDA approval for the short-term prevention of menstrual migraine indication. In September 2007, the FDA issued to the Company and our development partner Vernalis, a “not approvable” letter pertaining to our supplemental new drug application (sNDA) for Frova® for the additional indication of short-term prevention of menstrual migraine. In April 2008, Endo notified the FDA of the withdrawal of the sNDA without prejudice to refiling as afforded under 21 CFR 314.65 for Frova® 2.5 mg tablets. Frova® is approved and marketed for the acute treatment of migraine with or without aura in adults.

In addition, Vernalis could receive one-time milestone payments for the achievement of defined annual net sales targets. These sales milestone payments increase based on increasing net sales targets ranging from a milestone of $10 million on $200 million in net sales to a milestone of $75 million on $1.2 billion in net sales. These sales milestones could total up to $255 million if all of the defined net sales targets are achieved. Beginning on January 1, 2007, we began paying royalties to Vernalis based on the net sales of Frova®. The term of the license agreement is for the shorter of the time (i) that there are valid claims on the Vernalis patents covering Frova® or there is market exclusivity granted by a regulatory authority, whichever is longer, or (ii) until the date on which a generic version of Frova® is first offered, but in no event longer than 20 years. We can terminate the license agreement under certain circumstances, including upon one years’ written notice. In July 2007, Vernalis and Endo entered into an Amendment (Amendment No. 3) to the License Agreement dated July 14, 2004. Under Amendment No. 3, Vernalis granted an exclusive license to Endo to make, have made, use, commercialize and have commercialized the product Frova® in Canada, under the Canadian Trademark.

In February 2008, we entered into Amendment No. 4 to the Vernalis License Agreement (Amendment No. 4). In addition to amending certain specific terms and conditions of the License Agreement, Amendment No. 4 sets forth an annual minimum net sales threshold such that no royalties will be due on annual U.S. net sales of Frova® less than $85 million. Prior to this amendment, royalties were payable by us to Vernalis on all net sales of Frova® in the United States. Now, once the annual minimum net sales amount is reached, royalty payments will be due only on the portion of annual net sales that exceed the $85 million threshold.

Allergan/Esprit

In September 2007, Indevus (now, Endo Pharmaceuticals Solutions Inc.) entered into an Amended and Restated License, Commercialization and Supply Agreement with Esprit Pharma, Inc (Esprit), which modified the obligations of each party and superseded all previous agreements (the Allergan Agreement). In October, 2007, Allergan, Inc. (Allergan) acquired Esprit resulting in Esprit being a wholly-owned subsidiary of Allergan. Under the Allergan Agreement, we received the right to receive a fixed percentage of net sales for the term of the Allergan Agreement, subject to increasing annual minimum royalties. Aggregate minimum royalties for the remainder of the Allergan Agreement amount to approximately $88.5 million through December 31, 2014, provided there is no product adverse event, as defined in the Allergan Agreement. Commencing January 1, 2010, Allergan has the right to reduce, subject to quarterly and annual restrictions, royalty payments by $20 million in the aggregate. The Company may also receive a payment of $20 million related to a long-term commercialization milestone related to generic competition on December 31, 2013. Lastly, all third-party royalties paid by the Company as a result of existing licensing, manufacturing and supply agreements associated with sales of Sanctura® and Sanctura XR® will be reimbursed to the Company by Allergan up to six percent (6%) of net sales. The Allergan Agreement expires on the later of the twelfth annual anniversary of the launch of Sanctura XR® or February 1, 2025, the date of the last to expire patent covering Sanctura XR® in the United States. Either party may also terminate the Allergan Agreement in the event of a material breach by the other party. In August 2008, Indevus assigned its rights to receive a fixed percentage of net sales and $20 million related to a long-term commercialization milestone related to generic competition to the holders of the Non-recourse notes (see Note 18).

In May 2008, together with Madaus AG, Indevus licensed to Allergan the exclusive right to develop, manufacture, and commercialize Sanctura XR® in Canada. As a result, the Company could receive milestones upon the achievement of certain sales thresholds of up to $2 million. In addition, any third-party royalties owed by the Company on net sales in Canada will be reimbursed by Allergan. This agreement will expire after the later of the expiration of the last applicable patent or our third party royalty obligation, which is currently expected to be November 4, 2024, after which Allergan will have a fully-paid license.

Madaus

In November 1999, Indevus entered into an agreement with Madaus to license the exclusive rights to develop and market certain products, including Sanctura® in the United States. In November 2006, Indevus entered into (i) a License and Supply Agreement and (ii) an amendment to its original 1999 license agreement with Madaus (collectively, the Madaus Agreements). In March 2010, Endo amended the Madaus Agreements. Under the amended Madaus Agreements, (a) Madaus has licensed the rights to sell Sanctura XR® in all countries outside of the U.S. (the Madaus Territory) except Canada, Japan, Korea and China (the Joint Territory), (b) Madaus has agreed to pay a fee based on the number of capsules of Sanctura XR sold in the Madaus Territory through December 9, 2015 and (c) Endo has agreed to pay a fee based on the number of capsules of Sanctura XR® sold in the U.S. through the earlier of August 23, 2014 or upon generic formulations achieving a predetermined market share. In exchange, Madaus (a) agreed to make certain immaterial payments upon the achievement of certain commercial milestones and pay royalties of 5% of net sales based on future sales of Sanctura XR® in the Madaus Territory and (b) agreed to reimburse Endo for any amounts due to Supernus (see Supernus below) related to the development or commercialization in the Madaus territory. The Company and Madaus will share the development and commercialization costs in the countries in the Joint Territory. If either party decides not to pursue development and commercialization of Sanctura XR® in any country in the Joint Territory, the other party has the right to independently develop and commercialize Sanctura XR® in that country. The term of the Madaus Agreement for Sanctura XR® extends until the expiration, on a country-by-country basis, of all royalty obligations owed to the Company from Madaus which ceases upon the last to expire applicable patent in the Madaus Territory. Either party may terminate the amended Madaus Agreement in the event of a material breach by the other party.

Supernus

In March 2003, Indevus entered into a Development and License Agreement (the Supernus Agreement) with Supernus Pharmaceuticals, Inc. (Supernus) pursuant to which Supernus agreed to develop Sanctura XR® and granted exclusive, worldwide rights under certain Supernus patents and know-how to Indevus. The Supernus agreement includes potential future development and commercialization milestone payments from the Company to Supernus, including royalties based on sales of Sanctura XR®, and potential future development and commercialization milestone payments for up to an aggregate of $2.4 million upon the launch of Sanctura XR® in certain geographic areas. In addition, the Supernus agreement includes potential future development and commercialization milestone payments for up to an aggregate of $4.5 million upon the launch of new formulations and over-the-counter products. The Company is responsible for all development costs and the commercialization of Sanctura XR® under the Supernus agreement. The Supernus agreement continues until the earlier of, in any particular country, (i) the last date on which the manufacture, use or sale of licensed product in such country would infringe a valid claim of a licensed patent in such country but for the license granted by the agreement; or (ii) twelve years from the date of first commercial sale of licensed product in such country. Either party may also terminate this agreement in the event of a material breach by the other party or by mutual consent.

The Population Council

The Company markets its products utilizing the hydrogel polymer technology pursuant to an agreement between Indevus and the Population Council. Unless earlier terminated by either party in the event of a material breach by the other party, the term of the agreement is the shorter of twenty-five years from October 1997 or until the date on which The Population Council receives approximately $40 million in payments from the Company. The Company is required to pay to The Population Council 3% of its net sales of Vantas® and any polymer implant containing an LHRH analog. We are also obligated to pay royalties to the Population Council ranging from 0.5% of net sales to 4% of net sales under certain conditions. We are also obligated to pay the Population Council 30% of certain profits and payments received in certain territories by the Company from the licensing of Vantas® or any other polymer implant containing an LHRH analog and 5% for other implants.

Orion Corporation

In April 2008, Indevus entered into a License, Supply and Distribution Agreement (the 2008 Orion Agreement) with Orion Corporation (Orion) granting Orion the rights to market Vantas® in Europe and in certain other countries outside of Europe. Vantas® is currently approved for the treatment of advanced prostate cancer in Denmark, the United Kingdom and other European countries, and the Company is seeking additional European approvals through the mutual recognition procedure. In 2010, the Company received $2.8 million from Orion for marketing authorizations in the Benelux countries, Finland, France, Norway and Sweden and could receive, upon the achievement of sales thresholds, an aggregate amount of $11.2 million. Additionally, the Company will supply Vantas® to Orion at a pre-determined transfer price subject to annual minimum purchase requirements.

In January 2011, the 2008 Orion Agreement was amended, effective December 2010, to reduce minimum purchase obligations, to modify pricing provisions, and to change certain other provisions. The 2008 Orion Agreement, as amended, expires in April 2023, unless earlier terminated by either party in the event of a material breach by the other party. The 2008 Orion Agreement will automatically renew for one-year periods, subject to the right of either party to terminate the agreement at any time effective at the end of the initial fifteen-year term or any subsequent one-year renewal period thereafter with at least six months prior written notice to the other party.

Strakan International Limited

In August 2009, we entered into a License and Supply Agreement with Strakan International Limited, a subsidiary of ProStrakan Group plc (ProStrakan), for the exclusive right to commercialize FortestaTM Gel in the U.S. (the ProStrakan Agreement). FortestaTM Gel, a patented two percent (2%) testosterone transdermal gel for testosterone replacement therapy in male hypogonadism. A metered dose delivery system permits accurate dose adjustment to increase the ability to individualize patient treatment. Under the terms of the ProStrakan Agreement, Endo paid ProStrakan an up-front cash payment of $10 million, which was recorded as research and development expense.

In October 2009, we received a Complete Response letter from the FDA regarding the NDA for FortestaTM Gel. The FDA issues Complete Response letters to communicate that their initial review of an NDA or abbreviated new drug application (ANDA) is complete and that the application cannot be approved in its present form. A Complete Response also informs applicants of changes that must be made before an application can be approved, with no implication regarding the ultimate approvability of the application.

Following the July 1, 2010 complete response to the FDA, the Company received FDA approval in December 2010. As of December 31, 2010, the Company has accrued and capitalized the one-time approval milestone to ProStrakan for $12.5 million. ProStrakan could potentially receive up to approximately $175.0 million in additional payments linked to the achievement of future commercial milestones related to FortestaTM Gel. We are amortizing this intangible asset into cost of revenues on a straight-line basis over its estimated useful life.

ProStrakan will exclusively supply FortestaTM Gel to Endo at a supply price based on a percentage of annual net sales subject to a minimum floor price as defined in the ProStrakan Agreement. Endo may terminate the ProStrakan Agreement upon six months’ prior written notice at no cost to the Company.

Products in Development

Grünenthal GMBH

In February 2009, we entered into a Development, License and Supply Agreement (the Grünenthal Agreement) with Grünenthal GMBH (Grünenthal), granting us the exclusive right in North America to develop and market Grünenthal’s investigational drug, axomadol. Currently in Phase II trials, axomadol is a patented new chemical entity being developed for the treatment of moderate to moderately-severe chronic pain and diabetic peripheral neuropathic pain. Under the terms of the Grünenthal Agreement, Endo paid Grünenthal approximately $9.4 million upfront and an additional $25.2 million in 2009 upon the achievement of certain milestones. We could be obligated to pay additional clinical, regulatory and approval milestone payments of up to approximately 6.3 million Euros (approximately $8.4 million at December 31, 2010) and possibly development and commerce milestone payments of up to an additional $68 million. In addition, Grünenthal will receive payments from Endo based on a percentage of Endo’s annual net sales of the product in the United States and Canada. The Grünenthal Agreement will expire in its entirety on the date of (i) the 15th anniversary of the first commercial sale of the product; or (ii) the expiration of the last issued patent claiming or covering the product, or (iii) the expiration of exclusivity granted by the FDA for the product, whichever occurs later. Among other standard and customary termination rights granted under the Grünenthal Agreement, we may terminate the Grünenthal Agreement at our sole discretion at any time upon ninety (90) days’ written prior notice to Grünenthal and payment of certain penalties.

In December 2007, we entered into a license, development and supply agreement with Grünenthal for the exclusive clinical development and commercialization rights in Canada and the United States for a new oral formulation of long-acting oxymorphone, which is designed to be crush resistant. Under the terms of this agreement Grünenthal is responsible for development efforts to conduct pharmaceutical formulation development and will manufacture any such product or products which obtain FDA approval. Endo is responsible for conducting clinical development activities and for all development costs incurred to obtain regulatory approval. Under the terms of the agreement, we paid approximately $4.9 million for the successful completion of a clinical milestone, which was recorded as research and development expense for the year ended December 31, 2010. Additional payments of approximately 59.2 million Euros (approximately $78.5 million at December 31, 2010) may become due upon achievement of predetermined regulatory and commercial milestones. Endo will also make payments to Grünenthal based on net sales of any such product or products commercialized under this agreement.

Impax Laboratories, Inc.

In June 2010, the Company entered into a Development and Co-Promotion Agreement (the Impax Agreement) with Impax Laboratories, Inc. (Impax), whereby the Company was granted a royalty-free license for the co-exclusive rights to co-promote a next generation Parkinson’s disease product. Under the terms of the Impax Agreement, Endo paid Impax an upfront payment of $10 million, which was recorded as research and development expense for the year ended December 31, 2010. In addition, under the terms of the Impax agreement, Impax could potentially receive up to approximately $30 million in additional payments linked to the achievement of future clinical, regulatory, and commercial milestones related to the development product. Prior to the completion of Phase III trials, Endo may only terminate the Impax Agreement upon a material breach.

Bioniche Life Sciences Inc.

In July 2009, the Company entered into a License, Development and Supply Agreement (the Bioniche Agreement) with Bioniche Life Sciences Inc. and Bioniche Urology Inc. (collectively, Bioniche), whereby the Company licensed from Bioniche the exclusive rights to develop and market Bioniche’s proprietary formulation of Mycobacterial Cell Wall-DNA Complex (MCC), known as UrocidinTM, in the U.S. with an option for global rights. We exercised our option for global rights in the first quarter of 2010. UrocidinTM is a patented formulation of MCC developed by Bioniche for the treatment of non-muscle-invasive bladder cancer that is currently undergoing Phase III clinical testing. Under the terms of the Bioniche Agreement, Endo paid Bioniche an up-front cash payment of $20.0 million in July 2009, which was recorded as research and development expense. During 2010, Endo paid Bioniche milestone payments of $4.0 million resulting from the achievement of contractual milestones, which were recorded as research and development expense. In addition, Bioniche could potentially receive up to approximately $67.0 million and $29.0 million in additional payments linked to the achievement of future clinical, regulatory, and commercial milestones related to two separate indications for UrocidinTM. Bioniche will manufacture UrocidinTM and receive a transfer price for supply based on a percentage of Endo’s annual net sales of UrocidinTM. Endo may terminate the Bioniche Agreement upon 180 days’ prior written notice.

BayerSchering

In July 2005, Indevus licensed exclusive U.S. rights from Schering AG, Germany, now BayerSchering Pharma AG (BayerSchering) to market a long-acting injectable testosterone preparation for the treatment of male hypogonadism that we refer to as AveedTM (the BayerSchering Agreement). The Company is responsible for the development and commercialization of AveedTM in the United States. BayerSchering is responsible for manufacturing and supplying the Company with finished product. As part of the BayerSchering Agreement, Indevus agreed to pay to BayerSchering up to $30.0 million in up-front, regulatory milestone, and commercialization milestone payments, including a $5.0 million payment due upon approval by the FDA to market AveedTM. Indevus also agreed to pay to BayerSchering 25% of net sales of AveedTM to cover both the cost of finished product and royalties. The BayerSchering Agreement expires ten years from the first commercial sale of AveedTM. Either party may also terminate the BayerSchering Agreement in the event of a material breach by the other party.

In October 2006, Indevus entered into a supply agreement with BayerSchering pursuant to which BayerSchering agreed to manufacture and supply Indevus with all of its requirements for AveedTM for a supply price based on net sales of AveedTM. The supply price is applied against the 25% of net sales owed to BayerSchering pursuant to the BayerSchering Agreement. The BayerSchering Agreement expires ten years after the first commercial sale of AveedTM.

Sanofi-Aventis

In February 1994, Indevus licensed from Rhone-Poulenc Rorer, S.A., now Aventis Pharma S.A. (Sanofi-Aventis), exclusive, worldwide rights for the manufacture, use and sale of pagoclone under patent rights and know-how related to the drug, except that Indevus granted Sanofi-Aventis an option to sublicense, under certain conditions, rights to market pagoclone in France. Indevus paid Sanofi-Aventis a license fee and agreed to make milestone payments based on clinical and regulatory developments, and to pay royalties based on net sales through the expiration of the composition of matter patent. If sublicensed, the Company would pay to Sanofi-Aventis a portion of receipts from the sublicensee in lieu of payments. Under the terms of the agreement with Sanofi-Aventis, the Company is responsible for all costs of developing, manufacturing, and marketing pagoclone. This agreement expires with respect to each country upon the last to expire applicable patent. Additionally either party may also terminate this agreement in the event of a material breach by the other party. The Company could owe an additional $11.1 million if certain clinical and regulatory development milestones are achieved, as well as royalties on net sales or a percentage of royalties it receives if the product is sublicensed.

Hydron Technologies, Inc.

In November 1989, GP Strategies Corporation (GP Strategies), then known as National Patent Development Corporation, entered into an agreement (the Hydron Agreement) with Dento-Med Industries, Inc., now known as Hydron Technologies, Inc. In June 2000, Valera Pharmaceuticals, Inc. (Valera, now a wholly-owned subsidiary of the Company known as Endo Pharmaceuticals Valera Inc.) entered into a contribution agreement with GP Strategies, pursuant to which Valera acquired the assets of GP Strategies’ drug delivery business, including all intellectual property, and all of GP Strategies’ rights under the Hydron Agreement, and certain other agreements with The Population Council and Shire US, Inc.

Pursuant to the Hydron Agreement, the Company has the exclusive right to manufacture, sell and distribute any prescription drug or medical device and certain other products made with the Hydron® Polymer Technology. Hydron Technologies retained an exclusive, worldwide license to manufacture, market or use products composed of, or produced with the use of, the Hydron® Polymer Technology in certain consumer and oral health fields. Neither party is prohibited from manufacturing, exploiting, using or transferring the rights to any new non-prescription drug product containing the Hydron® Polymer Technology, subject to certain exceptions, for limited exclusivity periods. Subject to certain conditions and exceptions, the Company is obligated to supply certain types of Hydron® Polymer Technology and Hydron Technologies is obligated to purchase them from the Company. In the event the Company withdraws from the business of manufacturing the Hydron® Polymer Technology, the Company will assign all of its right and interest in the Hydron trademark to Hydron Technologies. This agreement continues indefinitely, unless terminated earlier by the parties. Each party may owe royalties up to 5% to the other party on certain products under certain conditions.

Orion Corporation

In January 2011, the Company entered into a Discovery, Development and Commercialization Agreement (the 2011 Orion Agreement) with Orion Corporation (Orion) to exclusively co-develop products for the treatment of certain cancers and solid tumors. Under the terms of the 2011 Orion Agreement, Endo and Orion each contributed four research programs to the collaboration to be conducted pursuant to the agreement. The development of each research program shall initially be the sole responsibility of the contributing party. However, upon the achievement of certain milestones, the non-contribution party shall have the opportunity to, at its option, to obtain a license to jointly develop and commercialize any research program contributed by the other party for amounts defined in the 2011 Orion Agreement. Subject to certain limitations, upon the first commercial sale of any successfully launched jointly developed product, Endo shall be obligated to pay royalties to 2011 Orion based on net sales of the corresponding product in North America (the Endo territory) and Orion shall be obligated to pay royalties to Endo on net sales of the corresponding product in certain European countries (the Orion territory). The 2011 Orion Agreement shall expire in January 2016, unless terminated early or extended pursuant to the terms of the agreement. In January 2011, Endo exercised its option to obtain a license to jointly develop and commercialize Orion’s Anti-Androgen program focused on castration-resistant prostate cancer, one of Orion’s four contributed research programs, and made a corresponding payment to Orion for $10 million, which will be expensed in the first quarter of 2011.

Teva Pharmaceutical Industries Ltd

On November 30, 2010 (the Qualitest Acquisition Date), Endo acquired Qualitest, who was party to an asset purchase agreement with Teva Pharmaceutical Industries Ltd (Teva) (the Teva Agreement). Pursuant to this agreement, Qualitest purchased certain pipeline generic products from Teva and could be obligated to pay consideration to Teva upon the achievement of certain future regulatory milestones. As of December 31, 2010, the maximum amount we could be obligated to pay under the Teva Agreement is $12.5 million.

Other

We have entered into certain other collaboration and discovery agreements with third parties for the development of pain management and other products. These agreements require us to share in the development costs of such products and grant marketing rights to us for such products.

We have also licensed from universities and other similar firms rights to certain technologies or intellectual property generally in the field of pain management. We are generally required to make upfront payments as well as other payments upon successful completion of regulatory or sales milestones. In addition, these agreements generally require us to pay royalties on sales of the products arising from these agreements. These agreements generally permit Endo to terminate the agreement with no significant continuing obligation.

In July 2008, the Company made a $20 million investment in a privately-held company focused on the development of an innovative treatment for certain types of cancer. In exchange for our $20 million payment, we received an equity interest in the privately-held company. The Company’s $20 million payment resulted in an ownership interest of less than 20% of the outstanding voting stock of the privately-held company. In addition, Endo and other equity holders have provided a line of credit totaling $25 million, of which Endo committed to fund $3 million. During 2010, $2.5 million has been funded by Endo under the line-of credit which would be converted into equity of the privately-held company upon certain events. During January of 2011, an additional payment of $0.3 million was subsequently funded under the same commitment. Based on the equity ownership structure, Endo does not have the ability to exert significant influence over the privately-held company. Pursuant to authoritative accounting guidance, our investment constitutes a variable interest in this privately-held company. We have determined that Endo is not the primary beneficiary and therefore have not consolidated the assets, liabilities, and results of operations of the privately-held company into our Condensed Consolidated Financial Statements. Accordingly, Endo is accounting for this investment under the cost method. As of December 31, 2010, our investment in the privately-held company was $22.5 million, representing our maximum exposure to loss.

NOTE 8. PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following for the years ended December 31 (in thousands):

	2010	2009
Buildings and land	$88,871	$—
Machinery and equipment	90,503	17,331
Leasehold improvements	25,995	22,567
Computer equipment and software	51,208	40,681
Assets under capital leases	1,952	1,222
Furniture and fixtures	11,286	8,094
Assets under construction	13,818	7,758

	283,633	97,653
Less accumulated depreciation	(68,338)	(50,124)

Total	$215,295	$47,529

Depreciation expense was $23.8 million, $16.9 million, and $13.0 million for the years ended December 31, 2010, 2009, and 2008, respectively.

NOTE 9. GOODWILL AND OTHER INTANGIBLES

For the year ended December 31, 2010, changes in the carrying amount of Goodwill consisted of the following (in thousands):

Carrying Amount
Balance at December 31, 2009	$302,534
Acquisition of HealthTronics (Note 5)	153,374
Acquisition of Penwest (Note 5)	39,111
Acquisition of Qualitest (Note 5)	219,986

Balance at December 31, 2010	$715,005

As a result of the HealthTronics, Penwest, and Qualitest acquisitions, Endo recorded goodwill of approximately $412.5 million in 2010. In allocating the goodwill from the acquisitions, Endo determined that the a portion of the goodwill derived from the transactions was assignable to each reporting unit due to the value associated with the forecasted synergies related to the acquisitions.

As of January 1, 2011, our annual assessment date, we tested each of our six reporting units for impairment. The results of our analyses showed that no goodwill impairments exist.

Based upon recent market conditions, and a lack of comparable market transactions for similar assets, Endo determined that an income approach using a discounted cash flow model was an appropriate valuation methodology to determine each reporting units’ fair value. The income approach converts future amounts to a single present value amount (discounted cash flow model). Our discounted cash flow models are highly reliant on various assumptions, including estimates of future cash flow (including long-term growth rates), discount rate, and expectations about variations in the amount and timing of cash flows and the probability of achieving the estimated cash flows. We believe we have appropriately reflected our best estimate of the assumptions that market participants would use in determining the fair value of our reporting units at the measurement date.

Our other intangible assets consisted of the following at December 31, 2010 and December 31, 2009, respectively (in thousands):

	December 31, 2010	December 31, 2009
Indefinite-lived intangibles:
In-process research and development	$271,000	$100,900
Tradenames	27,000	—

Total indefinite-lived intangibles	$298,000	$100,900

Definite-lived intangibles:
Licenses (weighted average life of 10 years)	638,142	625,242
Less accumulated amortization	(185,706)	(116,233)

Licenses, net	$452,436	$509,009

Tradenames (weighted average life of 15 years)	14,600	—
Less accumulated amortization	(486)	—

Tradenames, net	$14,114	$—

Developed technology (weighted average life of 15 years)	768,400	—
Less accumulated amortization	(14,614)	—

Developed technology, net	$753,786	$—

Service contract	13,424	—
Less accumulated amortization	—	—

Service contract, net	$13,424	$—

Total definite-lived intangibles, net (weighted average life of 13 years)	$1,233,760	$509,009

Other intangibles, net	$1,531,760	$609,909

Changes in the gross carrying amount of our other intangible assets for the year ended December 31, 2010, are as follows:

(in thousands)	Gross carrying amount
Balance at December 31, 2009	$726,142
HealthTronics acquisition	74,324
Penwest acquisition	111,200
Qualitest acquisition	843,000
Milestone resulting from FDA approval of FortestaTM	12,500
Octreotide impairment	(22,000)
Pagoclone impairment	(13,000)
Other	400

Balance at December 31, 2010	$1,732,566

As part of our annual review of all in-process research and development assets, we conducted an in-depth review of both octreotide indications. This review covered a number of factors including the market potential of each product given its stage of development, taking into account, among other things, issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the product and its potential profitability. Our review resulted in no impact to the carrying value of $9 million related to our octreotide – acromegaly intangible asset. However, the analysis identified certain commercial challenges with respect to the octreotide – carcinoid syndrome intangible asset including the expected rate of physician acceptance and the expected rate of existing patients willing to switch therapies. Upon analyzing the Company’s R&D priorities, available resources for current and future projects, and the commercial potential for octreotide – carcinoid syndrome, the Company has decided to discontinue development of octreotide for the treatment of carcinoid syndrome.

As a result of the above developments, the Company recorded a pre-tax non-cash impairment charge of $22.0 million for the year ended December 31, 2010, to write-off, in its entirety, the octreotide – carcinoid syndrome intangible asset.

In May 2010, following the completion of the pagoclone phase IIb study, Teva terminated their agreement with the Company whereby Teva had agreed to fund all future development and commercialization costs of pagoclone in exchange for exclusive worldwide rights. As a result of this termination, all rights to pagoclone were returned to us. As a result of this triggering event, we assessed the product’s indication and targeted population of eligible recipients, the future probability of regulatory approval, relative timing of commercialization, and estimates of the amount and timing of future cash flows. To calculate the fair value of the pagoclone intangible asset, the Company used an income approach using a discounted cash flow model considering management’s current evaluation of the above mentioned factors. The Company utilized a probability-weighted cash flow model using a present value discount factor of 17% which we believe to be commensurate with the overall risk associated with this particular product. The cash-flow model included our best estimates of future FDA approval associated with the indication and population of eligible recipients. The Company presently believes that the level and timing of cash flows assumed, discount rate, and probabilities of success appropriately reflected market participant assumptions. The fair value of the pagoclone intangible asset was determined to be $8.0 million. Accordingly, the Company recorded a pre-tax non-cash impairment charge of $13.0 million during 2010, representing the difference between the carrying value of the intangible asset and its estimated fair value. The impairment charge was recognized in earnings and included the Impairment of other intangible assets line item in the Condensed Consolidated Statements of Operations. Changes in any of our assumptions may result in a further reduction to the estimated fair value of the pagoclone intangible asset and could result in additional and potentially full future impairment charges of up to $8.0 million.

As a result of the FDA’s Complete Response letter related to our NDA for AveedTM in 2009 (see Note 5 for further details), the Company performed an impairment review for the AveedTM intangible asset and concluded that it is required, under generally accepted accounting principles, to record a pre-tax, non-cash impairment charge to write-down the asset to its estimated fair value. In the complete response letter, the FDA requested information to address the agency’s concerns regarding rare but serious adverse events, including post-injection anaphylactic reaction and pulmonary oily microembolism. The letter also specified that our proposed Risk Evaluation and Mitigation Strategy with respect to the product is not sufficient. We believe that significant regulatory uncertainty currently exists with respect to the timing, label and regulatory path forward for AveedTM, and accordingly determined that a review for asset impairment was appropriate. Although the Company is continuing to evaluate the FDA’s findings to better understand the agency’s concerns, we were required to estimate the fair value of our AveedTM indefinite-lived intangible asset as of the date we received the Complete Response letter. To estimate fair value we assessed the possible changes to the product’s indication and targeted population of eligible recipients, the future probability of regulatory approval, relative timing of commercialization, and estimates of the amount and timing of future cash flows. In January 2010, the Company was notified that the U.S. patent office had issued a Notice of Allowance on a patent covering the AveedTM formulation. Therefore, management considered the likely benefit of patent exclusivity when estimating these future cash flows. To calculate the fair value of the AveedTM intangible asset, the Company used an income approach using a discounted cash flow model considering management’s current evaluation of the above mentioned factors. The Company utilized probability-weighted cash flow models using a present value discount factor of 15% which we believe to be commensurate with the overall risk associated with this particular product. The cash-flow models included our best estimates of future FDA approval associated with each potential indication and population of eligible recipients. The Company believes that the level and timing of cash flows assumed, discount rate, and probabilities of success appropriately reflect market participant assumptions.

The fair value of the AveedTM intangible asset was determined to be $35 million. Accordingly, the Company recorded a pre-tax non-cash impairment charge of $65 million for the year ended December 31, 2009, representing the difference between the carrying value of the intangible asset and its estimated fair value. The impairment charge has been recognized in earnings and included the Impairment of other intangible assets line item in the Consolidated Statements of Operations. Changes in any of these assumptions may result in a further reduction to the estimated fair value of the AveedTM intangible asset resulting in additional and potentially full future impairment charges. Such additional impairment charges could materially impact our results of operations in future periods.

In December of 2009, the Company’s Phase III clinical trials for Pro2000 provided conclusive results that the drug was not effective. In December 2009, the Company concluded there was no further value or alternative future uses associated with this indefinite-lived asset. Accordingly, we recorded a $4 million impairment charge to write-off the Pro2000 intangible asset in its entirety.

On November 11, 2009, we reached a settlement with LecTec Corporation on outstanding patent litigation. Endo made a one-time, $23 million payment for the exclusive license to two patents for use in the field of prescription pain medicines and treatment. As part of this settlement, both Hind Healthcare Inc. and Teikoku Seiyaku Co., Ltd. (Teikoku) were each contractually required to fund their share of this settlement. Accordingly, we recorded an intangible asset representing the portion of our net payment attributable to the license. The remaining $1.3 million was charged to expense within selling, general, and administrative, representing our estimate of the portion of our net payment attributable to the settlement. Effective October 1, 2010, we granted Teikoku non-exclusive license rights with respect to the applicable patents.

Amortization expense was $84.6 million, $63.5 million, and $33.5 million for the years ended December 31, 2010, 2009, and 2008, respectively. As of December 31, 2010, estimated amortization of intangibles for the five fiscal years subsequent to December 31, 2010 is as follows (in thousands):

2011	$147,344
2012	$147,081
2013	$105,308
2014	$92,454
2015	$92,200

NOTE 10. ACCRUED EXPENSES

Accrued expenses are comprised of the following for each of the years ended December 31 (in thousands):

	2010	2009
Chargebacks	$87,820	$51,904
Returns and allowances	65,021	48,274
Rebates	203,225	124,443
Other sales deductions	15,320	6,060
Other	98,335	55,925

Total	$469,721	$286,606

NOTE 11. OTHER (INCOME) EXPENSE, NET

The components of other (income) expense, net for each of the years ended December 31 are as follows (in thousands):

	2010	2009	2008
Other-than-temporary impairment of auction-rate securities	$—	$—	$26,417
(Gain) loss on trading securities	(15,420)	(15,222)	4,225
Loss (gain) on auction-rate securities rights	15,659	11,662	(27,321)
Other (income) expense	(2,172)	231	(1,568)

Other (income) expense, net	$(1,933)	$(3,329)	$1,753

NOTE 12. INCOME TAXES

Income tax consists of the following for each of the years ended December 31 (in thousands):

	2010	2009	2008
Current:
Federal	$128,793	$116,372	$124,862
State	22,451	17,036	8,639

	151,244	133,408	133,501

Deferred:
Federal	(8,139)	(18,621)	2,582
State	(6,871)	(5,884)	(743)

	(15,010)	(24,505)	1,839

Excess tax benefits of stock options exercised	(1,051)	(3,689)	(92)
Valuation allowance	(1,505)	(11,890)	1,244

Total income tax	$133,678	$93,324	$136,492

A reconciliation of income tax at the federal statutory income tax rate to the total income tax provision for each of the years ended December 31 (in thousands):

	2010	2009	2008
Federal income tax at the statutory rate	$147,245	$125,888	$137,144
Noncontrolling interests	(9,805)	—	—
State income tax, net of federal benefit	8,447	6,729	6,227
Research and development credit	(3,667)	(2,915)	(2,124)
Orphan drug credit	(904)	—	—
Uncertain tax positions	1,148	1,574	(550)
Effect of permanent items:
Changes in contingent consideration	(15,673)	(40,503)	—
Transaction-related expenses	9,612	3,256	—
Tax exempt interest income	(237)	(855)	(6,068)
Other	(2,488)	150	1,863

Total income tax	$133,678	$93,324	$136,492

In order to conform to current year presentation, state taxes related to Research and Development credits, permanent items and Uncertain tax positions as of December 31, 2009, as well as state taxes related to permanent items and Uncertain tax positions as of December 31, 2008, have been reclassified to State income tax, net of federal benefit. This reclassification has no impact on the effective tax rate for all years presented.

The tax effects of temporary differences that comprise the current and non-current deferred income tax amounts shown on the balance sheets for the years ended December 31 are as follows (in thousands):

	2010	2009
Deferred tax assets:
Accrued expenses	$100,068	$67,953
Compensation related to stock options	18,328	15,693
Purchased in-process research and development	1,820	2,943
Net operating loss carryforward	209,618	122,558
Capital loss carryforward	16,914	11,235
Research and development credit carryforward	15,371	11,604
Uncertain tax positions	17,383	17,795
Other-than-temporary impairment of auction-rate securities	550	6,135
Prepaid royalties	9,115	12,354
Other	10,543	11,722

Total gross deferred income tax assets	399,710	279,992

Deferred tax liabilities:
Property, equipment, and intangibles	(434,013)	(199,612)
Convertible debt—non cash interest expense	(8,171)	(10,469)
Auction-rate securities rights	—	(5,817)
Other	(7,859)	(5,601)

Total gross deferred income tax liabilities	(450,043)	(221,499)

Valuation allowance	(26,277)	(17,240)

Net deferred income tax (liability) asset	$(76,610)	$41,253

As of December 31, 2010, the Company recorded a valuation allowance of $0.4 million related to the unrealized holding loss on available-for-sale auction-rate securities, the offset of which was recorded in accumulated other comprehensive loss, a component of stockholders’ equity.

In order to conform to current year presentation, deferred tax assets related to intangible assets totaling $23.8 million as of December 31, 2009 have been reclassified from deferred tax assets to deferred tax liabilities and are now included as an offset to deferred tax liabilities in the Property, equipment, and intangibles line in the table above. This change does not impact the total 2009 net deferred tax asset balance.

On January 1, 2007, the Company adopted the provisions for accounting for uncertain tax positions, which became effective for fiscal years beginning after December 15, 2006. The new standard created a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The provisions apply to all material tax positions in all taxing jurisdictions for all open tax years. The standard establishes a two-step process for evaluating tax positions. Step 1 – Recognition, requires the Company to determine whether a tax position, based solely on its technical merits, has a likelihood of more than 50 percent (more-likely-than-not) that the tax position taken will be sustained upon examination. Step 2 – Measurement, which is only addressed if Step 1 has been satisfied, requires the Company to measure the tax benefit as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement.

The Company records accrued interest and penalties related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2010 and 2009, interest and penalties included in income tax expense totaled $1.0 million and $2.1 million, respectively.

A reconciliation of the change in the uncertain tax benefits (UTB) balance from January 1, 2008 to December 31, 2010 is as follows (in thousands):

Unrecognized Tax Benefit Federal, State, and Foreign Tax
UTB Balance at January 1, 2008	$10,980
Gross additions for current year positions	5,200
Gross additions for prior period positions	17,091
Gross reductions for prior period positions	(11,758)
Decrease due to settlements	(559)
Decrease due to lapse of statute of limitations	(1,650)

UTB Balance at December 31, 2008	$19,304
Gross additions for current year positions	7,609
Gross additions for prior period positions	217
Gross reductions for prior period positions	(27)
Decrease due to settlements	—
Decrease due to lapse of statute of limitations	—

UTB Balance at December 31, 2009	$27,103
Gross additions for current year positions	6,293
Gross additions for prior period positions	—
Gross reductions for prior period positions	(2,887)
Decrease due to settlements	(351)
Decrease due to lapse of statute of limitations	(679)
Additions related to acquisitions	9,702

UTB Balance at December 31, 2010	$39,181

Accrued interest and penalties	8,226

Total UTB balance including accrued interest and penalties	$47,407

Current portion (included in accrued expenses)	$180
Non-current portion (included in other liabilities)	$47,227

The Company and its subsidiaries are routinely examined by various taxing authorities, which have proposed adjustments to tax for issues such as certain tax credits and the deductibility of certain expenses. While it is possible that one or more of these examinations may be resolved within the next twelve months, it is not anticipated that the total amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. In addition, the expiration of statutes of limitations for various jurisdictions is expected to reduce the unrecognized tax benefits balance by an insignificant amount.

The Company files income tax returns in the U.S. Federal jurisdiction, and various state and foreign jurisdictions. The Company is subject to U.S. Federal, state and local, and non-U.S. income tax examinations by tax authorities. The Company’s U.S. federal income tax returns for tax years 2003 through 2008 are currently under routine examination by the IRS. In general, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2003. The Company believes that it has adequately provided for uncertain tax positions relating to all open tax years by tax jurisdiction.

The total amount of gross unrecognized tax benefits as of December 31, 2010 is $47.4 million, including interest and penalties, of which $21.6 million, if recognized, would affect the Company’s effective tax rate. The change in the total amount of unrecognized tax benefits did not have a material impact on the Company’s results of operations for the year ended December 31, 2010 or our financial position as of December 31, 2010. Any future adjustments to our uncertain tax position liability will result in an impact to our income tax provision and effective tax rate.

It is expected that the amount of unrecognized tax benefits will change during the next twelve months; however, the Company does not anticipate any adjustments that would lead to a material impact on our results of operations or our financial position.

NOTE 13. STOCKHOLDERS’ EQUITY

Common Stock

At our 2008 Annual Meeting held on June 26, 2008, our stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation which increased the total number of shares of common stock, $0.01 par value, that the Company is authorized to issue from 175,000,000 to 350,000,000.

Subject to certain limitations, we are permitted to pay dividends under the 2010 Credit Facility and our Senior Notes. See Note 18 for further details.

Preferred Stock

The Board of Directors may, without further action by the stockholders, issue a series of Preferred Stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. As of December 31, 2010, no shares of Preferred Stock have been issued.

Stock-Based Compensation

Endo Pharmaceuticals Holdings Inc. 2000, 2004, 2007, and 2010 Stock Incentive Plans

On August 11, 2000, we established the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan reserved an aggregate of 4,000,000 shares of common stock of the Company for issuance to employees, officers, directors and consultants. The 2000 Stock Incentive Plan provided for the issuance of stock options, restricted stock, stock bonus awards, stock appreciation rights or performance awards. The 2000 Stock incentive expired during 2010. In May 2004, our stockholders approved the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan. The maximum number of shares of Company stock reserved for issuance under the 2004 Stock Incentive Plan is 4,000,000 shares. The 2004 Plan provides for the grant of stock options, stock appreciation rights, shares of restricted stock, performance shares, performance units or other share-based awards that may be granted to executive officers and other employees of the Company, including officers and directors who are employees, to non-employee directors and to consultants to the Company. In May 2007, our stockholders approved the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan. The maximum number of shares of Company stock reserved for issuance under the 2007 Stock Incentive Plan is 7,000,000 shares (subject to adjustment for certain transactions), but in no event may the total number of shares of Company stock subject to awards awarded to any one participant during any tax year of the Company exceed 750,000 shares (subject to adjustment for certain transactions). During 2009, 43,500 restricted stock units and 66,503 non-qualified stock options were granted to an executive officer of the Company as an inducement to commence employment with the Company. The restricted stock units and non-qualified stock options were granted outside of the 2007 Stock Incentive Plan but are subject to the terms and conditions of the 2007 Stock Incentive Plan and the applicable award agreements. In May 2010, our stockholders approved the Endo Pharmaceuticals Holdings Inc. 2010 Stock Incentive Plan. The maximum number of shares of Company stock reserved for issuance under the Plan includes 8,000,000 shares plus the number of shares of Company stock reserved but unissued under the Company’s 2004 and 2007 Stock Incentive Plans as of April 28, 2010 and may be increased to include the number of shares of Company stock that become available for reuse under these plans following April 28, 2010, subject to adjustment for certain transactions. Notwithstanding the foregoing, of the 8,000,000 shares originally reserved for issuance under this Plan, no more than 4,000,000 of such shares shall be issued as awards, other than options, that are settled in the Company’s stock. In no event may the total number of shares of Company stock subject to awards awarded to any one participant during any tax year of the Company, exceed 1,000,000 shares (subject to adjustment for certain transactions). Approximately 18.4 million shares were reserved for future issuance upon exercise of options granted or to be granted under the 2004, 2007, and 2010 Stock Incentive Plans. As of December 31, 2010, stock options, restricted stock awards and restricted stock units have been granted under the Stock Incentive Plans.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with the guidance for Share-Based Payments. Accordingly, all stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense in the income statement over the requisite service period.

Presented below is the allocation of stock-based compensation as recorded in our Consolidated Statements of Operations for the years ended December 31 (in thousands).

	2010	2009	2008
Selling, general and administrative expenses	$19,229	$17,211	$15,492
Research and development expenses	3,680	2,382	1,442

Total stock-based compensation expense	$22,909	$19,593	$16,934

Stock Options

For all of the Company’s stock-based compensation plans, the fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model. Black-Scholes utilizes assumptions related to volatility, the risk-free interest rate, the dividend yield (which is assumed to be zero, as the Company has not paid cash dividends to date and does not currently expect to pay cash dividends) and the expected term of the option. Expected volatilities utilized in the model are based mainly on the historical volatility of the Company’s stock price over a period commensurate with the expected life of the share option as well as other factors. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. We estimate the expected term of options granted based on our historical experience with our employees’ exercise of stock options and other factors.

A summary of the activity under 2000, 2004, 2007, and 2010 Stock Incentive Plans for the three-year period ended December 31, 2010 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2008	4,336,052	$24.24
Granted	1,371,253	$24.78
Exercised	(150,191)	$14.88
Forfeited	(834,753)	$28.10
Expired	(62,979)	$29.11

Outstanding, December 31, 2008	4,659,382	$23.95
Granted	2,216,544	$19.30
Exercised	(554,827)	$14.48
Forfeited	(300,864)	$24.11
Expired	(861,694)	$24.67

Outstanding, December 31, 2009	5,158,541	$22.84
Granted	2,210,537	$22.23
Exercised	(965,013)	$21.64
Forfeited	(305,033)	$21.72
Expired	(207,632)	$30.44

Outstanding, December 31, 2010	5,891,400	$22.60	7.60	$79,141,959
Vested and expected to vest, December 31, 2010	5,453,882	$22.64	7.50	$73,014,084
Exercisable, December 31, 2010	1,887,649	$24.32	5.50	$22,083,003

The total intrinsic value of options exercised during the years ended December 31, 2010, 2009, and 2008 was $9.0 million, $3.6 million, and $1.4 million, respectively. The weighted-average grant date fair value of the stock options granted during the years ended December 31, 2010, 2009, and 2008 was $7.66, $7.47, and $9.48 per option, respectively, determined using the following assumptions:

	2010	2009	2008
Average expected term (years)	5.25	5.22	4.92
Risk-free interest rate	2.4%	2.0%	2.8%
Dividend yield	0.00	0.00	0.00
Expected volatility	34%	40%	39%

The weighted average remaining requisite service period of the non-vested stock options is 2.5 years. As of December 31, 2010, the total remaining unrecognized compensation cost related to non-vested stock options amounted to $41.5 million. This unrecognized compensation cost does not include the impact of any future stock-based compensation awards.

The following table summarizes information about stock options outstanding under our 2000, 2004, 2007, and 2010 Stock Incentive Plans at December 31, 2010:

2000, 2004, 2007, and 2010 Stock Incentive Plans Options Outstanding

Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Exercisable Weighted Average Exercise Price	Range of Exercise Prices
5,891,400	7.60	$22.60	1,887,649	$24.32	$9.29-36.70

Restricted Stock Awards

During the year ended December 31, 2007, the Company began granting restricted stock awards to non-employee directors of the Company. We recognize expense for our restricted stock using the straight-line method over the requisite service period. The total value of compensation expense for restricted stock is equal to the closing price of Endo shares on the date of grant.

A summary of our restricted stock activity during the years ended December 31, 2010, 2009 and 2008 is presented below:

	Number of Shares	Weighted Average Fair Value Per Share	Aggregate Intrinsic Value
Non-vested, January 1, 2008	13,572	$29.84
Granted	—	$—
Forfeited	(1,131)	$29.84
Vested	(6,786)	$29.84	$175,622

Non-vested, December 31, 2008	5,655	$29.84
Granted	—	$—
Forfeited	(1,131)	$29.84
Vested	(4,524)	$29.84	$92,832

Non-vested, December 31, 2009	—	$—
Granted	—	$—
Forfeited	—	$—
Vested	—	$—	$—

Non-vested, December 31, 2010	—	$—

As of December 31, 2010, there was no unrecognized compensation cost related to non-vested restricted stock awards.

Restricted Stock Units

During the years ended December 31, 2010, 2009, and 2008, the Company granted restricted stock units to employees and non-employee directors of the Company as part of their annual stock compensation award. We recognize expense for our restricted stock units using the straight-line method over the requisite service period. The total value of compensation expense for restricted stock units is equal to the closing price of Endo shares on the date of grant.

A summary of our restricted stock units activity during the years ended December 31, 2010, 2009, and 2008 is presented below:

	Number of Shares	Aggregate Intrinsic Value
Outstanding, January 1, 2008	—
Granted	639,396
Forfeited	(91,043)
Vested	—

Outstanding, December 31, 2008	548,353
Granted	1,133,186
Forfeited	(86,286)
Vested	(118,012)

Outstanding, December 31, 2009	1,477,241
Granted	1,411,140
Forfeited	(357,546)
Vested	(319,532)

Outstanding, December 31, 2010	2,211,303	$79,651,134

The weighted average remaining requisite service period of the non-vested restricted stock units is 2.46 years. The weighted-average grant date fair values of the restricted stock units granted during the years ended December 31, 2010, 2009, and 2008 were $21.39, $19.43, and $25.09 per unit, respectively. As of December 31, 2010, the total remaining unrecognized compensation cost related to non-vested restricted stock units amounted to $20.9 million. This unrecognized compensation cost does not include the impact of any future stock-based compensation awards.

Performance Shares

Beginning in the first quarter ended March 31, 2010, the Company began to award performance stock units (PSU) to certain key employees. These PSUs are tied to both Endo’s overall financial performance and Endo’s financial performance relative to the financial performance of a selected industry group. Awards are granted annually, with each award covering a three-year performance cycle. Each PSU is convertible to one share of Endo common stock. Performance measures used to determine the actual number of performance shares issuable upon vesting include an equal weighting of Endo’s total shareholder return (TSR) performance compared to the performance group over the three-year performance cycle and Endo’s three-year cumulative revenue performance as compared to a three-year revenue target. TSR relative to peers is considered a market condition while cumulative revenue performance is considered a performance condition under applicable authoritative guidance. PSUs granted for the year ended December 31, 2010 totaled 163,000. As of December 31, 2010, there was approximately $3.5 million of total unrecognized compensation costs related to PSUs. That cost is expected to be recognized over a weighted-average period of 3.0 years.

Share Repurchase Program

In April 2008, our Board of Directors approved a share repurchase program, authorizing the Company to repurchase in the aggregate up to $750 million of shares of its outstanding common stock. Purchases under this program may be made from time to time in open market purchases, privately-negotiated transactions, and accelerated stock repurchase transactions or otherwise, as determined by Endo.

This program does not obligate Endo to acquire any particular amount of common stock. Additional purchases, if any, will depend on factors such as levels of cash generation from operations, cash requirements for investment in the Company’s business, repayment of future debt, if any, current stock price, market conditions and other factors. The share repurchase program may be suspended, modified or discontinued at any time. As a result of a two-year extension approved by the Board of Directors in February 2010, the share repurchase plan is set to expire in April 2012.

As described in Note 18, we entered into a privately-negotiated $325.0 million accelerated share repurchase agreement as part of our broader share repurchase program described above. Pursuant to the accelerated share repurchase agreement, we purchased approximately 11.9 million shares of our common stock on April 15, 2008. On August 14, 2008, Endo received approximately 1.4 million additional shares of our common stock based on the volume-weighted average price of our common stock during a specified averaging period set forth by the accelerated share repurchase agreement. In addition to the accelerated share repurchase, beginning in April 2008, we made open market purchases of our common stock as part of our broader share repurchase program. As of December 31, 2008, we purchased approximately 4.5 million shares of our common stock on the open market for a total purchase price of approximately $99.8 million. We did not purchase any shares of our common stock during the year ended December 31, 2009. During the year ended December 31, 2010, pursuant to the existing share repurchase program, we purchased approximately 2.5 million shares of our common stock totaling $59.0 million.

NOTE 14. COMMITMENTS AND CONTINGENCIES

Manufacturing, Supply and Other Service Agreements

We contract with various third party manufacturers and suppliers to provide us with raw materials used in our products and finished goods. Our most significant agreements are with Novartis Consumer Health, Inc. and Novartis AG (collectively, Novartis), Teikoku Seiyaku Co., Ltd., Mallinckrodt Inc., Noramco, Inc., Sharp Corporation, and Ventiv Commercial Services, LLC. If for any reason we are unable to obtain sufficient quantities of any of the finished goods or raw materials or components required for our products, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Novartis Consumer Health, Inc.

On May 3, 2001, we entered into a long-term manufacturing and development agreement with Novartis Consumer Health, Inc. whereby Novartis Consumer Health, Inc. has agreed to manufacture certain of our commercial products and products in development. We are required to purchase, on an annual basis, a minimum amount of product from Novartis Consumer Health, Inc. The purchase price per product is equal to a predetermined amount per unit, subject to periodic adjustments. This agreement had a five-year term, with automatic five-year renewals thereafter. In August 2005, we extended this agreement until 2011. On February 23, 2011, we gave notice to Novartis that we would terminate this agreement effective February 2014. As of December 31, 2010, we are required to purchase a minimum of approximately $14 million of product from Novartis Consumer Health Inc. per year, or pro rata portion thereof, until the effective date of the termination of this agreement. Amounts purchased pursuant to this agreement were $54.9 million, $51.5 million, and $32.0 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Pursuant to the March 2008 Voltaren® Gel License and Supply Agreement (the Voltaren® Gel Agreement) with Novartis AG and Novartis Consumer Health, Inc. Endo has agreed to purchase from Novartis all of its requirements for Voltaren® Gel during the entire term of the Voltaren® Gel Agreement. The price of product purchased under the Voltaren® Gel Agreement is fixed for the first year and subject to annual changes based upon changes in the producer price index and raw materials. Amounts purchased pursuant to the Voltaren® Gel Agreement were $27.1 million, $13.1 million, and $23.4 million for the years ended December 31, 2010, 2009, and 2008, respectively.

As part of the Voltaren® Gel Agreement, we also agreed to undertake advertising and promotion of Voltaren® Gel (A&P Expenditures), subject to certain thresholds set forth in the Voltaren® Gel Agreement. We agreed to spend a minimum of $15 million on A&P Expenditures during the first Voltaren® Gel Agreement Year which ended on June 30, 2009. During the second Voltaren® Gel Agreement Year beginning on July 1, 2009 and extended through June 30, 2010, we had agreed to spend a minimum of $20 million on A&P Expenditures. During the third Voltaren® Gel Agreement Year beginning on July 1, 2010 and extending through June 30, 2011, we had agreed to spend 15% of prior year sales or approximately $13 million on A&P Expenditures. In subsequent Agreement Years, the minimum A&P Expenditures set forth in the Voltaren® Gel Agreement are determined based on a percentage of net sales of Voltaren® Gel.

Amounts incurred by Endo for such A&P Expenditures were $18.0 million, $15.6 million, and $9.4 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Teikoku Seiyaku Co., Ltd.

Under the terms of our agreement (the Teikoku Agreement) with Teikoku Seiyaku Co. Ltd. (Teikoku), a Japanese manufacturer, Teikoku manufactures Lidoderm® at its two Japanese facilities, located on adjacent properties, for commercial sale by us in the United States. We also have an option to extend the supply area to other territories. On April 24, 2007, we amended the Teikoku agreement (the Amended Agreement). The material components of the Amended Agreement are as follows:

•	We agreed to purchase a minimum number of patches per year through 2012, representing the noncancelable portion of the Amended Agreement.

•

Teikoku agreed to fix the supply price of Lidoderm® for a period of time after which the price will be adjusted at future dates certain based on a price index defined in the Amended Agreement. Since future price changes are unknown, we have used prices currently existing under the Amended Agreement, and estimated our minimum purchase requirement to be approximately $32 million per year through 2012. The minimum purchase requirement shall remain in effect subsequent to 2012, except that Endo has the right to terminate the Amended Agreement after 2012, if we fail to meet the annual minimum requirement.

•

Following cessation of our obligation to pay royalties to Hind Healthcare Inc. (Hind) under the Sole and Exclusive License Agreement dated as of November 23, 1998, as amended, between Hind and Endo, we will pay to Teikoku annual royalties based on our annual net sales of Lidoderm®.

•

The Amended Agreement will expire on December 31, 2021, unless terminated in accordance with its terms. Either party may terminate this Agreement, upon thirty (30) days written notice, in the event that Endo fails to purchase the annual minimum quantity for each year after 2012 (e.g., 2013 through 2021) upon thirty (30) days’ written notice. Notwithstanding the foregoing, after December 31, 2021, the Amended Agreement shall be automatically renewed on the first day of January each year unless (i) we and Teikoku agree to terminate the Amended Agreement upon mutual written agreement or (ii) either we or Teikoku terminates the Amended Agreement with 180-day written notice to the other party, which notice shall not in any event be effective prior to July 1, 2022.

On January 6, 2010, the parties amended the Teikoku Agreement, effective December 16, 2009. Pursuant to the amendment, Teikoku has agreed to supply the product at a fixed price for a period of time after which the price will be adjusted at future dates certain based on a price index defined in the amendment.

Effective November 1, 2010, the parties amended the Teikoku Agreement. Pursuant to this amendment, Teikoku has agreed to supply additional product at no cost to Endo in each of 2011, 2012 and 2013 in the event Endo’s firm orders of Product exceed certain thresholds in those years.

Amounts purchased pursuant to this agreement, as amended, were $172.3 million, $152.9 million, and $156.9 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Mallinckrodt Inc.

Under the terms of our agreement (the Mallinckrodt Agreement) with Mallinckrodt Inc. (Mallinckrodt), Mallinckrodt manufactures and supplies to us certain narcotic active drug substances, in bulk form, and raw materials for inclusion in our controlled substance pharmaceutical products. There is no minimum annual purchase commitment under the Mallinckrodt Agreement. However, we are required to purchase a fixed percentage of our annual requirements of each narcotic active drug substance covered by the Mallinckrodt Agreement from Mallinckrodt. The purchase price for these substances is equal to a fixed amount, adjusted on an annual basis. The initial term of this agreement is July 1, 1998 until June 30, 2013, with an automatic renewal provision for unlimited successive one-year periods. Either party may terminate the Mallinckrodt agreement in the event of a material breach by the other party. Amounts purchased pursuant to this agreement were $26.1 million, $20.7 million, and $15.8 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Noramco, Inc.

Under the terms of our agreement (the Noramco Agreement) with Noramco Inc. (Noramco), Noramco manufactures and supplies to us certain narcotic active drug substances, in bulk form, and raw materials for inclusion in our controlled substance pharmaceutical products. There are no minimum annual purchase commitments under the Noramco Agreement. However, we are required to purchase a fixed percentage of our annual requirements of each narcotic active drug substance covered by the Noramco Agreement from Noramco.

The purchase price for these substances is equal to a fixed amount, adjusted on an annual basis. The Noramco Agreement will expire on December 31, 2011, with automatic renewal provisions for unlimited successive one-year periods. Either party may terminate the Noramco Agreement in the event of a material breach by the other party or at a designated time prior to its termination date. Amounts purchased from Noramco were $13.9 million, $3.2 million, and $4.2 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Sharp Corporation

Under the terms of our agreement (the Sharp Agreement) with Sharp Corporation (Sharp), a U.S. manufacturer, Sharp performs certain services for Endo including the packaging and labeling of Lidoderm® at its facility in Allentown, Pennsylvania, for commercial sale by us in the United States. The Sharp Agreement will expire on March 1, 2011, subject to renewal for additional one-year periods upon mutual agreement by both parties. Endo has the right to terminate the Sharp Agreement at any time upon ninety (90) days’ written notice. Amounts purchased pursuant to the Sharp agreement were $6.9 million, $6.3 million, and $5.3 million for the years ended December 31, 2010, 2009, and 2008, respectively. On December 6, 2010, the parties amended the Sharp Packaging and Labeling agreement, effective December 1, 2010, extending the agreement until March 1, 2015.

Ventiv Commercial Services, LLC

On May 15, 2008, we entered into a services agreement (the 2008 Ventiv Agreement) with Ventiv Commercial Services, LLC (Ventiv). Under the terms of the 2008 Ventiv Agreement, Ventiv provided to Endo certain sales and marketing services through a contracted field force and other sales management positions, collectively referred to as the 2008 Ventiv Field Force. The 2008 Ventiv Field Force promoted primarily Voltaren® Gel and was required to perform a minimum number of face-to-face one-on-one discussions with physicians and other healthcare practitioners for the purpose of promoting Voltaren® Gel and other Endo products within their respective approved indications during each year of the 2008 Ventiv Agreement, subject to certain provisions.

Under the terms of the 2008 Ventiv Agreement, we incurred a one-time implementation fee that we recognized in selling, general, and administrative expense in the second quarter of 2008. In addition, each month we were required to pay Ventiv a monthly fixed fee during the term of the 2008 Ventiv Agreement based on a pre-approved budget. Included in the fixed monthly fee were certain costs such as the Ventiv sales representative and district manager salaries, 2008 Ventiv Field Force travel, and office and other expenses captured on routine expense reports, as well as a fixed management fee. Ventiv was also eligible to earn a performance-based bonus equal to the fixed management fee during each year of the 2008 Ventiv Agreement. This performance-based bonus was payable upon the satisfaction of certain conditions, including the sale of a minimum number of Voltaren® Gel tubes and a minimum number of Details achieved.

In May 2009, we amended the 2008 Ventiv Agreement to change certain provisions including a reduction in the 2008 Ventiv Field Force from 275 to 80 sales representatives effective June 1, 2009. On September 30, 2010, the term of the Ventiv Agreement, which was originally set to expire on August 10, 2010, was extended until the first to occur of the following: (i) Endo and Ventiv entering into the new services agreement or (ii) November 30, 2010. On November 24, 2010, Endo and Ventiv terminated the 2008 Ventiv Agreement and entered into a new services agreement (the 2010 Ventiv Agreement).

Under the terms of the 2010 Ventiv Agreement, Ventiv will provide certain sales and promotional services through a contracted field force of 228 sales representatives, 24 district managers, one project manager, and one national sales director, collectively referred to as the 2010 Ventiv Field Force. The 2010 Ventiv Field Force is required to perform a minimum number of face-to-face, one-on-one discussions with physicians and other health care practitioners for the purpose of promoting Voltaren® Gel, Lidoderm®, Frova®, Opana® ER, and other Endo products within their respective approved indications during each year of the 2010 Ventiv Agreement, subject to certain provisions.

Under the terms of the 2010 Ventiv Agreement, we incurred a one-time implementation fee that we recognized in selling, general, and administrative expense in the second half of 2010. In addition, each month we are required to pay Ventiv a monthly fixed fee during the term of the 2010 Ventiv Agreement based on a pre-approved budget. Ventiv is also eligible to earn a performance-based bonus equal to the fixed management fee during each year of the 2010 Ventiv Agreement. This performance-based bonus is payable upon the satisfaction of certain conditions, including the sale of a minimum number of Voltaren® Gel tubes and a minimum number of Details achieved. The 2010 Ventiv Agreement shall expire on October 1, 2011, unless extended by Endo.

The expenses incurred with respect to Ventiv under both the 2008 Ventiv Agreement and the 2010 Ventiv Agreement were $10.9 million, $21.6 million, and $19.2 million for the years ended December 31, 2010, 2009, and 2008, respectively.

UPS Supply Chain Solutions

Under the terms of this agreement, we utilize UPS Supply Chain Solutions to provide customer service support, chargeback processing, accounts receivables management and warehouse, freight and distribution services for certain of our products in the United States. The initial term of the agreement will extend to March 31, 2015. The agreement may be terminated by either party (1) without cause upon prior written notice to the other party; (2) with cause in the event of an uncured material breach by the other party and (3) if the other party become insolvent or bankrupt. In the event of termination of services provided under the Warehouse Distribution Services Schedule to the agreement (i) by Endo without cause or (ii) by UPS due to Endo’s breach, failure by Endo to make payments when due, or Endo’s insolvency, we would be required to pay UPS certain termination costs. Such termination costs would not exceed $2 million.

General

In addition to the manufacturing and supply agreements described above, we have agreements with various companies for clinical development services. Although we have no reason to believe that the parties to these agreements will not meet their obligations, failure by any of these third parties to honor their contractual obligations may have a materially adverse effect on our business, financial condition, results of operations and cash flows.

Milestones and Royalties

See Note 7 for a complete description of future milestone and royalty commitments pursuant to our acquisitions, license and collaboration agreements.

Employment Agreements

We have entered into employment agreements with certain members of management.

Research Contracts

We routinely contract with universities, medical centers, contract research organizations and other institutions for the conduct of research and clinical studies on our behalf. These agreements are generally for the duration of the contracted study and contain provisions that allow us to terminate prior to completion.

Legal Proceedings

In the ordinary course of its business, the Company is involved in various claims and legal proceedings, including product liability, intellectual property, and commercial litigation. While we cannot predict the outcome of our ongoing legal proceedings and we intend to vigorously defend our position, an adverse outcome in any of these proceedings could have a material adverse effect on our current and future financial position, results of operations and cash flows.

Withdrawal of Redux, Legal Proceedings, Insurance Claims, and Related Contingencies

In September 1997, Indevus announced a market withdrawal of its first commercial prescription product, the anti-obesity medication Redux (dexfenfluramine hydrochloride capsules C-IV), which had been launched in June 1996 by its licensee, American Home Products Corporation, which became Wyeth, and was later acquired by Pfizer. The withdrawal of Redux was based on a preliminary analysis by the FDA of potential abnormal echocardiogram findings associated with certain patients taking Redux or the combination of fenfluramine with phentermine. Following the withdrawal of Redux, Indevus was named, together with other pharmaceutical companies, as a defendant in several thousand product liability legal actions in federal and state courts relating to the use of Redux and other weight loss drugs. Fewer than 50 cases are still pending against Indevus and/or the Company. In May 2001, Indevus entered into the AHP Indemnity and Release Agreement with Wyeth pursuant to which Wyeth agreed to indemnify Indevus against certain classes of product liability cases filed against Indevus related to Redux and Indevus agreed to dismiss Redux related claims against Wyeth. Under the terms of the AHP Indemnity and Release Agreement, Wyeth has agreed to indemnify Indevus for claims brought by plaintiffs who initially opted out of Wyeth’s national class action settlement of diet drug claims and claimants alleging primary pulmonary hypertension. In addition, Wyeth has agreed to fund all future legal costs of Indevus related to the defense of Redux-related product liability cases. Also, pursuant to the AHP Indemnity and Release Agreement, Wyeth agreed to fund additional insurance coverage to supplement Indevus’ existing product liability insurance. The Company believes the total insurance coverage, including the additional insurance coverage funded by Wyeth, is sufficient to address the potential remaining Redux product liability exposure. However, there can be no assurance Redux claims will not exceed the amount of insurance coverage available to the Company and Wyeth’s indemnification obligations under the AHP Indemnity and Release Agreement. If such insurance coverage and Wyeth indemnification is not sufficient to satisfy Redux-related claims, the payment of amounts to satisfy such claims may have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows. Prior to the effectiveness of the AHP Indemnity and Release Agreement, Redux-related defense costs of Indevus were paid by, or subject to reimbursement from, Indevus’ product liability insurers. To date, there have been no Redux-related product liability settlements or judgments paid by Indevus or their insurers.

If the Company incurs additional product liability defense and other costs subject to claims on the Reliance product liability policy up to the $5.0 million limit of the policy, the Company will have to pay such costs without expectation of reimbursement and will incur charges to operations for all or a portion of such payments.

Department of Health and Human Services Subpoena

In January 2007, the Company received a subpoena issued by the United States Department of Health and Human Services, Office of Inspector General (OIG). The subpoena requests documents relating to Lidoderm® (lidocaine patch 5%), focused primarily on the sale, marketing and promotion of Lidoderm®. The Company is cooperating with the government. At this time, the Company cannot predict or determine the outcome of the above matter or reasonably estimate the amount or range of amounts of fines or penalties, if any, that might result from a settlement or an adverse outcome.

Pricing Litigation

A number of cases brought by local and state government entities are pending that allege generally that our wholly-owned subsidiary, Endo Pharmaceuticals Inc. (EPI) and numerous other pharmaceutical companies reported false pricing information in connection with certain drugs that are reimbursable under Medicaid. These cases generally seek damages, treble damages, disgorgement of profits, restitution and attorneys’ fees.

The federal court cases have been consolidated in the United States District Court for the District of Massachusetts under the Multidistrict Litigation Rules as In re: Pharmaceutical Industry Average Wholesale Price Litigation, MDL 1456. The following previously reported cases are pending in MDL 1456 and have been consolidated into one consolidated complaint: City of New York v. Abbott Laboratories, Inc., et al.; County of Albany v. Abbott Laboratories, Inc., et al.; County of Allegany v. Abbott Laboratories, Inc., et al.; County of Broome v. Abbott Laboratories, Inc., et al.; County of Cattaraugus v. Abbott Laboratories, Inc., et al; County of Cayuga v. Abbott Laboratories, Inc., et al.; County of Chautauqua v. Abbott Laboratories, Inc., et al.; County of Chemung v. Abbott Laboratories, Inc., et al.; County of Chenango v. Abbott Laboratories, Inc., et al.; County of Columbia v. Abbott Laboratories, Inc., et al.; County of Cortland v. Abbott Laboratories, Inc., et al.; County of Dutchess v. Abbott Laboratories, Inc., et al.; County of Essex v. Abbott Laboratories, Inc., et al.; County of Fulton v. Abbott Laboratories, Inc., et al.; County of Genesee v. Abbott Laboratories, Inc., et al.; County of Greene v. Abbott Laboratories, Inc., et al.; County of Herkimer v. Abbott Laboratories, Inc., et al.; County of Jefferson v. Abbott Laboratories, Inc., et al.; County of Lewis v. Abbott Laboratories, Inc., et al.; County of Madison v. Abbott Laboratories, Inc., et al.; County of Monroe v. Abbott Laboratories, Inc., et al.; County of Niagara v. Abbott Laboratories, Inc., et al.; County of Oneida v. Abbott Laboratories, Inc., et al.; County of Onondaga v. Abbott Laboratories, Inc., et al.; County of Ontario v. Abbott Laboratories, Inc., et al.; County of Orleans v. Abbott Laboratories, Inc., et al.; County of Putnam v. Abbott Laboratories, Inc., et al.; County of Rensselaer v. Abbott Laboratories, Inc., et al.; County of Rockland v. Abbott Laboratories, Inc., et al.; County of St. Lawrence v. Abbott Laboratories, Inc., et al.; County of Saratoga v. Abbott Laboratories, Inc., et al.; County of Schuyler v. Abbott Laboratories, Inc., et al.; County of Seneca v. Abbott Laboratories, Inc., et al.; County of Steuben v. Abbott Laboratories, Inc., et al.; County of Suffolk v. Abbott Laboratories, Inc., et al.; County of Tompkins v. Abbott Laboratories, Inc., et al.; County of Ulster v. Abbott Laboratories, Inc., et al.; County of Warren v. Abbott Laboratories, Inc., et al.; County of Washington v. Abbott Laboratories, Inc., et al.; County of Wayne v. Abbott Laboratories, Inc., et al.; County of Westchester v. Abbott Laboratories, Inc., et al; County of Wyoming v. Abbott Laboratories, Inc., et al.; and County of Yates v. Abbott Laboratories, Inc., et al.

In addition, a previously reported case originally filed in the Southern District of New York, County of Orange v. Abbott Laboratories, Inc., et al., has been transferred to the MDL and consolidated with the cases listed above.

On January 22, 2010, without admitting any liability or wrongdoing, EPI and the plaintiffs reached an agreement in principle to resolve the foregoing federal cases brought by New York City and the New York counties on terms that are not material to the Company’s business, results of operations, financial condition or cash flows.

On November 3, 2010, the State of Louisiana submitted its Third Amending Petition for Damages and Jury Demand in the previously-filed case of State of Louisiana v. Abbott Laboratories, Inc., et al., No. 596164. That Petition names EPI as a defendant. The Petition also names numerous other pharmaceutical companies and contains allegations similar to the allegations in the cases described above. The case is pending in the 19th Judicial District, Parish of East Baton Rouge.

There is a previously reported case pending in the MDL against EPI and numerous other pharmaceutical companies: State of Iowa v. Abbott Laboratories, Inc., et al., Civ. Action No. 4:07-cv-00461. On June 25, 2010, without admitting any liability or wrongdoing, EPI and the plaintiff reached an agreement in principle to resolve this case brought by the State of Iowa on terms that are not material to the Company’s business, results of operations, financial condition or cash flows.

Three previously reported cases, County of Erie v. Abbott Laboratories, Inc., et al., originally filed in the Supreme Court of the State of New York, Erie County, County of Oswego v. Abbott Laboratories, Inc., et al., originally filed in the Supreme Court of the State of New York, Oswego County, and County of Schenectady v. Abbott Laboratories, Inc., et al., originally filed in the Supreme Court of the State of New York, Schenectady County, have been coordinated by the New York Litigation Coordinating Panel in the Supreme Court of the State of New York, Erie County. Without admitting any liability or wrongdoing, EPI and the plaintiffs have reached an agreement in principle to resolve these cases brought by the County of Erie, the County of Oswego and the County of Schenectady on terms that are not material to the Company’s business, results of operations, financial condition or cash flows.

There is a previously reported case pending in the Circuit Court of Montgomery County, Alabama against EPI and numerous other pharmaceutical companies: State of Alabama v. Abbott Laboratories, Inc., et al.

There is a previously reported case pending in the Third Judicial District Court of Salt Lake County, Utah against EPI and numerous other pharmaceutical companies: State of Utah v. Actavis US, Inc., et al., Civ. Action No. 070913719.

The Company intends to contest the above unresolved cases vigorously and to explore other options as appropriate in the best interests of the Company. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company.

Paragraph IV Certifications on Lidoderm®

On January 15, 2010, the Company and the holders of the Lidoderm® NDA and relevant patent, Teikoku Seiyaku Co., Ltd., and Teikoku Pharma USA, Inc. (Teikoku) received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) from Watson Laboratories, Inc. advising of the filing of an Abbreviated New Drug Application (ANDA) for a generic version Lidoderm® (lidocaine topical patch 5%). The Paragraph IV Certification Notice refers to U.S. Patent No. 5,827,529, which covers the formulation of Lidoderm®, a topical patch to relieve the pain of post herpetic neuralgia launched in 1999. This patent is listed in the FDA’s Orange Book and expires in October 2015. As a result of this Notice, on February 19, 2010, the Company, Teikoku Seiyaku Co., Ltd. and Teikoku Pharma USA, Inc. filed a lawsuit against Watson Laboratories, Inc, in the United States District Court of the District of Delaware. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. On March 4, 2010, Watson filed an Answer and Counterclaims, claiming U.S. Patent No. 5,827,529 is invalid or not infringed. In October 2010, Teikoku Pharma USA listed U.S. Patent No. 5,741,510 in the FDA’s Orange Book, and this patent expires in March 2014. This patent has not yet been challenged. Endo intends, and has been advised by Teikoku that they too intend, to defend Lidoderm®’s intellectual property rights and to pursue all available legal and regulatory avenues in defense of Lidoderm®, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that we will be successful. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company.

In January 2011, the Company and Teikoku received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) from Mylan Technologies Inc. (Mylan) advising of the filing of an ANDA for a generic version of Lidoderm® (lidocaine topical patch 5%). The Paragraph IV Certification Notice refers to U.S. Patent Nos. 5,827,529 and 5,741,510, which cover the formulation of Lidoderm®. These patents are listed in the FDA’s Orange Book and expire in October 2015 and March 2014, respectively. The Company is currently reviewing the details of this notice from Mylan and intends, and has been advised by Teikoku that it too intends, to pursue all available legal and regulatory pathways in defense of Lidoderm®. However, there can be no assurance that we will be successful. If we are unsuccessful and Mylan is able to obtain FDA approval of its product, it may be able to launch its generic version of Lidoderm® prior to the applicable patents’ expirations in 2014 and 2015.

In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Lidoderm® and challenge the applicable patents.

Paragraph IV Certifications on Opana® ER

On December 14, 2007, the Company received a notice from Impax Laboratories, Inc. (Impax) advising of the FDA’s apparent acceptance for substantive review, as of November 23, 2007, of Impax’s amended ANDA for a generic version of Opana® ER (oxymorphone hydrochloride extended-release tablets CII). Impax’s letter included notification that it had filed Paragraph IV certifications with respect to Penwest’s U.S. Patent Nos. 7,276,250, 5,958,456 and 5,662,933, which cover the formulation of Opana® ER. These patents are listed in the FDA’s Orange Book and expire in 2023, 2013 and 2013, respectively.

On June 16, 2008, the Company received a notice from Impax that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg, 15 mg and 30 mg strengths of oxymorphone hydrochloride extended release tablets. The Company and Penwest timely filed lawsuits against Impax in the United States District Court for the District of Delaware in connection with Impax’s ANDAs.

On June 8, 2010, the Company and Penwest settled all of the Impax litigation relating to Opana® ER. Both sides dismissed their respective claims and counterclaim with prejudice. Under the terms of the settlement, Impax agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Impax a license permitting the production and sale of generic Opana® ER for 5, 10, 20, 30 and 40 mg tablets commencing on January 1, 2013 or earlier under certain circumstances. Such license is exclusive for 5, 10, 20, 30 and 40 mg tablets of generic Opana® ER for which Impax obtains first applicant status as described in 21 U.S.C. Section 355(j)(5)(B)(iv), for the period beginning on January 1, 2013 or earlier under certain circumstances, and such exclusivity ends upon expiration or forfeit of the 180-day period described in 21 U.S.C. Section 355(j)(5)(B)(iv) for such dosage strength. Such license is also subject to any agreements executed by us and/or Penwest and any third party holding an ANDA referencing Opana® ER as of or prior to June 8, 2010.

In February 2008, the Company received a notice from Actavis South Atlantic LLC (Actavis), advising of the filing by Actavis of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) for a generic version of Opana® ER (oxymorphone hydrochloride extended-release tablets CII).

On or around June 2, 2008, the Company received a notice from Actavis that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg and 15 mg dosage strengths of oxymorphone hydrochloride extended release tablets. On or around July 2, 2008, the Company received a notice from Actavis that it had filed an amendment to its ANDA containing a Paragraph IV certification for the 30 mg dosage strength. The Company and Penwest timely filed lawsuits against Actavis in the United States District Court for the District of New Jersey.

On February 20, 2009, the Company and Penwest settled all of the Actavis litigation relating to Opana® ER. Under the terms of the settlement, Actavis agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Actavis a license permitting the production and sale of generic Opana® ER 7.5 and 15 mg tablets on July 15, 2011, or earlier under certain circumstances. The Company and Penwest also granted Actavis a license to produce and market other strengths of Opana® ER generic commencing on the earlier of July 15, 2011 and the date on which any third party commences commercial sales of a generic form of the drug.

On July 14, 2008, the Company received a notice from Sandoz, Inc. (Sandoz), advising of the filing by Sandoz of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to oxymorphone hydrochloride extended-release oral tablets in 5 mg, 10 mg, 20 mg and 40 mg dosage strengths.

On November 20, 2008, the Company received a notice from Sandoz that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg, 15 mg and 30 mg dosage strengths of oxymorphone hydrochloride extended release tablets. The Company and Penwest timely filed lawsuits against Sandoz in the United States District Court for the District of Delaware.

On June 8, 2010, the Company and Penwest settled all of the Sandoz litigation relating to Opana® ER. Both sides dismissed their respective claims and counterclaim with prejudice. Under the terms of the settlement, Sandoz agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Sandoz a license permitting the production and sale of all strengths of Opana® ER commencing on September 15, 2012, or earlier under certain circumstances.

On September 12, 2008, the Company received a notice from Barr Laboratories, Inc. (Barr), advising of the filing by Barr of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to oxymorphone hydrochloride extended-release oral tablets in a 40 mg dosage strength. On September 15, 2008, the Company received a notice from Barr that it had filed an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to oxymorphone hydrochloride extended-release oral tablets in 5 mg, 10 mg, and 20 mg dosage strengths. On June 2, 2009, the Company received a notice from Barr that it had filed an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to oxymorphone hydrochloride extended-release oral tablets in 7.5 mg, 15 mg, and 30 mg dosage strengths. The Company and Penwest timely filed lawsuits against Barr in the United States District Court for the District of Delaware in connection with Barr’s ANDA.

On April 12, 2010, the Company and Penwest settled all of the Barr litigation relating to Opana® ER. Under the terms of the settlement, Barr agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Barr a license permitting the production and sale of all strengths of Opana® ER commencing on September 15, 2012, or earlier under certain circumstances.

On January 20, 2010, the Company received a notice from Watson Laboratories, Inc. (Watson) advising of the filing by Watson of an ANDA containing a Paragraph IV certification under 21 U.S.C. section 355(j) with respect to oxymorphone hydrochloride extended-release oral tablets in a 40 mg dosage strength. On March 19, 2010, the Company received a notice from Watson advising of the filing by Watson of an ANDA containing a Paragraph IV certification under 21 U.S.C. section 355(j) with respect to oxymorphone hydrochloride extended-release oral tablets in 5, 7.5,10, 15, 20, and 30 mg dosage strengths. The Company and Penwest timely filed lawsuits against Watson in the U.S. District Court for the District of New Jersey in connection with Watson’s ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana® ER formulation.

On October 4, 2010, the Company and Penwest settled all of the Watson litigation relating to Opana® ER. Under the terms of the settlement, Watson agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Watson a license permitting the production and sale of all strengths of Opana® ER commencing on September 15, 2012, or earlier under certain circumstances.

On December 29, 2009, the Company received a notice from Roxane Laboratories, Inc. (Roxane) advising of the filing by Roxane of an ANDA containing a Paragraph IV certification under 21 U.S.C. section 355(j) with respect to oxymorphone hydrochloride extended-release oral tablets in a 40 mg dosage strength. The notice refers to Penwest’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013, and 2023, respectively. Subsequently, on January 29, 2010, the Company and Penwest filed a lawsuit against Roxane in the U.S. District Court for the District of New Jersey in connection with Roxane’s ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana® ER formulation. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act.

We intend to pursue all available legal and regulatory avenues in defense of Opana® ER, including enforcement of our intellectual property rights and approved labeling. However, there can be no assurance that we will be successful. Additionally, we cannot predict or determine the timing or outcome of any of these litigations but will explore all options as appropriate in the best interests of the Company.

Paragraph IV Certifications on Sanctura XR®

On June 2, 2009, the Company’s subsidiary, Endo Pharmaceuticals Solutions, Inc. (Endo Solutions), received a notice from Watson advising that Watson had filed a certification with the FDA under 21 C.F.R. Section 314.95(c)(1) in conjunction with ANDA 91-289 for approval to commercially manufacture and sell generic versions of Sanctura XR® trospium chloride extended release capsules. The Paragraph IV Certification Notice alleged that U.S. Patent No. 7,410,978, listed in the Orange Book for Sanctura XR® is invalid and/or will not be infringed by the commercial manufacture, use, or sale of Watson’s generic product. This patent expires February 1, 2025 and is owned by Supernus Pharmaceuticals, Inc. and licensed to Endo Solutions.

In response to Watson’s notice letter, on July 13, 2009, Endo Solutions and its partners Supernus Pharmaceuticals, Inc. (Supernus) and Allergan filed a lawsuit against Watson in the United States District Court for the District of Delaware alleging infringement of U.S. Patent No. 7,410,978 by Watson’s ANDA. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. We intend, and have been advised by Supernus and Allergan that they too intend, to contest this case vigorously. However, there can be no assurance that we will be successful. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company.

On November 4, 2009, the Company received a Paragraph IV Certification Notice under 21 U.S.C. Section 355(j) from Sandoz advising the Company that Sandoz had filed an ANDA for a generic version of Sanctura XR® trospium chloride extended release capsules. The Paragraph IV Certification Notice alleges that U.S. Patent No. 7,410,978, listed in the Orange Book for Sanctura XR® is invalid, unenforceable, and/or will not be infringed by the commercial manufacture, use, or sale of Sandoz’s generic product. This patent expires February 1, 2025 and is owned by Supernus Pharmaceuticals, Inc. and licensed to Endo Solutions.

In response to Sandoz’s Certification Notice, on November 19, 2009, Supernus, Endo Solutions and Allergan filed a lawsuit against Sandoz in the United States District Court for the District of Delaware alleging infringement of U.S. Patent No. 7,410,978 by Sandoz’s ANDA. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. We intend, and have been advised by Supernus and Allergan that they too intend, to contest this case vigorously. However, there can be no assurance that we will be successful. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company.

On April 26, 2010, the Company received a Paragraph IV Certification Notice under 21 U.S.C. Section 355(j) from Paddock Laboratories, Inc. (Paddock) advising the Company that Paddock had filed an ANDA for a generic version of Sanctura XR® trospium chloride extended release capsules. The Paragraph IV Certification Notice alleges that U.S. Patent No. 7,410,978, listed in the Orange Book for Sanctura XR® is invalid, unenforceable, and/or will not be infringed by the commercial manufacture, use, or sale of Paddock’s generic product. This patent expires February 1, 2025 and is owned by Supernus Pharmaceuticals, Inc. and licensed to Endo Solutions.

In response to Paddock’s Certification Notice, on June 9, 2010, Supernus, Endo Solutions and Allergan filed a lawsuit against Paddock in the United States District Court for the District of Delaware alleging infringement of U.S. Patent No. 7,410,978 by Paddock’s ANDA. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. We intend, and have been advised by Supernus and Allergan that they too intend, to contest this case vigorously. However, there can be no assurance that we will be successful. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company.

During the second half of 2010, Watson, Sandoz, and Paddock filed additional Paragraph IV certifications pertaining to U.S. Patent Nos. 7,763,635 (the ‘635 patent), 7,759,359 (the ‘359 patent), 7,781,448 (the ‘448 patent), and 7,781,449 (the ‘449 patent). In each case, Supernus, Allergan, and Endo Solutions filed complaints alleging infringement of the ‘448 and ‘449 patents by each defendant and infringement by Sandoz of the ‘635 and ‘359 patents as well.

On September 21, 2010, the court consolidated the suits against Sandoz and Paddock into the original suit filed against Watson. Trial in these cases is currently set to commence on May 2, 2011.

MCP Cases

Qualitest Pharmaceuticals (Qualitest), along with several other pharmaceutical manufacturers, has been named as a defendant in numerous lawsuits in various federal and state courts alleging personal injury resulting from the use of the prescription medicine metoclopramide. Plaintiffs in these suits allege various personal injuries including tardive dyskinesia, other movement disorders, and death. Trials in certain of these actions have been scheduled for 2011. Subject to certain terms and conditions, we will be indemnified by the former owners of Qualitest with respect to metoclopramide litigation arising out of the sales of the product by Qualitest between January 1, 2006 and the date on which the acquisition was completed, subject to an overall liability cap of $100 million for all claims arising out of or related to the acquisition, including the claims described above.

Other Legal Proceedings

In addition to the above proceedings, we are involved in, or have been involved in, arbitrations or various other legal proceedings that arise from the normal course of our business. We cannot predict the timing or outcome of these claims and other proceedings. Currently, we are not involved in any arbitration and/or other legal proceeding that we expect to have a material effect on our business, financial condition, results of operations and cash flows.

Leases

We lease automobiles and office and laboratory facilities under certain noncancelable operating leases that expire from time to time through 2018. These leases are renewable at our option. A summary of minimum future rental payments required under operating leases as of December 31, 2010 are as follows (in thousands):

Operating Leases
2011	12,247
2012	7,888
2013	7,002
2014	6,665
2015	3,414
Thereafter	5,695

Total minimum lease payments	$42,911

Expense incurred under operating leases was $17.2 million, $12.2 million, and $8.7 million for the years ended December 31, 2010, 2009, and 2008, respectively.

NOTE 15. SAVINGS AND INVESTMENT PLAN AND DEFERRED COMPENSATION PLANS

On September 1, 1997, we established a defined contribution Savings and Investment Plan covering all employees. Employee contributions are made on a pre-tax basis under section 401(k) of the Internal Revenue Code (the Code). We match up to six percent of the participants’ contributions subject to limitations under section 401(k) of the Code. Participants are fully vested with respect to their own contributions. Participants are fully vested with respect to our contributions after one year of continuous service. Contributions by us amounted to $9.8 million, $8.3 million, and $7.2 million for the years ended December 31, 2010, 2009, and 2008, respectively.

In December 2007, the Board of Directors (the Board) of Endo Pharmaceuticals Holdings Inc. adopted the Endo Pharmaceuticals Holdings Inc. Executive Deferred Compensation Plan (the Deferred Compensation Plan) and the Endo Pharmaceuticals Holdings Inc. 401(k) Restoration Plan (the 401(k) Restoration Plan) both effective as of January 1, 2008. Both plans cover employees earning over the Internal Revenue Code plan compensation limit, which would include the chief executive officer, chief financial officer and other named executive officers. The Deferred Compensation Plan allows for deferral of up to 50% of the bonus and up to 100% of restricted stock units granted, with payout to occur as elected either in lump sum or installments. Under the 401(k) Restoration Plan the participant may defer the amount of base salary and bonus that would have been deferrable under the Company’s Savings and Investment Plan (up to 50% of salary and bonus) if not for the qualified plan statutory limits on deferrals and contributions, and also provides for a company match on the first six percent of deferrals to the extent not provided for under the Savings and Investment Plan. Payment occurs after separation from service either in lump sum or installments as elected by the participant.

Also in December 2007, the Board adopted the Endo Pharmaceuticals Holdings Inc. Directors Deferred Compensation Plan, effective January 1, 2008. The purpose of the Plan is to promote the interests of the Company and the stockholders of the Company by providing non-employee Directors the opportunity to defer up to 100% of meeting fees, retainer fees, and restricted stock units, with payout to occur as elected either in lump sum or installments. Payment occurs after separation from service either in lump sum or installments as elected by the participant.

NOTE 16. NET INCOME PER SHARE

The following is a reconciliation of the numerator and denominator of basic and diluted net income per share for the years ended December 31 (in thousands, except per share data):

	2010	2009	2008
Numerator:
Net income attributable to Endo Pharmaceuticals Holdings Inc. common stockholders	$259,006	$266,336	$255,336

Denominator:
For basic per share data—weighted average shares	116,164	117,112	123,248
Dilutive effect of common stock equivalents	1,202	403	472
Dilutive effect of 1.75% Convertible Senior Subordinated Notes	585	—	—

For diluted per share data—weighted average shares	117,951	117,515	123,720
Basic net income per share attributable to Endo Pharmaceuticals Holdings Inc	$2.23	$2.27	$2.07

Diluted net income per share attributable to Endo Pharmaceuticals Holdings Inc	$2.20	$2.27	$2.06

Basic net income per share is computed based on the weighted average number of common shares outstanding during the period. Diluted income per common share is computed based on the weighted average number of common shares outstanding and, if there is net income during the period, the dilutive impact of common stock equivalents outstanding during the period. Common stock equivalents are measured under the treasury stock method.

The 1.75% Convertible Senior Subordinated Notes due April 15, 2015 were only included in the dilutive earnings per share calculation using the treasury stock method during periods in which the average market price of our common stock was above the applicable conversion price of the Convertible Notes, or $29.20 per share. In these periods, under the treasury stock method, we calculated the number of shares issuable under the terms of these notes based on the average market price of the stock during the period, and included that number in the total diluted shares figure for the period.

We have entered into convertible note hedge and warrant agreements that, in combination, have the economic effect of reducing the dilutive impact of the Convertible Notes. However, we separately analyze the impact of the convertible note hedge and warrant agreements on diluted weighted average shares. As a result, the purchases of the convertible note hedges are excluded because their impact would be anti-dilutive. The treasury stock method will be applied when the warrants are in-the-money with the proceeds from the exercise of the warrant used to repurchase shares based on the average stock price in the calculation of diluted weighted average shares. Until the warrants are in-the-money, they have no impact to the diluted weighted average share calculation. The total number of shares that could potentially be included if the warrants were exercised is approximately 13 million.

The following reconciliation shows the shares excluded from the calculation of diluted earnings per share as the inclusion of such shares would be anti-dilutive for the years ended December 31 (in thousands):

	2010	2009	2008
Weighted average shares excluded:
1.75% Convertible senior subordinated notes due 2015 and warrants(1)	25,408	25,993	25,993
Employee stock-based awards	2,721	4,681	3,596

	28,129	30,674	29,589

(1)	Amounts represent the potential total dilution that could occur if our Convertible Notes and warrants were converted to shares of our common stock in excess of the amounts of related dilution included in our calculations of diluted earnings per share.

NOTE 17. COST OF REVENUES

The components of cost of revenues for the years ended December 31 (in thousands) were as follows:

	2010	2009	2008
Cost of net sales	$451,096	$375,058	$267,235
Cost of device, service and other revenues	53,661	—	—

Total cost of revenues	$504,757	$375,058	$267,235

NOTE 18. DEBT

The components of our total indebtedness for the years ended December 31 (in thousands), were as follows:

	2010	2009
7.00% Senior Notes due 2020	400,000	—
Unamortized initial purchaser’s discount and debt issuance costs	(13,284)	—

7.00% Senior Notes due 2020, net	$386,716	$—

1.75% Convertible Senior Subordinated Notes due 2015	379,500	379,500
Unamortized discount on 1.75% Convertible Senior Subordinated Notes due 2015	(100,578)	(119,221)

1.75% Convertible Senior Subordinated Notes due 2015, net	$278,922	$260,279

2010 Credit Facility, Term Loan due 2015, net	$400,000	$—
16% Non-recourse notes due 2024, net	$—	$62,255
Other long-term debt, net	$5,156	$—

Total long-term debt, net	$1,070,794	$322,534

Less current portion	$24,993	$—

Total long-term debt, less current portion, net	$1,045,801	$322,534

Credit Facility

In October 2009, we established a $300 million, three-year senior secured revolving credit facility (the 2009 Credit Facility) with JP Morgan Chase Bank, Barclays Capital and certain other lenders. The 2009 Credit Facility was available for letters of credit, working capital and general corporate purposes. The 2009 Credit Facility also permitted up to $100 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders.

Financing costs of $5.2 million paid to establish the 2009 Credit Facility were deferred and were being amortized to interest expense over the life of the 2009 Credit Facility. No amounts were drawn under the 2009 Credit Facility in 2009 or 2010.

On November 30, 2010, we terminated the 2009 Credit Facility. Concurrent with the termination of the 2009 Credit Facility, we established a $400 million, five-year senior secured term loan facility (the Term Loan Facility), and a $500 million, five-year senior secured revolving credit facility (the Revolving Credit Facility and, together with the Term Loan Facility, the 2010 Credit Facility) with JP Morgan Chase Bank, Royal Bank of Canada, and certain other lenders. The 2010 Credit Facility was established primarily to finance our acquisition of Qualitest and is available for working capital and general corporate purposes. The agreement governing the 2010 Credit Facility (the 2010 Credit Agreement) also permits up to $200 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders with the consent of the JP Morgan Chase Bank (the Administrative Agent) without the need for consent from any of the existing lenders under the 2010 Credit Facility.

The obligations of the Company under the 2010 Credit Facility are guaranteed by certain of the Company’s domestic subsidiaries and are secured by substantially all of the assets of the Company and the subsidiary guarantors. The 2010 Credit Facility contains certain usual and customary covenants, including, but not limited to covenants to maintain maximum leverage and minimum interest coverage ratios. Borrowings under the 2010 Credit Facility will bear interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s Leverage Ratio. For term loans and revolving loans (other than Swing Line Loans), the Company may elect to pay interest based on an adjusted LIBOR rate plus between 2.00% and 2.75% or an Alternate Base Rate (as defined in the 2010 Credit Agreement) plus between 1.00% and 1.75%. The Company will also pay a commitment fee of between 35 to 50 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility. As of the date of this filing, the Company has not drawn any amounts under the 2010 Credit Facility.

Financing costs of $16.5 million paid to establish the 2010 Credit Facility were deferred and are being amortized to interest expense over the life of the 2010 Credit Facility. Financing costs associated with the 2009 Credit Facility not yet amortized as of November 30, 2010 totaled approximately $3.2 million on November 30, 2010. In accordance with the applicable accounting guidance for debt modifications, approximately $0.3 million of this amount was written off in proportion to decreased lending capacity provided by certain individual loan syndicates with a corresponding charge to earnings. The remaining $2.9 million was deferred and will be amortized over the life of the 2010 Credit Facility.

We recognized $5.4 million of interest expense related to our 2010 Credit Facility and 2009 Credit Facility for the year ended December 31, 2010.

7.00% Senior Notes Due 2020

In November 2010, we issued $400 million in aggregate principal amount of 7.00% Senior Notes due 2020 (the Senior Notes) at an issue price of 99.105%. The Senior Notes were issued in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Senior Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries. Interest on the Senior Notes is payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The Senior Notes will mature on December 15, 2020, subject to earlier repurchase or redemption in accordance with the terms of the Indenture incorporated by reference herein. We received proceeds of approximately $386.6 million from the issuance, net of the initial purchaser’s discount and certain other costs of the offering.

On or after December 15, 2015, the Company may on any one or more occasions redeem all or a part of the Senior Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest, if any, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Payment Dates (between indicated dates)	Redemption Percentage
From December 15, 2015 to and including December 14, 2016	103.500%
From December 15, 2016 to and including December 14, 2017	102.333%
From December 15, 2017 to and including December 14, 2018	101.167%
From December 15, 2018 and thereafter	100.000%

In addition, at any time prior to December 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes at a specified redemption price set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any. If the Company experiences certain change of control events, it must offer to repurchase the Senior Notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any.

The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of its restricted subsidiaries to incur certain additional indebtedness and issue preferred stock, make restricted payments, sell certain assets, agree to any restrictions on the ability of restricted subsidiaries to make payments to the Company, create certain liens, merge, consolidate, or sell substantially all of the Company’s assets, or enter into certain transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the Senior Notes receiving investment grade credit ratings.

We recognized $3.1 million of interest expense related to our Senior Notes for the year ended December 31, 2010.

1.75 % Convertible Senior Subordinated Notes Due 2015

In April 2008, we issued $379.5 million in aggregate principal amount of 1.75% Convertible Senior Subordinated Notes due April 15, 2015 (the Convertible Notes) in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

We received proceeds of approximately $370.7 million from the issuance, net of the initial purchaser’s discount and certain other costs of the offering. Interest is payable semi-annually in arrears on each April 15 and October 15 with the first interest payment being made on October 15, 2008. The Convertible Notes will mature on April 15, 2015, unless earlier converted or repurchased by us.

Holders of the Convertible Notes may convert their notes based on a conversion rate of 34.2466 shares of our common stock per $1,000 principal amount of notes (the equivalent of $29.20 per share), subject to adjustment upon certain events, only under the following circumstances as described in the Indenture for the Convertible Notes (the Indenture): (1) during specified periods, if the price of our common stock reaches specified thresholds; (2) if the trading price of the Convertible Notes is below a specified threshold; (3) at any time after October 15, 2014; or (4) upon the occurrence of certain corporate transactions. We will be permitted to deliver cash, shares of Endo common stock or a combination of cash and shares, at our election, to satisfy any future conversions of the Convertible Notes. It is our current intention to settle the principal amount of any conversion consideration in cash.

Concurrently with the issuance of the Convertible Notes, we entered into a privately-negotiated convertible note hedge transaction with affiliates of the initial purchasers. Pursuant to the hedge transaction we purchased common stock call options intended to reduce the potential dilution to our common stock upon conversion of the Convertible Notes by effectively increasing the initial conversion price of the Notes to $40.00 per share, representing a 61.1% conversion premium over the closing price of our common stock on April 9, 2008 of $24.85 per share. The call options allow us to purchase up to approximately 13.0 million shares of our common stock at an initial strike price of $29.20 per share. The call options expire on April 15, 2015 and must be net-share settled. The cost of the call option was approximately $107.6 million. In addition, we sold warrants to affiliates of certain of the initial purchasers whereby they have the option to purchase up to approximately 13.0 million shares of our common stock at an initial strike price of $40.00 per share. The warrants expire on various dates from July 14, 2015 through October 6, 2015 and must be net-share settled. We received approximately $50.4 million in cash proceeds from the sale of these warrants. The warrant transaction could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants at exercise.

As part of our broader share repurchase program described in Note 13, we also entered into a privately-negotiated accelerated share repurchase agreement with the same counterparty. We used approximately $314 million of the net proceeds from the Convertible Notes, together with approximately $11 million of cash on hand, to repurchase a variable number of shares of our common stock pursuant to the accelerated share repurchase agreement entered into as part of our broader share repurchase program. Pursuant to the accelerated share repurchase agreement, the counterparty delivered 11.9 million shares of our common stock to the Company on the day that the Convertible Note offering closed, April 15, 2008. On August 14, 2008, Endo received approximately 1.4 million additional shares of our common stock based on the volume-weighted average price of our common stock during a specified averaging period set forth by the accelerated share repurchase agreement.

The Company has reserved previously authorized shares of common stock for issuance pursuant to the aforementioned Convertible Notes transaction, the convertible note hedge transaction, and the warrant.

We accounted for the call options, warrants, and accelerated share repurchase agreement in accordance with the guidance regarding the accounting for convertible debt instruments that may be settled in cash upon conversion. The call options, warrants, and accelerated share repurchase agreement meet the requirements to be accounted for as equity instruments. The cost of the call options and the proceeds related to the sale of the warrants are included in additional paid-in capital in our Consolidated Balance Sheets as of December 31, 2010 and 2009. The common stock acquired through the accelerated share repurchase agreement has been included in treasury stock in our Consolidated Balance Sheets as of December 31, 2010 and 2009.

As discussed in Note 2, on January 1, 2009 the Company retrospectively adopted the provisions of the authoritative guidance relating to the accounting for convertible debt instruments. The guidance requires that issuers of convertible debt instruments that may be settled in cash or other assets on conversion to separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized in subsequent periods.

As a result of our adoption, we separated the debt portion of our Convertible Notes from the equity portion at their fair value retrospective to the date of issuance and are amortizing the resulting discount into interest expense over the life of the Convertible Notes.

In order to determine the fair value of the debt portion and equity portion of our Convertible Notes, we first attempted to use a market approach by identifying prices and other relevant information generated by market transactions at or near the issuance date of our Convertible Notes, that involved comparable companies issuing nonconvertible debt with similar embedded features (other than the conversion feature). We were unable to identify any such transactions. As a result, the Company determined that an expected present value technique, or income approach that maximizes the use of observable market inputs is the preferred approach to measure the fair value of the debt and equity components of our Convertible Notes. Specifically, the Company used an income approach known as the binomial lattice model.

To calculate the fair value of the debt and equity components of our Convertible Notes, the Company constructed a binomial lattice to model future changes in the equity value of the Company, and a convertible bond lattice for the Convertible Notes, which incorporated certain inputs and assumptions, including scheduled coupon and principal payments, the conversion feature inherent in the Convertible Notes, the put feature inherent in the Convertible Notes, and a stock price volatility of 36% that was based on historic volatility of the Company’s common stock and other factors.

An implied credit spread of 6.12% was calculated based on the results of the convertible bond lattice described above. The fair value of the debt component was then calculated by discounting the coupon and principal payments of the Convertible Notes with a risk free interest rate of 2.97% and the implied credit spread of 6.12%, which collectively represent the Company’s estimated nonconvertible debt borrowing rate of 9.09%. As a result of this analysis, the fair value of the debt component of our Convertible Notes was determined to be $237.3 million on the date of issuance.

As a result of the retrospective adoption, we recorded an adjustment to our Consolidated Balance Sheet as of April 15, 2008 to separate the debt and equity components of our Convertible Notes. This adjustment resulted in a reclassification out of Convertible Senior Subordinated Notes Due 2015 into Additional Paid-In Capital of $142.2 million, which represents the fair value of the equity component of our Convertible Notes on the date of issuance.

In addition, we were required to reclassify the portion of the initial purchaser’s discount and certain other costs of the offering that were attributable to the equity component of our Convertible Notes. The initial purchaser’s discount and certain other costs of the offering were originally recorded as a contra-liability account applied to the face amount of the Convertible Notes and were being amortized to interest expense utilizing the effective interest method. Upon adoption, we recorded an adjustment out of the contra- liability account and into Additional Paid-In Capital of $3.3 million, which represents the portion of the original purchaser’s discount and certain other costs of the offering that are relate to the equity component of our Convertible Notes.

The adoption resulted in the recognition of an additional $10.4 million of interest expense and a reduction to our income tax expense of $4.0 million for the year ended December 31, 2008. Accordingly, we recorded a $6.4 million adjustment to beginning retained earnings in our December 31, 2009 Consolidated Balance Sheet.

The carrying values of the debt and equity components of our Convertible Notes at December 31, 2010 and December 31, 2009 are as follows (in thousands):

	December 31, 2010	December 31, 2009
Principal amount of Convertible Notes	$379,500	$379,500
Unamortized discount related to the debt component(1)	(100,578)	(119,221)

Net carrying amount of the debt component	$278,922	$260,279

Carrying amount of the equity component	$142,199	$142,199

(1)	Represents the unamortized portion of the original purchaser’s discount and certain other costs of the offering as well as the unamortized portion of the discount created from the separation of the debt portion of our Convertible Notes from the equity portion. This discount will be amortized to interest expense over the term of the Convertible Notes.

We recognized $28.0 million of interest expense related to our Convertible Notes for the year ended December 31, 2010, $9.3 million of which related to the contractual interest payments and $18.6 million of which related to the amortization of the debt discount and certain other costs of the offering. During the year ended December 31, 2009, we recognized $23.8 million of interest expense related to our Convertible Notes, $6.6 million of which related to the contractual interest payments and $17.2 million of which related to the amortization of the debt discount and certain other costs of the offering.

Convertible Notes Due July 2009

As a result of our acquisition of Indevus, the Company assumed Indevus’ 6.25% Convertible Senior Notes due July 2009 (the Indevus Notes). Pursuant to the Indenture governing the Indevus Notes, within 30 days of the effective date of the Merger, holders of the Indevus Notes had the right to tender their notes for the principal amount of the Indevus Notes plus any accrued and unpaid interest. During this 30-day period, approximately $3.6 million in aggregate principal amount of Indevus Notes were tendered and the Company paid this amount in April 2009.

The Notes matured on July 15, 2009. Accordingly, the Company paid the remaining $68.3 million in outstanding principal to satisfy the Notes in their entirety.

Non-recourse Notes

On August 26, 2008, Indevus closed a private placement to institutional investors of $105.0 million in aggregate principal amount of 16% non-convertible, non-recourse, secured promissory notes due 2024 (Non-recourse notes). The Non-recourse notes were issued by Ledgemont Royalty Sub LLC (Royalty Sub), which was a wholly-owned subsidiary of Indevus at the time of the Non-recourse note issuance and subsequently became a wholly-owned subsidiary of the Company upon our acquisition of Indevus. As of the Indevus Acquisition Date, the Company recorded these notes at their fair value of approximately $115.2 million and began amortizing these notes to their face value of $105.0 million at maturity in 2024.

In August 2009, the Company commenced a cash tender offer for any and all outstanding Non-recourse notes. The purpose of the tender offer was to acquire any and all Notes to reduce our consolidated interest expense. The tender offer included an early tender deadline, whereby holders of the Non-recourse notes could early tender and receive the total early consideration of $1,000 per $1,000 principal amount of the Non-recourse notes. Holders who tendered their Non-recourse notes after such time and at or prior to the expiration of the tender offer period were eligible to receive the tender offer consideration of $950 per $1,000 principal amount of Non-recourse notes, which was the total early consideration less the early tender payment. The tender offer expired on September 24, 2009, at 5:00 p.m., New York City time (the Expiration Time). As of the Expiration Time, $48 million in Non-recourse notes had been validly tendered and not withdrawn. The Company accepted for payment and purchased Non-recourse notes at a purchase price of $1,000 per $1,000 principal amount, for a total amount of approximately $48 million (excluding accrued and unpaid interest up to, but not including, the payment date for the Non-recourse notes, fees and other expenses in connection with the tender offer). The aggregate principal amount of Non-recourse notes purchased represents approximately 46% of the $105 million aggregate principal amount of Non-recourse notes that were outstanding prior to the Expiration Time. Accordingly, the Company recorded a $4.0 million gain on the extinguishment of debt, net of transaction costs. The gain was calculated as the difference between the aggregate amount paid to purchase the Non-recourse notes and their carrying amount.

During the third quarter of 2010, Endo notified the holders of its intent to exercise its option to redeem the remaining $57 million of principal at 108% of the principal amount for approximately $62 million (amount excludes accrued and unpaid interest) on November 5, 2010. The notes were redeemed in November 2010.

Other Debt

In connection with our acquisition of HealthTronics, we assumed $40 million in outstanding debt drawn under the HealthTronics Senior Credit Facility. The Company repaid those amounts, including unpaid interest, on July 2, 2010 and the HealthTronics Senior Credit Facility was terminated as a result of the acquisition.

Upon our acquisition of HealthTronics, we also assumed $4.6 million in notes related to equipment purchased by HealthTronics’ limited partnerships, which indebtedness we believe will be repaid from the cash flows of the partnerships. Since our acquisition in July of 2010, our partnerships repaid certain of these notes and financed additional purchases of equipment by obtaining additional similar notes. The carrying amount of our partnership’s notes associated with the purchase of equipment is $5.2 million at December 31, 2010. These notes bear interest at either a fixed rate of five to eight percent or LIBOR or prime plus a certain premium and are due over the next four years.

Maturities

Maturities on long-term debt for each of the next five years as of December 31, 2010 are as follows (in thousands):

December 31, 2010
2011	$24,993
2012	34,246
2013	40,344
2014	45,154
2015	260,033

NOTE 19. SUBSEQUENT EVENTS

Long-Term Incentive Compensation

In early 2011, long-term incentive compensation in the form of approximately 1.4 million stock options, 0.7 million restricted stock units and 0.2 million performance shares were granted to employees. Stock options will generally vest over four years and expire ten years from the date of the grant. Restricted stock units will vest over four years and the performance shares will vest at the end of the cumulative 3-year performance period. The exercise price of the options granted was equal to the closing price on the dates of grant. The grant date fair value of the stock options, restricted stock units, and performance shares granted was approximately $45.1 million.

NOTE 20. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except per share data)
2010(1)
Total revenues	$364,412	$396,524	$444,103	$511,190
Gross profit	$270,339	$289,308	$310,183	$341,642
Operating income	$106,307	$93,605	$115,932	$149,522
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$60,355	$51,460	$54,206	$92,985
Net income per share attributable to Endo Pharmaceuticals Holdings Inc. (basic)	$0.51	$0.44	$0.47	$0.80
Net income per share attributable to Endo Pharmaceuticals Holdings Inc. (diluted)	$0.51	$0.44	$0.46	$0.77
Weighted average shares (basic)	117,347	116,060	115,469	115,781
Weighted average shares (diluted)	118,031	116,660	116,597	120,516

2009(2)
Total revenues	$335,300	$373,108	$361,027	$391,406
Gross profit	$252,291	$278,039	$263,720	$291,733
Operating income	$77,466	$64,916	$84,314	$163,328
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$39,037	$30,029	$49,422	$147,848
Net income per share attributable to Endo Pharmaceuticals Holdings Inc. (basic)	$0.33	$0.26	$0.42	$1.26
Net income per share attributable to Endo Pharmaceuticals Holdings Inc. (diluted)	$0.33	$0.26	$0.42	$1.25
Weighted average shares (basic)	116,822	117,158	117,207	117,261
Weighted average shares (diluted)	117,209	117,350	117,643	117,859

Quarterly and year to date computations of per share amounts are made independently; therefore, the sum of the per share amounts for the quarters may not equal the per share amounts for the year.

(1)	Operating income for the year ended December 31, 2010 was impacted by milestone payments to collaborative partners of $3.0 million, $15.9 million, $0.3 million and $4.7 million in the first, second, third and fourth quarters, respectively. Operating income for the year ended December 31, 2010 was also impacted by (1) the acquisition-related costs (income) of $1.5 million, $4.8 million, $25.0 million and $(12.3) million during the first, second, third and fourth quarters, respectively (2) impairment charges of $13.0 million relating to pagoclone during the second quarter and impairment charges of $22.0 million relating to octreotide during the fourth quarter (3) inventory step-up of $1.3 million and $5.0 million during the third and fourth quarters, respectively (4) amortization expense relating to intangible assets of $17.3 million, $17.3 million, $19.6 million and $30.4 million during the first, second, third and fourth quarters, respectively.
(2)

Operating income for the year ended December 31, 2009 was impacted by milestone payments to collaborative partners of $9.4 million, $21.0 million, $30.7 million and $16.0 million in the first, second, third and fourth quarters, respectively. Operating income for the year ended December 31, 2009 was also impacted by (1) the Indevus acquisition-related costs (income) of $26.4 million, $35.0 million, ($20.2) million and ($134.3) million during the first, second, third and fourth quarters, respectively (2) impairment charges of $69.0 million relating to Pro2000 and AveedTM during the fourth quarter (3) inventory step-up of $1.6 million, $3.6 million, $5.9 million and $0.2 million during the first, second, third and fourth quarters, respectively and (4) amortization expense relating to developed technology assets of $11.4 million, $15.6 million, $16.7 million and $19.2 million during the first, second, third and fourth quarters, respectively.

NOTE 21. SUPPLEMENTAL GUARANTOR INFORMATION

The Senior Notes are fully and unconditionally guaranteed on an unsecured senior basis by the following fourteen subsidiaries (together, the Guarantor Subsidiaries):

• Endo Pharmaceuticals Inc.	• Endo Pharmaceuticals Solutions Inc.

• Endo Pharmaceuticals Valera Inc.	• Ledgemont Royalty Sub LLC

• Generics International (US Parent), Inc.	• Generics International (US Midco), Inc.

• Generics International (US Holdco), Inc.	• Generics International (US), Inc.

• Generics Bidco I, LLC	• Generics Bidco II, LLC

• Quartz Specialty Pharmaceuticals, LLC	• Moores Mill Properties LLC

• Wood Park Properties LLC	• Vintage Pharmaceuticals, LLC

Each of the Guarantor Subsidiaries is 100 percent owned by us.

The following supplemental condensed consolidating financial information presents the Condensed Consolidated Balance Sheets as of December 31, 2010 and 2009, the Condensed Consolidated Statements of Operations for the years ended December 31, 2010, 2009, and 2008 and the Condensed Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009, and 2008, for the Guarantor Subsidiaries as a group, and separately for our non-Guarantor Subsidiaries as a group.

The condensed consolidating financial statements are presented using the equity method of accounting for its investments in 100% owned subsidiaries. Under the equity method, the investments in subsidiaries are recorded at cost and adjusted for our share of the subsidiaries cumulative results of operations, capital contributions, distributions and other equity changes. The elimination entries principally eliminate investments in subsidiaries and intercompany balances and transactions. The financial information in this footnote should be read in conjunction with the consolidated financial statements presented and other notes related thereto contained in this Annual Report on Form 10-K for the year ended December 31, 2010.

CONDENSED CONSOLIDATING BALANCE SHEET

(In thousands)

	As of December 31, 2010
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,400	$404,169	$16,645	$—	$466,214
Accounts receivable, net	—	514,566	33,246	(5)	547,807
Inventories, net	—	168,003	10,802	—	178,805
Prepaid expenses and other current assets	—	18,091	4,750	—	22,841
Income taxes receivable	5,858	(8,814)	6,099	—	3,143
Deferred income taxes	—	130,933	9,791	—	140,724

Total current assets	51,258	1,226,948	81,333	(5)	1,359,534
INTERCOMPANY RECEIVABLES	(69,344)	3,013,958	6,866	(2,951,480)	—
MARKETABLE SECURITIES	—	23,509	—	—	23,509
PROPERTY, PLANT AND EQUIPMENT, NET	—	186,109	29,186	—	215,295
GOODWILL	—	561,725	153,280	—	715,005
OTHER INTANGIBLES, NET	—	1,460,295	71,465	—	1,531,760
INVESTMENT IN SUBSIDIARIES	3,302,001	(32)	—	(3,301,969)	—
OTHER ASSETS	—	62,964	4,322	—	67,286

TOTAL ASSETS	$3,283,915	$6,535,476	$346,452	$(6,253,454)	$3,912,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$238,374	$2,740	$—	$241,114
Accrued expenses	1,388	456,063	12,275	(5)	469,721
Current portion of long-term debt	22,500	—	2,493	—	24,993

Total current liabilities	23,888	694,437	17,508	(5)	735,828
INTERCOMPANY PAYABLES	460,776	2,431,113	59,591	(2,951,480)	—
DEFERRED INCOME TAXES	7,472	222,118	(12,256)	—	217,334
ACQUISITION-RELATED CONTINGENT CONSIDERATION	7,050	9,000	—	—	16,050
LONG-TERM DEBT, LESS CURRENT PORTION, NET	1,043,138	—	2,663	—	1,045,801
OTHER LIABILITIES	—	83,553	10,494	—	94,047
STOCKHOLDERS’ EQUITY:
Preferred Stock	—	—	—	—	—
Common Stock	1,363	—	—	—	1,363
Additional paid-in capital	860,882	1,833,515	214,844	(2,048,359)	860,882
Retained earnings (deficit)	1,364,297	1,262,901	(8,130)	(1,254,771)	1,364,297
Accumulated other comprehensive income (loss)	(1,161)	(1,161)	—	1,161	(1,161)
Treasury stock	(483,790)	—	—	—	(483,790)

Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	1,741,591	3,095,255	206,714	(3,301,969)	1,741,591
Noncontrolling interests	—	—	61,738	—	61,738

Total stockholders’ equity	1,741,591	3,095,255	268,452	(3,301,969)	1,803,329

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,283,915	$6,535,476	$346,452	$(6,253,454)	$3,912,389

CONDENSED CONSOLIDATING BALANCE SHEET

(In thousands)

	As of December 31, 2009
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,586	$665,720	$156	$—	$708,462
Restricted cash	—	1,515	—	—	1,515
Marketable securities	—	25,275	—	—	25,275
Accounts receivable, net	—	323,501	—	—	323,501
Inventories, net	—	84,969	(76)	—	84,893
Prepaid expenses and other current assets	—	17,081	—	—	17,081
Auction-rate securities rights, at fair value	—	15,659	—	—	15,659
Income taxes receivable	—	13,762	—	—	13,762
Deferred income taxes	—	90,433	—	—	90,433

Total current assets	42,586	1,237,915	80	—	1,280,581
INTERCOMPANY RECEIVABLES	10,470	748,459	7,772	(766,701)	—
MARKETABLE SECURITIES	—	211,792	—	—	211,792
PROPERTY, PLANT AND EQUIPMENT, NET	—	47,529	—	—	47,529
GOODWILL	—	302,628	(94)	—	302,534
OTHER INTANGIBLES, NET	—	609,909	—	—	609,909
INVESTMENT IN SUBSIDIARIES	1,912,746	(35)	—	(1,912,711)	—
OTHER ASSETS	—	36,458	—	—	36,458

TOTAL ASSETS	$1,965,802	$3,194,655	$7,758	$(2,679,412)	$2,488,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$176,076	$—	$—	$176,076
Accrued expenses	1,383	285,223	—	—	286,606
Income taxes payable	—	9,491	7	—	9,498

Total current liabilities	1,383	470,790	7	—	472,180
INTERCOMPANY PAYABLES	156,709	602,206	7,786	(766,701)	—
DEFERRED INCOME TAXES	—	49,180	—	—	49,180
ACQUISITION-RELATED CONTINGENT CONSIDERATION	50,020	8,450	—	—	58,470
LONG-TERM DEBT, LESS CURRENT PORTION, NET	260,279	62,255	—	—	322,534
OTHER LIABILITIES	—	89,028	—	—	89,028
STOCKHOLDERS’ EQUITY:
Preferred Stock	—	—	—	—	—
Common Stock	1,350	—	—	—	1,350
Additional paid-in capital	817,467	891,886	—	(891,886)	817,467
Retained earnings	1,105,291	1,022,741	(35)	(1,022,706)	1,105,291
Accumulated other comprehensive loss	(1,881)	(1,881)	—	1,881	(1,881)
Treasury stock	(424,816)	—	—	—	(424,816)

Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	1,497,411	1,912,746	(35)	(1,912,711)	1,497,411
Noncontrolling interests	—	—	—	—	—

Total stockholders’ equity	1,497,411	1,912,746	(35)	(1,912,711)	1,497,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,965,802	$3,194,655	$7,758	$(2,679,412)	$2,488,803

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(In thousands)

	For the Year Ended December 31, 2010
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
TOTAL REVENUES	$—	$1,633,328	$102,144	$(19,243)	$1,716,229
COSTS AND EXPENSES:
Cost of revenues	—	470,339	53,661	(19,243)	504,757
Selling, general and administrative	61	530,143	17,401	—	547,605
Research and development	—	144,525	—	—	144,525
Impairment of other intangible assets	—	35,000	—	—	35,000
Acquisition-related items	(42,970)	46,635	15,311	—	18,976

OPERATING INCOME	42,909	406,686	15,771	—	465,366

INTEREST EXPENSE (INCOME), NET	23,953	22,681	(33)	—	46,601
OTHER INCOME, NET	—	(1,427)	(506)	—	(1,933)

INCOME BEFORE INCOME TAX	18,956	385,432	16,310	—	420,698

INCOME TAX (BENEFIT) EXPENSE	(7,985)	145,272	(3,609)	—	133,678
EQUITY FROM EARNINGS (LOSS) IN SUBSIDIARIES	232,065	—	—	(232,065)	—

CONSOLIDATED NET INCOME (LOSS)	259,006	240,160	19,919	(232,065)	287,020

Less: Net income attributable to noncontrolling interests	—	—	28,014	—	28,014

NET INCOME (LOSS) ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$259,006	$240,160	$(8,095)	$(232,065)	$259,006

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(In thousands)

	For the Year Ended December 31, 2009
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
TOTAL REVENUES	$—	$1,460,841	$—	$—	$1,460,841
COSTS AND EXPENSES:
Cost of revenues	—	375,058	—	—	375,058
Selling, general and administrative	14,415	520,088	20	—	534,523
Research and development	—	185,317	—	—	185,317
Impairment of other intangible assets	—	69,000	—	—	69,000
Acquisition-related items	(122,840)	29,759	—	—	(93,081)

OPERATING INCOME (LOSS)	108,425	281,619	(20)	—	390,024

INTEREST EXPENSE, NET	23,172	14,546	—	—	37,718
OTHER INCOME, NET	—	(3,329)	—	—	(3,329)
GAIN ON EXTINGUISHMENT OF DEBT, NET	—	(4,025)	—	—	(4,025)

INCOME (LOSS) BEFORE INCOME TAX	85,253	274,427	(20)	—	359,660

INCOME TAX	9,600	83,724	—	—	93,324
EQUITY FROM EARNINGS (LOSS) IN SUBSIDIARIES	190,683	(20)	—	(190,663)	—

CONSOLIDATED NET INCOME (LOSS)	266,336	190,683	(20)	(190,663)	266,336

Less: Net income attributable to noncontrolling interests	—	—	—	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$266,336	$190,683	$(20)	$(190,663)	$266,336

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(In thousands)

	For the Year Ended December 31, 2008
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
TOTAL REVENUES	$—	$1,260,536	$—	$—	$1,260,536
COSTS AND EXPENSES:
Cost of revenues	—	267,235	—	—	267,235
Selling, general and administrative	—	488,049	14	—	488,063
Research and development	—	110,211	—	—	110,211
Impairment of other intangible assets	—	8,083	—	—	8,083
Purchased in-process research and development	—	(530)	—	—	(530)

OPERATING INCOME	—	387,488	(14)	—	387,474

INTEREST EXPENSE (INCOME), NET	4,802	(10,908)	(1)	—	(6,107)
OTHER EXPENSE, NET	—	1,753	—	—	1,753

(LOSS) INCOME BEFORE INCOME TAX	(4,802)	396,643	(13)	—	391,828

INCOME TAX	—	136,492	—	—	136,492
EQUITY FROM EARNINGS (LOSS) IN SUBSIDIARIES	260,138	(13)	—	(260,125)	—

CONSOLIDATED NET (LOSS) INCOME	255,336	260,138	(13)	(260,125)	255,336

Less: Net income attributable to noncontrolling interests	—	—	—	—	—

NET (LOSS) INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$255,336	$260,138	$(13)	$(260,125)	$255,336

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(In thousands)

	For the Year Ended December 31, 2010
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	15,435	179,754	258,457	—	453,646

INVESTING ACTIVITIES:
Purchases of property and equipment	—	(15,500)	(4,391)	—	(19,891)
Proceeds from sales of trading securities	—	231,125	—	—	231,125
Proceeds from sale of property and equipment	—	356	—	—	356
License fees	—	(400)	—	—	(400)
Acquisitions, net of cash acquired	—	(896,966)	(208,074)	—	(1,105,040)
Other investments	—	(2,473)	—	—	(2,473)

Net cash used in investing activities	—	(683,858)	(212,465)	—	(896,323)

FINANCING ACTIVITIES:
Capital lease obligations repayments	—	(313)	—	—	(313)
Tax benefits of stock awards	—	1,944	—	—	1,944
Deferred financing fees	(13,563)	—	—	—	(13,563)
Exercise of Endo Pharmaceuticals Holdings Inc. Stock Options	20,883	—	—	—	20,883
Principal payments on HealthTronics senior credit facility	—	(40,000)	—	—	(40,000)
Principal payments on Qualitest debt	—	(406,758)	—	—	(406,758)
Principal payments on debt	—	(61,559)	—	—	(61,559)
Net proceeds from issuance of debt	786,576	—	—	—	786,576
Proceeds from other indebtedness, net	—	1,696	—	—	1,696
Purchase of common stock	(58,974)	—	—	—	(58,974)
Distributions to noncontrolling interests	—	—	(28,870)	—	(28,870)
Buy-out of noncontrolling interests, net of contributions	—	—	(633)	—	(633)
Intercompany	(747,543)	747,543	—	—	—

Net cash provided by (used in) financing activities	(12,621)	242,553	(29,503)	—	200,429

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,814	(261,551)	16,489	—	(242,248)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,586	665,720	156	—	708,462

CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,400	$404,169	$16,645	$—	$466,214

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(In thousands)

	For the Year Ended December 31, 2009
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by operating activities	(2)	295,408	—	—	295,406

INVESTING ACTIVITIES:
Purchases of property and equipment	—	(12,415)	—	—	(12,415)
Proceeds from sales of trading securities	—	23,750	—	—	23,750
License fees	—	(4,485)	—	—	(4,485)
Acquisitions, net of cash acquired	—	(250,359)	—	—	(250,359)
Other investments	—	(2,000)	—	—	(2,000)

Net cash (used in) investing activities	—	(245,509)	—	—	(245,509)

FINANCING ACTIVITIES:
Capital lease obligations repayments	—	(250)	—	—	(250)
Tax benefits of stock awards	—	717	—	—	717
Deferred financing fees	—	(5,162)	—	—	(5,162)
Exercise of Endo Pharmaceuticals Holdings Inc. Stock Options	8,037	—	—	—	8,037
Principal payments on debt	—	(120,470)	—	—	(120,470)

Net cash provided by (used in) financing activities	8,037	(125,165)	—	—	(117,128)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,035	(75,266)	—	—	(67,231)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	34,551	740,986	156	—	775,693

CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,586	$665,720	$156	$—	$708,462

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(In thousands)

	For the Year Ended December 31, 2008
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by operating activities	111,258	244,213	156	—	355,627

INVESTING ACTIVITIES:
Purchases of property and equipment	—	(17,428)	—	—	(17,428)
Purchases of available-for-sale securities	—	(134,211)	—	—	(134,211)
Proceeds from sales of trading securities	—	975	—	—	975
Proceeds from sales of available-for-sale securities	—	447,111	—	—	447,111
Proceeds from sale of property and equipment	—	27	—	—	27
Principal payments on note receivable	—	3,333	—	—	3,333
License fees	—	(85,000)	—	—	(85,000)
Acquisitions, net of cash acquired	—	(15,000)	—	—	(15,000)
Other investments	—	(20,000)	—	—	(20,000)

Net cash provided by investing activities	—	179,807	—	—	179,807

FINANCING ACTIVITIES:
Capital lease obligations repayments	—	(625)	—	—	(625)
Tax sharing payments to Endo Pharma LLC	—	(671)	—	—	(671)
Tax benefits of stock awards	—	307	—	—	307
Exercise of Endo Pharmaceuticals Holdings Inc. Stock Options	2,235	—	—	—	2,235
Net proceeds from issuance of debt	370,740	—	—	—	370,740
Purchase of hedge on convertible senior subordinated notes due 2015	(107,607)	—	—	—	(107,607)
Sale of common stock warrants	50,371	—	—	—	50,371
Purchase of common stock	(424,816)	—	—	—	(424,816)

Net cash used in financing activities	(109,077)	(989)	—	—	(110,066)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,181	423,031	156	—	425,368
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32,370	317,955	—	—	350,325

CASH AND CASH EQUIVALENTS, END OF PERIOD	$34,551	$740,986	$156	$—	$775,693

Item 15.	Exhibits, Financial Statement Schedules

Documents filed as part of this Annual Report on Form 10-K

1.	Consolidated Financial Statements: See accompanying Index to Consolidated Financial Statements.

2.	Consolidated Financial Statement Schedule:

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Period	Additions, Costs and Expenses	Deductions, Write-offs	Balance at End of Period
Allowance For Doubtful Accounts:
Year Ended December 31, 2008	$1,465	$—	$—	$1,465

Year Ended December 31, 2009	$1,465	$—	$(442)	$1,023

Year Ended December 31, 2010	$1,023	$855	$(748)	$1,130

All other financial statement schedules have been omitted because they are not applicable or the required information is included in the Consolidated Financial Statements or notes thereto.

3.	Exhibits: The information called for by this item is incorporated by reference to the Exhibit Index of this Report.